Exhibit 10.1

Execution Version
CREDIT AGREEMENT

Dated as of December 22, 2020

among
CLOUDERA, INC.
as Borrower,
THE LENDERS PARTY HERETO
and
CITIBANK, N.A.,
as Administrative Agent and Collateral Agent
____________________________________________________________
CITIBANK, N.A.,
BOFA SECURITIES, INC.
JPMORGAN CHASE BANK, N.A. and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Bookrunners

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Schedules
Schedule I        –     Commitments
Schedule II         –     Subsidiary Guarantors
Schedule 1.01(b)     –     Existing Contracts Prohibiting Subsidiary Guarantees
Schedule 4.07        –     Litigation
Schedule 4.13         –     Subsidiaries
Schedule 5.11         –     Post-Closing Obligations
Schedule 6.01(c)    –     Existing Liens
Schedule 6.07(a)    –     Existing Investments
Schedule 6.08(h)     –     Existing Indebtedness
Schedule 6.09         –     Burdensome Agreements
Schedule 6.13        –     Transactions with Affiliates
Exhibits
Exhibit A        –     Form of Note
Exhibit B        –     Form of Notice of Borrowing
Exhibit C        –     Form of Assignment and Assumption
Exhibit D-1 – D-4    –     Form of Tax Compliance Certificates
Exhibit E        –     Form of Solvency Certificate
Exhibit F        –     Form of Compliance Certificate

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This CREDIT AGREEMENT, dated as of December 22, 2020 (including the Schedules and Exhibits hereto and as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among CLOUDERA, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I), and CITIBANK, N.A., as administrative agent hereunder (in such capacity, the “Administrative Agent”) and as Collateral Agent hereunder and under the Security and Guarantee Documents for the Lenders.
The Borrower has requested that the Lenders extend credit in the form of Term Loans (such term and each other capitalized term used in this paragraph and not otherwise defined above shall have the meaning assigned to such term in Article I) on the Closing Date in an aggregate principal amount not in excess of $500.0 million.
The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto, intending to be legally bound, agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Acquired Entity” has the meaning assigned to such term in Section 6.07(i).
“Administrative Agent” has the meaning specified in the preamble hereto, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” has the meaning assigned to such term in Section 9.18.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means Citibank, N.A., in its capacities as Administrative Agent and Collateral Agent.
“Agent’s Account” means the account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.
“Agreement” has the meaning specified in the preamble hereto.
“All-in Yield” shall mean, as to any Indebtedness, the yield thereon payable by the Borrower to all lenders providing such Indebtedness, as reasonably determined by the Administrative Agent in consultation with the Borrower, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such loans);

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provided, further, that with respect to any Indebtedness that includes a “LIBOR floor” or a “Base Rate floor”, (a) to the extent that the LIBOR Rate or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the All-in Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the All-in Yield and (b) to the extent that the LIBOR Rate or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the All-in Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-in Yield; and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees and customary consent fees for an amendment paid generally to consenting lenders.
“Annual Compliance Certificate” has the meaning specified in Section 5.07(b).
“Anti-Corruption Laws” means all laws, treaties, rules and regulations of any jurisdiction applicable to the Borrower or any of the Subsidiaries or any of their Affiliates concerning or relating to bribery or corruption (including the United States Foreign Corrupt Practices Act of 1977, as amended).
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Loan.
“Applicable Margin” means, with respect to the Term Loans, (x) in the case of Eurocurrency Rate Loans, 2.50% per annum and (y) in the case of Base Rate Loans, 1.50% per annum.
“Appropriate Lender” means, at any time, with respect to a Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan, an Extended Term Loan, any Specified Refinancing Debt or a Specified Incremental Term Loan, as applicable, at such time.
“Approved Fund” means, with respect to any Lender, any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Citibank, N.A., BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc.
“Asset Sale” means the Disposition (including by way of merger, casualty, condemnation, other event of loss or otherwise) by the Borrower or any of the Restricted Subsidiaries to any Person other than a Loan Party of (a) any Equity Interests of any Restricted Subsidiaries (other than directors’ qualifying shares) or (b) any other assets (including, for the avoidance of doubt, sales of receivables pursuant to any Permitted Receivables Facility) of the Borrower or any of the Restricted Subsidiaries, other than, in the case of either clause (a) or (b), as applicable, Dispositions permitted by Sections 6.11(a), (b), (c), (d), (e), (f), (k), (l), (n), (o), (p), (q) and (r).
“Asset Swap” means a concurrent purchase and sale or exchange of Related Business Assets (or assets which prior to their sale or exchange have ceased to be Related Business Assets of the Borrower or any of the Restricted Subsidiaries) between the Borrower or any of the Restricted Subsidiaries and another Person; provided that the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of the contractually agreeing to such transaction) as determined in good faith by the Borrower.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.
“Available Amount” means, at any time of determination (any such time, the applicable “Reference Time”), an amount equal to, without duplication:
(x) the sum of:
(i)    $50.0 million; plus
(ii)    an amount (in no event less than zero) equal to the Borrower’s Aggregate Excess Cash Flow Share; plus
(iii)    the Net Cash Proceeds of any Qualified Equity Issuance received by the Borrower after the Closing Date and prior to such Reference Time and at such time Not Otherwise Applied; plus
(iv)    the Net Cash Proceeds of any Indebtedness of the Borrower or any Restricted Subsidiary owed or issued to any Person (other than the Borrower or any Restricted Subsidiary) that has been incurred or issued after the Closing Date and prior to such Reference Time and subsequently exchanged or converted into a Qualified Equity Issuance and at such time Not Otherwise Applied; plus
(v)    any Declined Amounts; plus
(vi)    the aggregate amount of cash and Cash Equivalents received by the Borrower or a Restricted Subsidiary from any sale of any Investment (other than to the Borrower or a Restricted Subsidiary) and cash and Cash Equivalent returns, profits, distributions and similar amounts received by the Borrower or a Restricted Subsidiary on Investments, in each case (x) solely with respect to Investments made in a Person that is not the Borrower or a Restricted Subsidiary and (y) to the extent (1) not already included in Consolidated Net Income, (2) not in excess of the original Investment made and (3) at such time Not Otherwise Applied; plus
(vii)    in the event that the Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Borrower or any Restricted Subsidiary, so long as the Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary), the fair market value of the net Investment of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation;
minus:
(y) all or any portion of the Available Amount that has been applied prior to such Reference Time to make Investments, Restricted Payments, prepayments, redemptions, purchases, defeasements or other satisfactions prior to the scheduled maturity of any Junior Financings or for any other purpose permitted hereunder.
“Available Tenor” has the meaning assigned to such term in Section 2.08.

“Bail-In Action” has the meaning assigned to such term in Section 9.18.
“Bail-In Legislation” has the meaning assigned to such term in Section 9.18.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
(a)    the Prime Rate in effect on such day;
(b)    ½ of one percent per annum above the Federal Funds Effective Rate; and
(c)    the LIBOR Rate for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the LIBOR Screen Rate at approximately 11:00 a.m. London time on such day and shall be adjusted for any applicable Eurocurrency Rate Reserve Percentage consistent with the definition of Eurocurrency Rate), except if such day is not a Business Day or is not a day for trading between banks in Dollar deposits in the London interbank market, then One Month LIBOR for such day shall be equivalent to One Month LIBOR for the most recent preceding day that is a Business Day for trading between banks in Dollar deposits in the London interbank market; provided that in no event shall One Month LIBOR be less than 0.75%.
Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.07 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as so determined would be less than 1.75%, such rate shall be deemed to be 1.75% for purposes of this Agreement.
“Base Rate Loan” means a Loan that bears interest as provided in Section 2.06(a)(i).
“Benchmark” has the meaning assigned to such term in Section 2.08.
“Benchmark Reference Time” has the meaning assigned to such term in Section 2.08.
“Benchmark Replacement” has the meaning assigned to such term in Section 2.08.
“Benchmark Replacement Adjustment” has the meaning assigned to such term in Section 2.08.
“Benchmark Replacement Conforming Changes” has the meaning assigned to such term in Section 2.08.
“Benchmark Replacement Date” has the meaning assigned to such term in Section 2.08.
“Benchmark Transition Event” has the meaning assigned to such term in Section 2.08.
“Benchmark Unavailability Period” has the meaning assigned to such term in Section 2.08.

“Beneficial Ownership Certification” means a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1020.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Bond Hedge Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Hedge Agreement”.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrower Notice” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.
“Borrower’s Aggregate Excess Cash Flow Share” means, as of any date, an amount, not less than zero in the aggregate, equal to the sum of the Borrower’s Excess Cash Flow Share for all Excess Cash Flow Periods as of such date.
“Borrower’s Excess Cash Flow Share” means, with respect to any Excess Cash Flow Period, the Borrower’s Retained Percentage for such Excess Cash Flow Period multiplied by Excess Cash Flow for such Excess Cash Flow Period.
“Borrower’s Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Excess Cash Flow Percentage with respect to such Excess Cash Flow Period.
“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect, and may refer to a Term Borrowing or an Incremental Term Borrowing, as the context may require.
“Borrowing Minimum” means $1.0 million.
“Borrowing Multiple” means $500,000.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.
“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower or any of the Restricted Subsidiaries that are (or should be in accordance with GAAP) set forth in a consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries for such period prepared in accordance with GAAP, but excluding in each case any such expenditure made to restore, replace or rebuild property subject to any damage, loss, destruction or condemnation, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.
“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Carryover Amount” has the meaning assigned to such term in Section 6.05(d).
“Cash Equivalents” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within thirty six (36) months from the date of acquisition thereof;
(b) investments in commercial paper maturing within three hundred sixty-five (365) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating agency);
(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500.0 million;
(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e) investments in money market and similar highly liquid funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated in the highest rating category obtainable from S&P or Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency) and (iii) have portfolio assets of at least $1.0 billion;
(f) readily marketable direct obligations with average maturities of thirty six (36) months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);
(g) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency) with maturities of thirty six (36) months or less from the date of acquisition;
(h) investments with average maturities of thirty six (36) months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency); and
(i) investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (h) above.
Solely in the case of investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include investments of the type (including comparable quality), and maturity described in clauses (a) through (f) and clauses (h) through (i) above of foreign obligors (including investments that are denominated in currencies other than Dollars), which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and are investments customarily utilized in such countries in which such Foreign Subsidiary operates for short term cash management purposes.
“Cash Management Bank” means each provider of Cash Management Services, the obligations under which constitute Secured Cash Management Obligations.
“Cash Management Services” means treasury management services (including depository arrangements, controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interstate depository network services, electronic funds transfer, purchasing or debit card arrangements and other customary cash management arrangements) provided to any Loan Party.
“CFC” means (a) any Person that is a “controlled foreign corporation” (within the meaning of Section 957), but only if a “United States person” (within the meaning of Section 7701(a)(30)) that is an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b)) described in Section 951(a)(1); and (b) each subsidiary of any Person described in clause (a). For purposes of this definition, all Section references are to the Code.
“CFC Holdco” means a Subsidiary substantially all of whose assets consist of the Equity Interests and/or Indebtedness of one or more CFCs (directly or indirectly through entities that are disregarded for United States federal tax purposes).
“Change in Control” means any of:
(a)    an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Voting Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into or exchangeable for such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower (on a fully diluted basis); or
(b)    there shall have occurred under any indenture or other instrument evidencing any Material Indebtedness any “change in control” or like event (as set forth in the indenture, agreement or other evidence of such Material Indebtedness) obligating the Borrower or any of the Restricted Subsidiaries to repurchase, redeem or repay (or entitling the holders thereof to accelerate the final maturity of) all or any part of the Indebtedness provided for therein.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Incremental Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment or an Incremental Term Commitment.
“Closing Date” has the meaning specified in Section 3.01.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all the “Collateral” as defined in any Security and Guarantee Documents and shall also include the Mortgaged Properties (if any).
“Collateral Agent” means “Collateral Agent” as defined in Guarantee and Collateral Agreement.
“Commitment” means a Term Commitment or an Incremental Term Commitment, as the context may require.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), any successor statute.
“Commodity Futures Trading Commission” means the U.S. Commodity Futures Trading Commission.
“Communications” has the meaning assigned to such term in Section 9.02(d).
“Compliance Certificate” means a Quarterly Compliance Certificate or Annual Compliance Certificate, as applicable.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Group” means the Borrower and its Consolidated Subsidiaries.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and the Restricted Subsidiaries determined on a Consolidated basis in accordance with GAAP, but excluding, without duplication:
(a)    any after-tax effect of any extraordinary, unusual or non-recurring gains and extraordinary, unusual or non-recurring charges or losses (including extraordinary, unusual or non-recurring costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders and all fees and expenses relating thereto);
(b)    the income (or loss) of any Unrestricted Subsidiary to the extent that such amounts have not been distributed in cash to the Borrower and the Restricted Subsidiaries during such applicable period;
(c)    effects of adjustments in the consolidated financial statements of the Borrower pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated recapitalization, acquisition transaction or joint venture investment or the amortization or write-off of any amounts thereof;
(d)    any fees and expenses incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each, case whether or not successful;
(e)    any net after-tax effect of gains or losses on disposed, abandoned or discontinued operations;
(f)    the cumulative effect of changes in accounting principles and changes as a result of the adoption or modification or interpretation of accounting policies during such period to the extent included in Consolidated Net Income;
(g)    any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to any Disposition outside the Ordinary Course of Business;
(h)    any unrealized or realized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses, in each case impacting net income;

(i)    unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under Hedge Agreements;
(j)    [reserved];
(k)    the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary, is designated a Restricted Subsidiary, or is merged into or consolidated with the Borrower or any Restricted Subsidiary or the date that such other Person’s assets are acquired by the Borrower or any Restricted Subsidiary (except to the extent required for pro forma adjustments described in Section 1.06);
(l)    any cancellation of debt income, including any such income arising from the purchase of any Loans pursuant to Section 9.07; and
(m)    solely for the purpose of determining the Available Amount pursuant to clause (x)(ii) of the definition thereof, the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by operation of the terms of its organizational documents or any contractual obligation (other than under any Loan Document) or law applicable to such Restricted Subsidiary provided that none of the foregoing clauses (a) through (m) shall exclude any charges, accruals, reserves, expenses, costs or other items referred to in clause (k) of the definition of EBITDA.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means, with respect to any deposit account (other than an Excluded Account) maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Loan Party and the depositary bank with which such account is maintained.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.07 or 2.09.
“Corresponding Tenor” has the meaning assigned to such term in Section 2.08.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 9.21.

“Current Assets” means, at any time, the Consolidated assets (other than cash and Cash Equivalents) of the Borrower and the Restricted Subsidiaries at such time, that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, but excluding amounts related to current or deferred taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).
“Current Liabilities” means, at any time, the Consolidated liabilities of the Borrower and the Restricted Subsidiaries at such time, that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, but excluding, without duplication, (a) the current portion of any Indebtedness of the Borrower and the Restricted Subsidiaries, (b) the current portion of interest expense of the Borrower and the Restricted Subsidiaries, (c) the current portion of current and deferred taxes of the Borrower and the Restricted Subsidiaries based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue and (f) the current portion of pension liabilities.
“Daily Simple SOFR” has the meaning assigned to such term in Section 2.08.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declined Amounts” has the meaning specified in Section 2.10(b)(vii).
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Interest” has the meaning specified in Section 2.06(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means at any time, subject to the last sentence of this definition, (i) any Lender that has failed for two or more Business Days to (x) fund any portion of its Loans or (y) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder (each, a “funding obligation”) unless, in the case of clause (x) above, such Lender has notified the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Agent or the Borrower, failed to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Borrower’s receipt of such written confirmation), (v) any Lender that has, or has a Parent Company that has, become the subject of a Bail-In Action (as defined in Section 9.18), or (vi) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a Governmental Authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (vi) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to the last sentence of this definition) upon notification of such determination by the Agent to the Borrower and the Lenders. In the event that the Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall cease to be a Defaulting Lender; provided, however, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with a Disposition made pursuant to Section 6.11(h) that is designated as “Designated Non-Cash Consideration” hereunder pursuant to a certificate of a Financial Officer of the Borrower, setting forth the basis of such valuation (which amount will be deemed to be no longer outstanding as Designated Non-Cash Consideration for purposes of Section 6.11(h) in an amount equal to the fair market value of the portion of such non-cash consideration converted by the Borrower or any Restricted Subsidiary to cash or Cash Equivalents within 90 days following the consummation of the applicable Disposition).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction, any issuance of Equity Interests (other than directors’ qualifying shares or other shares required by applicable law) by a Subsidiary of such Person, any of the foregoing to a Divided LLC pursuant to an LLC Division and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith).
“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other accrued and payable Obligations), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests and cash in lieu of fractional shares or as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other accrued and payable Obligations), in whole or in part, (c) provides for scheduled cash payments of dividends or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of clauses (a) through (d), prior to the date that is 91 days after the Latest Maturity Date at the time of the issuance of such Equity Interests. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the Ordinary Course of Business of the Borrower or any Restricted Subsidiary, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Borrower (or any Subsidiary) shall be considered a Disqualified Equity Interest because such Equity Interest is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.
“Divided LLC” means any LLC which has been formed upon the consummation of an LLC Division.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Early Opt-in Election” has the meaning assigned to such term in Section 2.08.
“EBITDA” means, for any period, an amount equal to the Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period plus, without duplication and, (except in the case of clause (i), (j) and (l) below) to the extent the relevant item or amount is deducted and not added back in the calculation of Consolidated Net Income for such period:
(a)    Interest Expense of the Borrower and the Restricted Subsidiaries for such period (including, to the extent deducted and not added back in computing Consolidated Net Income, (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments, (iv) the interest component of Finance Lease Obligations, (v) net payments, if any, pursuant to Hedge Agreements with respect to Indebtedness, (vi) amortization of deferred financing fees, debt issuance costs, commissions and fees, and (vii) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total Interest Expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed); plus
(b)    provision for taxes based on income, profits or capital gains of the Borrower and the Restricted Subsidiaries, including, without limitation, federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period (including penalties and interest related to such taxes or arising from any tax examinations); plus
(c)    Consolidated depreciation, amortization and all other noncash charges, expenses or losses, including non-cash compensation and impairment charges of the Borrower and the Restricted Subsidiaries (including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options), for such period; minus
(d)    any noncash income or gains (other than the accrual of revenue in the Ordinary Course of Business); minus
(e)    any gains attributable to any Disposition of assets by the Borrower and the Restricted Subsidiaries outside the Ordinary Course of Business; plus
(f)    fees, costs, commissions and expenses incurred or paid during such period related to the Transactions; plus
(g)    transaction fees, costs, commissions and expenses incurred or paid during such period related to any issuance of Equity Interests, incurrence of Indebtedness (including any refinancing transaction or amendment, waiver or modification of any Indebtedness), Permitted Acquisition, Investment or Disposition (in each case whether or not consummated); plus
(h)    any earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereto and purchase price adjustments incurred in connection with any Permitted Acquisition or other permitted Investment made in compliance with Section 6.07; plus
(i)    the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such fiscal quarters); plus
(j)    the amount of any proceeds of any business interruption insurance policy representing the earnings for such period that such proceeds are intended to replace (whether or not then received) so long as such Person in good faith expects to receive such proceeds within the next four fiscal quarters (it being understood that to the extent not actually received within such period such reimbursement amounts so added back but not so received shall be deducted in calculating EBITDA for the fiscal quarter immediately following such four fiscal quarter period); plus
(k)    restructuring charges and related charges, accruals or reserves; start-up or initial costs for any project or new production line, division or new line of business or other business optimization expense and related charges or expenses, including costs related to the opening, closure and/or consolidation of offices and facilities, retention charges, contract termination costs, recruiting and signing bonuses and expenses, systems establishment costs, conversion costs and consulting fees relating to the foregoing; plus
(l)    the amount of pro forma “run rate” cost savings, operating expense reductions and synergies (net of actual amounts realized) related to Permitted Acquisitions and other Investments, Dispositions and other Specified Transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), cost savings initiatives and other similar initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) within 24 months after such acquisition or other Investment, Disposition or other Specified Transaction, restructuring, cost savings initiative or other initiative; provided that the aggregate amount of adjustments from this clause (l) for such period shall not exceed an amount equal to 25% of EBITDA for such period (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (l)); plus
(m)    any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; plus
(n)    without limiting the generality of clause (c) above, any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) the Borrower may elect not to add back such non-cash charge in the current period and (ii) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; minus
(o)    any items of income or loss in respect of Equity Interests in the income or loss of unconsolidated Affiliates or minority interests in the income or loss of Consolidated Subsidiaries in each case as determined in accordance with GAAP, it being understood and agreed that any items of loss or expense would be added to and any items of gain or income would be deducted from Consolidated Net Income for the purpose of determining EBITDA;
provided, that the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (f) through (n) above in any fiscal quarter.
“EEA Financial Institution” has the meaning assigned to such term in Section 9.18.
“EEA Member Country” has the meaning assigned to such term in Section 9.18.
“EEA Resolution Authority” has the meaning assigned to such term in Section 9.18.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(v) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).
“Enforceability Limitation” has the meaning assigned to such term in Section 4.05
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree, or binding and enforceable judicial or agency interpretation thereof, governing pollution or protection of the environment or the use, handling, transportation, treatment, storage, disposal, release, migration or discharge of, or human exposure to, any hazardous or toxic material, substance or waste.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right (other than Permitted Convertible Notes and Indebtedness that is convertible into, or exchangeable for, any such equity interests) entitling the holder thereof to purchase or otherwise acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.
“ERISA Event” means (a) the occurrence of a “reportable event”, within the meaning of Section 4043(c) of ERISA or the regulations issued thereunder, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived; (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), which results in the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to such termination of such Plan; (d) any failure by any Plan to meet the “minimum funding standards” (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (e) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (f) the “withdrawal” (as described in Section 4063 of ERISA) by the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a “substantial employer”, as defined in Section 4001(a)(2) of ERISA, or the “complete withdrawal” or “partial withdrawal” (within the meaning of Subtitle E of Title IV of ERISA) by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice concerning a determination that a Multiemployer Plan is, or is reasonably expected to be, “insolvent” within the meaning of Title IV of ERISA or in “endangered” or “critical” status within the meaning of Section 305 of ERISA or Section 432 of the Code; (h) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (i) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA); (j) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan with respect to which the Borrower or any of its ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) which results in liability to the Borrower or any of the ERISA Affiliates; or (k) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Escrow Debt” means Indebtedness incurred in connection with any transaction permitted hereunder for so long as proceeds thereof have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction.
“EU Bail-In Legislation Schedule” has the meaning assigned to such term in Section 9.18.
“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBOR Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. Notwithstanding the foregoing, the Eurocurrency Rate with respect to any Interest Period shall be deemed to be 0.75% per annum if the Eurocurrency Rate for such Interest Period determined pursuant to the preceding provisions of this definition would otherwise be less than 0.75% per annum.
“Eurocurrency Rate Loan” means a Loan that bears interest as provided in Section 2.06(a)(ii).
“Eurocurrency Rate Reserve Percentage” for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing means the reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined) having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 7.01.
“Evidence of Flood Insurance” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.
“Excess Cash Flow” means, for any fiscal year of the Borrower, the sum (without duplication) of:
(a)    (i) Consolidated Net Income of the Borrower and the Restricted Subsidiaries; (ii) the amount of all non-cash charges, expenses or losses (including depreciation, amortization, non-cash compensation and impairment charges and excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future fiscal year or amortization of a prepaid cash gain that was paid in a prior fiscal year) deducted in arriving at such Consolidated Net

Income; and (iii) reductions to working capital of the Borrower and the Restricted Subsidiaries for such fiscal year (i.e., the absolute value of the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital shall exclude (A) any changes in Current Assets or Current Liabilities solely as a result of acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries during the applicable period, (B) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Hedge Agreements and (C) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent); minus
(b)    the sum (without duplication) of the following: (i) an amount equal to the amount of all non-cash gains, credits or income included in arriving at Consolidated Net Income; (ii) the principal portion of required and optional repayments of Indebtedness (other than (x) voluntary prepayments, repurchases and redemptions of the Term Loans, Incremental Term Loans and Incremental Equivalent Debt and (y) mandatory prepayments of Loans pursuant to Section 2.10(b), but excluding any mandatory prepayment of Loans pursuant to Section 2.10(b)(iv) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase), in each case made in cash by the Borrower or any of the Restricted Subsidiaries during such period, but only to the extent that the Indebtedness so prepaid is not funded by the incurrence of long-term Indebtedness and in each case to the extent not already deducted from Consolidated Net Income; (iii) cash used for Capital Expenditures, Permitted Acquisitions and other permitted Investments (other than Investments pursuant to Sections 6.07(a)(iii), 6.07(b) and 6.07(s)) (and cash committed to be used pursuant to binding contracts for Capital Expenditures, Permitted Acquisitions and such Investments so long as (A) such amounts are contractually committed by the last day of the applicable Excess Cash Flow Period, (B) such amounts are utilized (and, for the avoidance of doubt, shall not be deducted when used) during the fiscal year immediately following such Excess Cash Flow Period and (C) any amounts not utilized during such fiscal year immediately following such Excess Cash Flow Period shall be included in the calculation of Excess Cash Flow for such fiscal year) and all Restricted Payments made in cash during such period as permitted by Section 6.05 (other than (I) solely to the extent paid to the Borrower or any of the Subsidiaries and (II) pursuant to clause (c) thereof) and, in each case, except to the extent financed with long-term Indebtedness; (iv) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, in each case to the extent not already deducted from Consolidated Net Income; (v) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and pension contributions) to the extent that such expenditures are not expensed or deducted (or exceed the amount expensed or deducted) in calculating Consolidated Net Income for such period; (vi) the amount of cash taxes actually paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; (vii) an amount equal to all expenses, charges and losses excluded in calculating Consolidated Net Income under clauses (a) through (i) of the definition thereof, in each case, to the extent paid in cash in such period; (viii) additions to working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year); (ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, except to the extent such payments were financed with the proceeds of the incurrence of long-term Indebtedness; and (x) reimbursable or insured expenses incurred during such Excess Cash Flow Period to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at Consolidated Net Income. Expenditures shall be considered “un-financed” for purposes of this definition unless paid with the proceeds of long-term Indebtedness or issuances of Equity Interests by the Borrower.

“Excess Cash Flow Percentage” means, with respect to any fiscal year, 50% (or, if the Senior Secured Leverage Ratio as of the last day of the applicable fiscal year shall have been (x) equal to or less than 2.50 to 1.00 but greater than 2.00 to 1.00, 25%, or (y) equal to or less than 2.00 to 1.00, 0%).
“Excess Cash Flow Period” means (a) initially, the period from February 1, 2021 to January 31, 2022, and (b) thereafter, each succeeding fiscal year of the Borrower, but in all cases a fiscal year shall constitute an Excess Cash Flow Period only if financial statements have been delivered in accordance with Section 5.07(b) and for which any prepayments required by Section 2.10(b)(ii) (if any) have been made (it being understood that the Borrower’s Retained Percentage for any Excess Cash Flow Period shall be included in the Available Amount regardless of whether a prepayment is required by Section 2.10(b)(ii)).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Account” means deposit account (a) the funds in which are used solely for the payment of salaries and wages, payroll taxes, withholding taxes, workers’ compensation, employee benefit payments, and similar expenses in the ordinary course of business, (b) any deposit account that is a zero-balance disbursement account, (c) that is used solely for paying taxes, including sales taxes, (d) the funds in which consist solely of (i) funds held by the Borrower or any Restricted Subsidiary in trust for any director, officer or employee of the Borrower or any Restricted Subsidiary or any employee benefit plan maintained by the Borrower or any Restricted Subsidiary, (ii) funds representing deferred compensation for the directors and employees of the Borrower or any Restricted Subsidiary, (iii) funds held as part of escrow arrangements permitted under the terms of this Agreement or (iv) any fiduciary or trust account, (e) any account held in any non-U.S. jurisdiction, and (f) any account with an average monthly balance of less than $500,000, not to exceed $10,000,000 in the aggregate at any time for all accounts that are Excluded Accounts pursuant to this clause (f).
“Excluded Property” means “Excluded Property” as defined in the Guarantee and Collateral Agreement.
“Excluded Subsidiary” means (1) any Unrestricted Subsidiary or (2) any Restricted Subsidiary that is (a) a Foreign Subsidiary, (b) a Domestic Restricted Subsidiary that is (i) a CFC or (ii) a CFC Holdco, (c) not wholly owned directly by the Borrower and/or one or more of its wholly owned Restricted Subsidiaries, (d) prohibited from guaranteeing the Loan Document Obligations by any contractual obligation existing on the Closing Date (and such Restricted Subsidiary shall be listed on Schedule 1.01(b) hereto) or, if acquired after the Closing Date, any contractual obligation existing on the date such Restricted Subsidiary is acquired (so long as such prohibition is not created in contemplation of the Closing Date or such acquisition), (e) prohibited by applicable law, rule or regulation from guaranteeing the Loan Document Obligations, or which would require governmental or other third party (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, (f) an Immaterial Subsidiary, (g) any special purpose securitization vehicle (or similar entity) formed after the Closing Date, (h) any Captive Insurance Subsidiary, (i) any not-for-profit Subsidiary, (j) any Subsidiary with respect to which a guarantee of the Obligations would result in material adverse Tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent and (k) any other Subsidiary with respect to which the Borrower reasonably determines (in consultation with the Administrative Agent) that the cost, burden, difficulty or consequence of providing a guarantee of the Obligations would outweigh the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation (a) if, and to the extent that all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of, or grant of such security interest by, such Loan Party becomes or would become effective with respect to such Swap Obligation or (b) upon the designation as such in any agreement with respect to such Swap Obligations between the relevant Loan Party and counterparty applicable to such Swap Obligations; provided that if a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any withholding Taxes imposed under FATCA.
“Extended Term Loans” has the meaning given to such term in Section 2.20(a).
“Extending Term Lender” has the meaning given to such term in Section 2.20(b).
“Extension Amendment” has the meaning given to such term in Section 2.20(c).
“Existing Term Loan Tranche” has the meaning given to such term in Section 2.20(a).
“Facility” means the Term Facility, any facility consisting of Specified Refinancing Debt, any facility consisting of Extended Term Loans, or any Specified Incremental Term Facility, as the context may require.
“FATCA” means (i) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), (ii) any current or future regulations or official interpretations thereof, (iii) any agreements entered into pursuant to Section 1471(b)(1) of the Code and (iv) any fiscal or regulatory legislation, rules or practice adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Finance Lease” has the meaning specified in the definition of Finance Lease Obligations.
“Finance Lease Obligations” means all monetary obligations of any Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a finance lease (“Finance Lease”); provided that, for the avoidance of doubt, the amount of obligations attributable to any Finance Lease shall be the amount thereof accounted for as a liability on the lessee’s balance sheet in accordance with GAAP.
“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person (or any other officer acting in substantially the same capacity as any of the foregoing).
“Fixed Amounts” has the meaning assigned to such term in Section 1.06(f).
“Flood Laws” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.
“Floor” has the meaning assigned to such term in Section 2.08.
“Foreign Subsidiary” means any Subsidiary that is not incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means, for the Borrower and the Restricted Subsidiaries on a Consolidated basis in accordance with GAAP and as of any date, an amount equal to the sum of (a) all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money, (b) all unreimbursed obligations in respect of drawn letters of credit that have not been reimbursed within two (2) Business Days after the date of such drawing, (c) all Finance Lease Obligations and other purchase money Indebtedness (except for customary conditional sales and title retention arrangements with suppliers that are entered into in the Ordinary Course of Business) and (d), without duplication of the foregoing, all payment guarantees of any of the foregoing obligations, in each case as of such date.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the date hereof, among the Borrower, the Subsidiary Guarantors and the Collateral Agent.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or wastes, radioactive materials, asbestos, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials, substances or wastes regulated as hazardous or toxic or as a pollutant or contaminant or words of similar import under any Environmental Law.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
“Hedge Bank” means each counterparty to any Hedge Agreement with a Loan Party, the obligations under which constitute Secured Hedging Obligations.
“IFRS” means international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.
“ISDA Definitions” has the meaning assigned to such term in Section 2.08.
“Immaterial Subsidiary” means, at any date, any Restricted Subsidiary designated by the Borrower in a written notice to the Agent that, together with such Restricted Subsidiary’s Consolidated Subsidiaries, (a) does not, as of the end of the most recently ended Test Period, have assets with a fair market value in excess of 5.0% of Total Assets and (b) did not, for the most recently ended Test Period, have revenues exceeding 5.0% of the total revenues of the Borrower and the Restricted Subsidiaries on a Consolidated basis; provided that the aggregate assets or revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, as of the end of or for any Test Period, may not exceed 5.0% of Total Assets or Consolidated revenues, respectively, of the Borrower and the Restricted Subsidiaries on a Consolidated basis (and the Borrower shall designate in writing to the Agent from time to time as necessary the Restricted Subsidiaries that will cease to be “Immaterial Subsidiaries” in order to comply with the foregoing limitation).
“Incremental Assumption Agreement” means an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Agent and one or more Incremental Lenders.
“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.08(l).
“Incremental Facility Amount” means, at any time, the sum of:
(i) the excess, if any, of:
(a) the sum of (I) the greater of (1) $100.0 million and (2) 100% of LTM EBITDA plus (II) the aggregate amount of voluntary prepayments, redemptions or repurchases of the Term Loans and any Incremental Term Loans, Extended Term Loans, Specified Refinancing Debt and Incremental Equivalent Debt that, in each case, constitutes Pari Passu Indebtedness (including purchases and redemptions of such Term Loans, Incremental Term Loans, Extended

Term Loans, Specified Refinancing Debt and Incremental Equivalent Debt by the Borrower and its Subsidiaries below par in which case the amount of redemptions or repurchases of such Term Loans, Incremental Term Loans, Extended Term Loans, Specified Refinancing Debt and/or Incremental Equivalent Debt shall be deemed, for the purposes of this definition, to equal the aggregate purchase price paid to purchase or redeem such Term Loans, Incremental Term Loans, Extended Term Loans, Specified Refinancing Debt and/or Incremental Equivalent Debt below par) (in the case of the foregoing subclause (II), other than from proceeds of longterm Indebtedness), over
(b) the aggregate amount of all Incremental Term Commitments established prior to such time in reliance on this clause (i) pursuant to Section 2.21 and all Incremental Equivalent Debt incurred prior to such time in reliance on this clause (i) pursuant to Section 6.08(l), plus
(ii) an unlimited amount, so long as, for the purposes of this clause (ii), after giving pro forma effect to the incurrence or issuance of any such Incremental Term Loans or Incremental Equivalent Debt incurred under this clause (ii) and the pro forma adjustments described in Section 1.06 (for the avoidance of doubt, (A) without giving any pro forma effect to any substantially simultaneous incurrence in reliance on clause (i) above and (B) giving pro forma effect to the repayment of Indebtedness with the proceeds of any such Incremental Term Loans or Incremental Equivalent Debt),
(a)    in the case of any Incremental Term Loans or Incremental Equivalent Debt secured by Liens on the Collateral on a pari passu basis with the Liens securing the Loan Document Obligations, the Senior Secured Leverage Ratio is equal to or less than 4.00 to 1.00;
(b)    in the case of any Incremental Term Loans or Incremental Equivalent Debt secured by Liens on the Collateral on a junior basis relative to the Liens securing the Loan Document Obligations, the Senior Secured Leverage Ratio is equal to or less than 4.50 to 1.00;
(c)    in the case of any Incremental Term Loans or Incremental Equivalent Debt that is not secured, the Leverage Ratio is equal to or less than 5.00 to 1.00;
provided that unless elected otherwise by the Borrower, any Incremental Term Loans or Incremental Equivalent Debt shall be deemed to have been incurred first, in reliance on clause (ii) above to the extent permitted thereby and second, in reliance on clause (i) above to the extent permitted thereby; provided, further, that (x) any Incremental Term Loans or Incremental Equivalent Debt incurred in reliance on clause (i) may be reclassified as the Borrower elects, from time to time, as incurred in reliance on clause (ii) if the Borrower is able to satisfy the applicable ratio test under clause (ii) at such time on a pro forma basis and (y) if the applicable ratio test under clause (ii) would be satisfied on a pro forma basis as of the end of any fiscal quarter, the reclassification described in clause (x) above shall be deemed to have occurred automatically.
“Incremental Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.
“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans.
“Incremental Term Commitment” means the commitment of any Lender, established pursuant to Section 2.21, to make any Incremental Term Loan to the Borrower.

“Incremental Term Loans” means any Loan made by one or more Lenders to the Borrower pursuant to Section 2.01(b), made in the form of (a) additional Term Loans or (b) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Specified Incremental Term Loans.
“Indebtedness” of any specified Person means, without duplication, (a) all indebtedness in respect of borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement agreements with respect thereto), (d) Indebtedness (excluding prepaid interest thereon) of others secured by a Lien on property owned or being purchased by such Person, whether or not such Indebtedness shall have been assumed by such Person; (e) all obligations of such Person to pay the deferred and unpaid purchase price of any property (including Finance Lease Obligations), but excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business, (f) all obligations under any accounts receivable financings, (g) all Disqualified Equity Interests of such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, and (h) to the extent not otherwise included above, all guarantees of such Person in respect of the Indebtedness of others referred to in clauses (a) through (g) above. Notwithstanding the foregoing and for avoidance of doubt, no obligation under any Permitted Call Spread Hedge Agreement shall constitute Indebtedness.
Notwithstanding the foregoing, in no event shall the term “Indebtedness” be deemed to include (a) letters of credit that secure performance, bonds that secure performance, surety bonds or similar instruments that are issued in the Ordinary Course of Business, (b) in the case of the Borrower and its Restricted Subsidiaries, intercompany Indebtedness having a term not exceeding 364 days and made in the Ordinary Course of Business, (c) any earn-out obligation until such obligation is not paid after becoming due and payable, (d) accruals for payroll and other liabilities accrued in the Ordinary Course of Business, (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (f) any joint and several Tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law. The amount of Indebtedness of any Person for purposes of the above clause (d) that is expressly made non-recourse or limited recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 9.04(b).
“Information” has the meaning specified in Section 9.08.
“Information Memorandum” means the information memorandum, dated December 2020, used by the Arrangers in connection with the syndication of the Term Facility.
“Interest Election Request” has the meaning specified in Section 2.09(b).

“Interest Expense” means, for the Borrower for any period, the sum, without duplication, of total Consolidated interest expense (including that portion attributable to Finance Leases in conformity with GAAP) of the Borrower and the Restricted Subsidiaries.
“Interest Period” means, for each Eurocurrency Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurocurrency Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.09 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.09. The duration of each such Interest Period shall be one, two, three or six months, or subject to clause (c) of this definition, twelve months or a period of less than one month, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    with respect to the Term Facility, the Borrower may not select any Interest Period that ends after the Term Loan Maturity Date;
(b)    Interest Periods commencing on the same date for Eurocurrency Rate Loans comprising part of the same Borrowing shall be of the same duration;
(c)    in the case of any Borrowing, the Borrower shall not be entitled to select an Interest Period having a duration of twelve months or a duration of less than one month unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Appropriate Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Appropriate Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Appropriate Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months or less than one month, as applicable;
(d)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(e)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
Notwithstanding the foregoing, (i) any Interest Period may be adjusted by the Administrative Agent to the extent necessary to create a fungible Class of Term Loans and (ii) and the initial Interest Period on the Term Loans funded on the Closing Date shall end on January 31, 2021 (subject to adjustment to January 29, 2021 as provided in clause (d) above).
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or all or substantially all of the property and assets of a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.
“IP Rights” means trademarks, service marks, tradenames, copyrights, patents and other intellectual property rights.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” has the meaning assigned to such term in Section 2.08.
“Junior Financing” has the meaning specified in Section 6.09(a).
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan, Incremental Term Loan, Specified Refinancing Debt, Extended Term Loan, Refinancing Note, Refinancing Junior Loan or Commitment hereunder at such time.
“Lender Insolvency Event” means that (a) a Lender or its Parent Company is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company has become the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
“Lenders” means each lender that has a Commitment hereunder with respect to any Facility, each lender that holds a Loan, each Lender that becomes a party hereto pursuant to Section 2.21 and each Person that shall become a party hereto pursuant to Section 9.07.
“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) an amount equal to (i) the Funded Debt on such date less (ii) the aggregate amount of Unrestricted Cash on such date to (b) EBITDA for the most recently ended Test Period.
“LIBOR Rate” means, for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the Intercontinental Exchange Benchmark Administration Ltd. (or the successor thereto if it is no longer making such rates available) LIBOR rate (“ICE LIBOR”) for Dollars, as published by Reuters (currently Reuters LIBOR01 page) (or any other commercially available source providing quotations of ICE LIBOR as designated by the Agent from time to time) (the “LIBOR Screen Rate”) at approximately 11:00 a.m. (London time) on the Quotation Day for such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If the LIBOR Rate as determined pursuant to the foregoing shall be less than 0.75%, the LIBOR Rate shall be deemed to be 0.75% for purposes of this Agreement.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBOR Rate”.
“Lien” means (a) with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, collateral assignment, encumbrance, charge or other security interest or preferential arrangement of any kind or nature whatsoever in or on such asset (including any conditional sale or other title retention agreement, Finance Lease, any easement, right of way or other encumbrance on title to real property) and (b) in the case of securities (other than Equity Interests of the Borrower), any purchase option, call or similar right of a third party with respect to such securities.
“Limited Condition Acquisition” means any Permitted Acquisition or permitted Investment, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.
“LLC” shall mean any limited liability company organized or formed under the laws of any state of the United States.
“LLC Division” shall mean the statutory division of any LLC into two or more LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any comparable provision of the limited liability company law of any other state of the United States.
“Loan” means a Term Loan, an Extended Term Loan, a Specified Refinancing Debt and/or an Incremental Term Loan, as the context may require.
“Loan Document Obligations” means (a) the due and punctual payment by the Loan Parties of the principal of and interest (including any interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding) on each of the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of any Loan Party to the Agent, any of the Lenders or any other Secured Parties (other than for avoidance of doubt, each Cash Management Bank and each Hedge Bank, in each case in its capacity as such) pursuant to any Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, indirect, absolute, contingent, fixed, due or to become due, now existing or hereafter arising or otherwise (including monetary obligations incurred after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), and (b) the due and punctual performance of all other obligations of the Borrower or any other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.
“Loan Documents” means this Agreement, each Note, if any, any Incremental Assumption Agreement, any Extension Amendment, each of the Security and Guarantee Documents and any other agreement, instrument or document agreed in writing by the Agent and the Borrower to be a Loan Document.
“Loan Parties” means the Borrower and each of the Subsidiary Guarantors.

“LTM EBITDA” means, as of any date of determination, EBITDA for the four fiscal quarter period most recently ended prior to such determination date for which financial statements have been delivered pursuant to Section 5.07(a) or (b), determined after giving effect to the pro forma adjustments described in Section 1.06.
“Market Intercreditor Agreement” means an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing and/or subordination of liens or arrangements relating to the distribution of proceeds of collateral, as applicable, at the time the intercreditor agreement is proposed to be established in light of the types of Indebtedness subject thereto.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations and financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or any of the other Loan Documents or (c) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under this Agreement or any Note or any of the other Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans) in an aggregate principal amount equal to or greater than $20.0 million.
“Maximum Rate” has the meaning assigned to such term in Section 9.15.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Mortgage” means any mortgages or deeds of trust made by a Loan Party in favor or for the benefit of the Collateral Agent, each in form and substance reasonably acceptable to the Collateral Agent (taking into account the requirements of the law of the jurisdiction in which such Mortgage is to be recorded).
“Mortgaged Properties” means each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.10.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Cash Proceeds” means (a) with respect to any Asset Sale or other Disposition, the cash and Cash Equivalent proceeds (including casualty insurance settlements and condemnation awards and cash and Cash Equivalent proceeds subsequently received (as and when received) in respect of noncash consideration initially received) from such Asset Sale or other Disposition, net of (1) all fees and out-of-pocket expenses (including (A) broker’s fees, investment banking fees, collection expenses, commissions, survey costs, title insurance premiums, accountant and legal fees and other customary transaction expenses and (B) transfer and similar Taxes and the Borrower’s good faith estimate of income

Taxes paid or payable in connection with such sale), (2) amounts provided as a reserve by the Borrower and the Restricted Subsidiaries, against any liabilities or purchase price adjustment associated with such Asset Sale or other Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) in each case, as determined reasonably and in good faith by a Financial Officer of the Borrower, (3) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by the asset sold in such Asset Sale or other Disposition and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset and any such Indebtedness that is so secured by a lien ranking equal or is subordinated to any Lien thereon securing the Obligations), (4) in the case of any Asset Sale or Disposition by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard for this clause (4)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof and (5) any funded escrow established pursuant to the documents evidencing any such Asset Sale or Disposition (provided that, to the extent and at the time any such amounts are released from such escrow, such amounts shall constitute Net Cash Proceeds); provided, however, that, with respect to any Asset Sale or Disposition, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Agent at the time of receipt thereof setting forth the Borrower’s intent to use such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets of a kind then used or usable in the business of the Borrower and the Restricted Subsidiaries or to make Permitted Acquisitions, in each case, within 12 months of receipt of such proceeds and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent (A) not so used (or committed to be used) at the end of such 12-month period or (B) if committed to be used within such 12-month period, not so used within 180 days after the end of such 12-month period, at which time such proceeds shall be deemed to be Net Cash Proceeds and (b) with respect to any issuance or incurrence of any Indebtedness for borrowed money or the issuance of any Equity Interests, the cash and Cash Equivalent proceeds thereof, net of all Taxes and reasonable and customary fees, underwriting discounts, commissions, costs and other expenses incurred in connection therewith.
“NFIP” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.
“Non-Approving Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders (or of any other Class or group of Lenders other than the Required Lenders) in accordance with the terms of Section 9.01 and (ii) has been approved by, as applicable, the Required Lenders (or the Lenders holding Loans or Commitments of such Class or group representing more than 50% of the sum of the total Loans and unused Commitments of such Class or group at such time).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Not Otherwise Applied” means, with reference to any proceeds of any transaction or event or of the Available Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans under Section 2.10(b) and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Note” means a promissory note of the Borrower payable to any Term Lender and its registered assigns, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“NYFRB” means the Federal Reserve Bank of New York.
“Obligations” means each of the (a) Loan Document Obligations, (b) Secured Cash Management Obligations and (c) Secured Hedging Obligations; provided that the Obligations, with respect to any Loan Party, shall not include any Excluded Swap Obligations; and provided, further, that (i) Secured Cash Management Obligations and Secured Hedging Obligations shall be secured and guaranteed pursuant to the Security and Guarantee Documents only to the extent that, and for so long as, the Loan Document Obligations are so secured and guaranteed and (ii) any release of collateral or Subsidiary Guarantors effected in the manner permitted by any of the Loan Documents shall not require the consent of any Cash Management Bank or Hedge Bank (in each case, in its capacity as such).
“One Month LIBOR” has the meaning assigned to such term in the definition of “Base Rate”.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business.
“Other Applicable Indebtedness” has the meaning specified in Section 2.10(b)(iv).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document or Loan).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the Voting Stock of such Lender.
“Pari Passu Indebtedness” means Indebtedness that is secured on a pari passu basis with the Loan Document Obligations.
“Participant” has the meaning specified in Section 9.07(d).
“Participant Register” has the meaning specified in Section 9.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended.
“Payment Office” means such office, branch, affiliate or correspondent bank of the Administrative Agent as shall be from time to time selected by the Administrative Agent and notified by the Administrative Agent to the Borrower and the Lenders.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.
“Permitted Acquisition” has the meaning specified in Section 6.07(i).
“Permitted Call Spread Hedge Agreement” means (a) any Hedge Agreement (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), the cash value thereof or a combination thereof from time to time upon exercise of such option entered into by the Borrower in connection with the issuance of Permitted Convertible Notes (such transaction, a “Bond Hedge Transaction”) and (b) any Hedge Agreement pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (whether such warrant is settled in shares, cash or a combination thereof) entered into by the Borrower in connection with the issuance of Permitted Convertible Notes (such transaction, a “Warrant Transaction”); provided that (i) the terms, conditions and covenants of each such Hedge Agreement shall be such as are customary for Hedge Agreements of such type (as determined by the Borrower in good faith), (ii) the purchase price for such Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of the related Permitted Convertible Notes and (iii) in the case of clause (b) above, such Hedge Agreement would be classified as an equity instrument in accordance with GAAP.
“Permitted Convertible Notes” means any unsecured notes issued by the Borrower that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that, the Indebtedness thereunder is permitted under Section 6.08 and satisfies the following requirements: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other mandatory redemptions or payments of principal prior to, the date that is 91 days after the Latest Maturity Date (it being understood that neither (x) any provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale or other fundamental change nor (y) any early conversion of any Permitted Convertible Notes in accordance with the terms thereof shall violate the foregoing restriction), (iii) the terms, conditions and covenants of such notes shall be such as are typical and customary for notes of such type (as determined by the Borrower in good faith),

(iv) such Indebtedness is not guaranteed by any subsidiary of the Borrower other than the Subsidiary Guarantors and (v) any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of Borrower (or any of its subsidiaries) (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the Borrower by the trustee or to the Borrower and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision.
“Permitted Liens” means each of the following:
(a)    Liens for Taxes that are not overdue (i) for the longer of more than (x) 30 days and (y) any applicable grace period with respect thereto or (ii) that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;
(b)    Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, landlord’s and repairmen’s Liens and other similar Liens arising in the Ordinary Course of Business securing obligations that are not overdue for a period of more than 60 days or, if more than 60 days overdue, are (x) unfiled and no other action has been taken to enforce such Lien or (y) being contested in good faith and by appropriate proceedings diligently conducted and as to which appropriate reserves are being maintained;
(c)    (i) Liens securing pension obligations that arise in the Ordinary Course of Business and (ii) pledges and deposits made in the Ordinary Course of Business (A) in connection with workers’ compensation, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations, property, casualty or liability insurance or premiums related thereto or self-insurance obligations or (B) to secure letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in the foregoing clause (A); provided that such letters of credit, bank guarantees or instruments are issued in compliance with Section 6.08;
(d)    Liens securing the performance of, or granted in lieu of, contracts with trade creditors, other similar contracts (other than in respect of debt for borrowed money), leases, bids, statutory obligations, customs, surety, stay, appeal and performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the Ordinary Course of Business and deposits securing letters of credit, bank guarantees or similar instruments posted to support payment of the items set forth above in this clause (d); provided that such letters of credit, bank guarantees or similar instruments are issued in compliance with Section 6.08;
(e)    easements, rights of way and other encumbrances on title to or imperfections in real property that do not, in the aggregate, materially interfere with the Ordinary Course of Business of the Borrower and the Restricted Subsidiaries with respect to the subject property and any exceptions on the policies of title insurance issued in connection with the Mortgaged Properties;
(f)    Liens securing reimbursement obligations with respect to trade letters of credit entered into in the Ordinary Course of Business of the Borrower and the Restricted Subsidiaries that encumber documents and other assets relating to such letters of credit and the products and proceeds thereof;

(g)    Liens that are customary contractual rights of setoff (i) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Borrower or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the Ordinary Course of Business of the Borrower and the Restricted Subsidiaries;
(h)    Liens arising from filing UCC (or similar law of any jurisdiction) financing statements or similar precautionary public filings, registrations or agreements in foreign jurisdictions by lessors, consignors and bailors regarding leases and consignment or bailee arrangements permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other similar precautionary statements, filings or agreements;
(i)    Liens (i) arising by virtue of the rendition, entry or issuance against the Borrower or any of the Restricted Subsidiaries, or any property of the Borrower or any of the Restricted Subsidiaries, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default hereunder; (ii) arising out of judgments or awards against the Borrower or any Restricted Subsidiary with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;
(j)    any interest or title (and any encumbrances on such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease or license agreement permitted or not prohibited by any of the Loan Documents and any leases, subleases, licenses or sublicenses granted in the Ordinary Course of Business;
(k)    Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code or other similar provisions of applicable laws on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits or other funds maintained with financial institutions (including the right of set-off), (iii) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Borrower or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations incurred in the Ordinary Course of Business of such Person, (iv) encumbering reasonable customary initial deposits and margin deposits and (v) granted in the Ordinary Course of Business by the Borrower or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions, in each case, which are within the general parameters customary in the banking industry;
(l)    Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Borrower or a Restricted Subsidiary; provided that such Lien encumbers only the related account and the property held therein;

(m)    Liens (i) in favor of customs and revenue authorities arising as a matter of law in the Ordinary Course of Business to secure payment of customs duties that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the Ordinary Course of Business;
(n)    Liens on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any Permitted Acquisition or any other Investment permitted hereunder;
(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the Ordinary Course of Business permitted by this Agreement;
(p)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the Ordinary Conduct of the Business of the Borrower and its Restricted Subsidiaries, taken as a whole; and
(q)    Liens on repurchase agreements constituting Cash Equivalents or deemed to exist in connection with Investments in repurchase agreements permitted by this Agreement.
“Permitted Receivables Facility” means any program for the transfer by the Borrower or any of the Subsidiaries (other than a Receivables Subsidiary), to any third-party buyer, purchaser or lender of interests in accounts receivable, so long as the aggregate outstanding principal amount of Indebtedness incurred pursuant to such program shall not exceed $30.0 million at any one time; provided that (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Borrower or any of the Restricted Subsidiaries (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to the Borrower or any of the Restricted Subsidiaries (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with such Permitted Receivables Facility that in the reasonable opinion of the Borrower are customary for securitization transactions and (c) neither the Borrower nor any of the Restricted Subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in clause (b) of this definition.
“Permitted Refinancing” means with respect to any Indebtedness of any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension (collectively, a “Refinancing”) of such Indebtedness of such Person; provided that:
(a)    the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced except by an amount equal to accrued and unpaid interest and a premium thereon plus other amounts owing or paid related to such Indebtedness, and commissions, fees and expenses incurred, in connection with such Refinancing plus an amount equal to any existing commitments unutilized thereunder;
(b)    other than in respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.08(c) or (d), such Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; provided that this clause (b) shall not apply to any Refinancing consisting of a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies this clause (b);
(c)    if the Indebtedness being Refinanced is subordinated in right of payment or security, as applicable, to the Obligations, such Refinancing is subordinated in right of payment or security, as applicable, to the Obligations on terms, (i) not materially less favorable, taken as a whole (as determined by the Borrower in good faith) to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced or (ii) as otherwise reasonably acceptable to the Administrative Agent;
(d)    if the Indebtedness being Refinanced is (or would have been required to be) secured by any Collateral of a Loan Party (whether equally and ratably with, or junior to, the Liens in favor of the Secured Parties or otherwise), such Refinancing may be secured by such Collateral; provided that such Refinancing may not have security in any case more extensive than that which applied to the Indebtedness being Refinanced;
(e)    if the Indebtedness being Refinanced is Indebtedness permitted pursuant to Section 6.08(a), (g) and (l), the terms and conditions of such Refinancing (other than items covered in clause (c) above) shall be either (x) (taken as a whole) not materially less favorable to the lenders providing such Refinancing than, those applicable to the Indebtedness being Refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants (unless such Indebtedness being Refinanced had the benefit of financial maintenance covenants) and that any negative covenants shall be incurrence-based) (except for covenants or other provisions applicable only to periods after the Latest Maturity Date); provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five (5) Business Days prior to the incurrence of such Refinancing, together with a reasonably detailed description of material terms and conditions of such Refinancing, or drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (e) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and
(f)    no such Refinancing shall have obligors or contingent obligors that were not obligors or contingent obligors in respect of such Indebtedness being Refinanced.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase Is” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.
“Plan” means a Single Employer Plan and a Multiple Employer Plan.
“Platform” has the meaning specified in Section 9.02(d)(i).
“Prepayment Amount” has the meaning specified in Section 2.10(b)(vi).
“Prepayment Date” has the meaning specified in Section 2.10(b)(vi).
“Prime Rate” means the rate of interest per annum announced from time to time by the Administrative Agent to be its prime rate in effect at its principal office in New York, New York. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 9.21.
“Qualified Equity Issuance” means any issuance of Equity Interests (other than any Disqualified Equity Interests) by the Borrower (but excluding any issuances of Equity Interests to any Subsidiary).
“Quarterly Compliance Certificate” has the meaning specified in Section 5.07(a).
“Quotation Day” means, with respect to any Eurocurrency Rate Borrowing, for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period.
“Ratio-Based Amounts” has the meaning assigned to such term in Section 1.06.
“Real Estate Collateral Requirements” means the requirement that, with respect to the Mortgaged Properties, as required by Section 5.10, the Collateral Agent shall have received a Mortgage suitable for recording or filing, together with the following documents:
(a)    a fully paid policy of title insurance (or “pro forma” or marked up commitment having the same effect of a title insurance policy) (i) in a form reasonably acceptable to the Collateral Agent insuring the Lien of the Mortgage encumbering such property as a valid first priority Lien, (ii) in an amount reasonably satisfactory to the Collateral Agent and otherwise reflective of the fair market value of the real property subject to the Mortgage, (iii) issued by a nationally recognized title insurance company reasonably satisfactory to the Collateral Agent (the “Title Company”) and (iv) that includes such endorsements or affirmative insurance required by the Collateral Agent and available in the applicable jurisdiction (including endorsements on matters relating to usury, first loss, last dollar, zoning, revolving credit, doing business, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, access and so-called comprehensive coverage over covenants and restrictions);
(b)    with respect to any property located in any jurisdiction in which a zoning endorsement is not available (or for which a zoning endorsement is not available at a premium that is not excessive), if requested by the Collateral Agent, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resource Corporation (or another person acceptable to the Collateral Agent), in each case reasonably satisfactory to the Collateral Agent;
(c)    upon the request of the Collateral Agent, a survey certified to the Collateral Agent and the Title Company in form and substance reasonably satisfactory to the Collateral Agent;
(d)    upon the request of the Collateral Agent, an appraisal complying with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, by a third-party appraiser selected by the Collateral Agent;
(e)    if requested by the Collateral Agent, an opinion of local counsel reasonably acceptable to the Collateral Agent and in form and substance satisfactory to the Collateral Agent;
(f)    no later than ten Business Days prior to the delivery of the Mortgage, the following documents and instruments, in order to comply with the National Flood Insurance Reform Act of 1994, Flood Disaster Protection Act of 1973, Biggert-Waters Flood Insurance Act of 2012 and National Flood Insurance Act of 1968 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System) (including any substitution therefor and, if applicable, any regulations promulgated thereunder, “Flood Laws”): (i) a completed Life of Loan standard flood hazard determination form, (ii) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to the Borrower or such Subsidiary as holds title to the real property in question (“Borrower Notice”) and, if applicable, notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (iii) documentation evidencing receipt by the Borrower or such Subsidiary as holds title to the real property of the Borrower Notice and (iv) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Collateral Agent and in compliance with Flood Laws (any of the foregoing being “Evidence of Flood Insurance”);
(g)    upon the reasonable request of the Collateral Agent, Phase I environmental site assessment reports prepared in accordance with the current ASTM E1527 standard (“Phase Is”) (to the extent in the possession of the Borrower) and any other existing, non-privileged environmental documentation as the Collateral Agent shall reasonably request; and

(h)    such other instruments and documents (including consulting engineers’ reports and lien searches) as the Collateral Agent shall reasonably request.
“Receivables Subsidiary” means a special purpose entity established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under any Permitted Receivables Facility, which shall engage in no operations or activities other than those related to such Permitted Receivables Facility.
“Recipient” means (a) the Agent and (b) any Lender, as applicable.
“Reference Time” has the meaning assigned to such term in the definition of “Available Amount”.
“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Borrower, the Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.19.
“Refinancing Junior Loans” means loans under credit or loan agreements that are (a) senior or subordinated and unsecured or (b) secured by the Collateral of the Loan Parties on a junior basis to the Facilities, incurred in respect of a refinancing of outstanding Indebtedness of the Borrower under any Facility; provided that:
(i)    if such Refinancing Junior Loans shall be secured by a security interest in the Collateral, then the lenders of such Refinancing Junior Loans shall enter into a Market Intercreditor Agreement that is reasonably satisfactory to the Agent;
(ii)    no Refinancing Junior Loans shall mature prior to the final maturity date of the Indebtedness being refinanced, or have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced thereby; provided that this clause (ii) shall not apply to any Refinancing Junior Loans consisting of a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies this clause (ii);
(iii)    the borrower of the Refinancing Junior Loans shall not include any Person that is not a borrower with respect to the Indebtedness being refinanced;
(iv)    such Refinancing Junior Loans shall, subject to clause (ii) above, have pricing (including interest, fees and premiums), optional prepayment and optional redemption terms as may be agreed to by the Borrower and the lenders party thereto;
(v)    the covenants and events of default (excluding those referenced in clauses (ii) and (iv) above) of such Refinancing Junior Loans shall either (x) taken as a whole, not materially more favorable to the lenders providing such Refinancing Junior Loans than those contained in the Indebtedness being refinanced or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants not also included herein and that any negative covenants shall be incurrence-based) (except for covenants or other provisions applicable only to periods after the Latest Maturity Date existing at the time of incurrence of such Refinancing Junior Loans); provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five (5) Business Days prior to the incurrence of such Refinancing Junior Loans, together with a reasonably detailed description of material terms and conditions of such Indebtedness or drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (v) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);
(vi)    the Refinancing Junior Loans may not have (x) obligors or contingent obligors that were not obligors or contingent obligors with respect to the applicable Loans being so refinanced or (y) security in any case more extensive than that which applied to the applicable Loans being so refinanced;
(vii)    the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being refinanced plus an amount equal to accrued and unpaid interest, premiums (if any) and penalties thereon, other amounts paid, and commissions, fees and expenses incurred in connection with such refinancing, and an amount equal to any existing commitments unutilized thereunder; and
(viii)    the Net Cash Proceeds of such Refinancing Junior Loans shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans under the applicable Class of Loans being so refinanced in accordance with Section 2.10.
“Refinancing Notes” means one or more series of (a) senior unsecured notes or (b) senior secured notes secured by the Collateral of the Loan Parties (x) on an equal and ratable basis with the Facilities or (y) on a junior basis to the Facilities, in each case issued in respect of a refinancing of outstanding Indebtedness of the Borrower under the Facilities; provided that:
(i)    if such Refinancing Notes shall be secured by a security interest in the Collateral, then such Refinancing Notes shall be issued subject to a Market Intercreditor Agreement that is reasonably satisfactory to the Agent;
(ii)    no Refinancing Notes shall mature prior to the date that is after the final maturity date of the Indebtedness being refinanced, or have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of, in each case, the Indebtedness being refinanced;
(iii)    no Refinancing Notes shall be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions);
(iv)    subject to clause (iii), such Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and optional redemption terms as may be agreed to by the Borrower and the purchasers party thereto;
(v)    the other terms and conditions (excluding those referenced in clauses (ii), (iii) and (iv) above and other customary terms applicable only to loans) of such Refinancing Notes shall be either (x) taken as a whole, not materially more favorable to the purchasers buying such Refinancing Notes than those applicable to the Loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date existing at the time of the incurrence of such Refinancing Notes) or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants not also included herein and that any negative covenants shall be incurrence-based); provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five (5) Business Days prior to the incurrence of such Refinancing Notes, together with a reasonably detailed description of material terms and conditions of such Refinancing Notes or drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (v) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);
(vi)    (x) if the Indebtedness being so refinanced is unsecured, the Refinancing Notes shall be unsecured, (y) if the Indebtedness being so refinanced is secured, the Refinancing Notes shall not have security in any case more extensive than that which applied to the applicable Indebtedness being so refinanced (and the priority of Liens securing the Refinancing Notes shall not be higher than the priority of Liens securing the applicable Indebtedness being refinanced) and (z) the Refinancing Notes shall not have obligors or contingent obligors that were not obligors or contingent obligors in respect of such Indebtedness being refinanced;
(vii)    the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being refinanced plus an amount equal to accrued and unpaid interest, premiums (if any) and penalties thereon, other amounts paid, and commissions, fees and expenses incurred in connection with such refinancing, and an amount equal to any existing commitments unutilized thereunder; and
(viii)    the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans under the applicable Class of Loans being so refinanced in accordance with Section 2.10.
“Register” has the meaning specified in Section 9.07(c).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Related Business” has the meaning specified in Section 6.03.
“Related Business Assets” means any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used or useful by the Borrower or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto.
“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys, consultants and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” has the meaning assigned to such term in Section 2.08.
“Required Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Loans and (b) the aggregate unused amount of the Commitments; provided that the Loans and Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resignation Effective Date” has the meaning specified in Section 8.06(a).
“Resolution Authority” has the meaning assigned to such term in Section 9.18.
“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Debt Payment” has the meaning specified in Section 6.09(b).
“Restricted Payments” has the meaning specified in Section 6.05.
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Group, a division of S&P Global Inc., and any successor to its rating agency business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission.
“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of each Loan Party or other Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (i) (a) are owed to the Agent, an Arranger or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Agent, an Arranger or an Affiliate of any of the foregoing, (b) were owed on the Closing Date to a Person that was a Lender or an Affiliate of a Lender as of the Closing Date or (c) are owed to a Person that was a Lender or an Affiliate of a Lender at the time such obligations were incurred and (ii) are designated in writing by the Borrower as “Secured Cash Management Obligations”.
“Secured Hedging Obligations” means the due and punctual payment and performance of any and all obligations of each Loan Party or other Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Hedge Agreements that (i) (a) are owed to the Agent, an Arranger or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Agent, an Arranger or an Affiliate of any of the foregoing, (b) were owed on the Closing Date to a Person that was a Lender or an Affiliate of a Lender as of the Closing Date or (c) are owed to a Person that was a Lender or an Affiliate of a Lender at the time such obligations were incurred and (ii) are designated in writing by the Borrower as “Secured Hedging Obligations”; provided that Secured Hedging Obligations shall not include any Excluded Swap Obligations.
“Secured Parties” means (a) each of the Lenders, (b) the Agent, (c) the Collateral Agent, (d) each Cash Management Bank, (e) each Hedge Bank, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended.
“Security and Guarantee Documents” means each and any of the Mortgages, the Guarantee and Collateral Agreement, the Control Agreements, the Perfection Certificate, security agreements, and/or other instruments and documents executed and delivered on or after the Closing Date in connection with securing and/or guaranteeing the Obligations.
“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) an amount equal to (i) the Total Senior Secured Debt on such date less (ii) the aggregate amount of Unrestricted Cash on such date to (b) EBITDA for the most recently ended Test Period.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” has the meaning assigned to such term in Section 2.08.
“SOFR Administrator” has the meaning assigned to such term in Section 2.08.
“SOFR Administrator’s Website” has the meaning assigned to such term in Section 2.08.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the present assets of such Person is greater than the total amount of liabilities (subordinated, contingent or otherwise) of such Person, (b) the present fair salable value of the assets of such Person is greater than the total amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities (subordinated, contingent or otherwise) as they become absolute and matured, (c) such Person has not incurred, does not intend to, and does not believe that it will, incur debts or liabilities (subordinated, contingent or otherwise) beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Incremental Term Commitments” has the meaning specified in Section 2.21.
“Specified Incremental Term Facility” means, at any time, the aggregate principal amount of any Specified Incremental Term Loans outstanding at such time.
“Specified Incremental Term Loans” has the meaning specified in Section 2.21.
“Specified Refinancing Debt” has the meaning given to such term in Section 2.19(a).
“Specified Representations” means the representations and warranties set forth in Sections 4.01(a) (with respect to the organizational existence of the Loan Parties only), 4.02, 4.03(b) (solely as it relates to the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party), 4.05, 4.08, 4.09, 4.11, 4.16(b) (excluding reference to “anti-terrorism”), 4.16(c)(i) and 4.18.
“Specified Transactions” means (a) the Transactions and (b)(i) any Investment that results in a Person becoming a Restricted Subsidiary, (ii) any Permitted Acquisition, or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, whether by merger, consolidation, amalgamation or otherwise, (iii) any Disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary, (iv) any Disposition of a business unit, line of business or division of the Borrower or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise, (v) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (vi) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the Ordinary Course of Business for working capital purposes) and (vii) any other transaction, including Restricted Payments, that by the terms of this Agreement requires any financial ratio or test to be determined on a “pro forma basis” or to be given “pro forma effect”.
“Subject Proceeds” has the meaning assigned to such term in Section 2.10(b)(iv).
“Subsidiary” means any subsidiary of the Borrower.
“subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, or other business entity of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or (b) the interest in Equity Interests of such partnership, joint venture, limited liability company or entity.
“Subsidiary Guarantors” means each Domestic Restricted Subsidiary listed on Schedule II (such Domestic Restricted Subsidiaries not to include any Excluded Subsidiary) and each other Domestic Restricted Subsidiary that is or becomes a party to any of the Security and Guarantee

Documents (such Domestic Restricted Subsidiaries not to include any Excluded Subsidiary), unless and until released as a Subsidiary Guarantor pursuant to the terms hereof or of the Security and Guarantee Documents.
“Supported QFC” has the meaning assigned to such term in Section 9.21.
“Swap” has the meaning assigned to such term in Section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a portion of the Term Loans (as to which each Term Lender has a ratable part) that (a) bears interest by reference to the Base Rate or (b) bears interest by reference to the Eurocurrency Rate and has a single Interest Period.
“Term Commitment” means, as to any Lender, the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Term Commitment”.
“Term Facility” means, at any time, the aggregate principal amount of the Term Loans outstanding at such time.
“Term Lender” means, at any time, any Lender with a Term Commitment or an outstanding Term Loan at such time.
“Term Loan” means an advance by a Term Lender to the Borrower under the Term Facility and refers to a Base Rate Loan or a Eurocurrency Rate Loan (each of which shall be a “Type” of Term Loan). Unless the context shall otherwise require, “Term Loans” shall include any Incremental Term Loans (other than Specified Incremental Term Loans), Specified Refinancing Debt and Extended Term Loans. The aggregate principal amount of Term Loans as of the Closing Date is $500.0 million.
“Term Loan Extension Request” has the meaning given to such term in Section 2.20(a).
“Term Loan Extension Series” has the meaning given to such term in Section 2.20(a).
“Term Loan Maturity Date” means (I) except as otherwise provided in clause (II) below, the seventh anniversary of the Closing Date or (II) solely with respect to any applicable Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Term Loan Extension Request accepted by the respective Lender or Lenders.
“Term SOFR” has the meaning assigned to such term in Section 2.08.
“Test Period” means, on any date of determination, the period of four consecutive full fiscal quarters of the Borrower most recently ended on or prior to such date of determination for which financial statements have been delivered pursuant to Section 5.07(a) or (b).

“Title Company” has the meaning specified in the definition of “Real Estate Collateral Requirements.”
“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries, as shown on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.07(a) or (b), as applicable (after taking into account the adjustments required to remove the effects of any Unrestricted Subsidiaries pursuant to Section 5.07).
“Total Senior Secured Debt” means, at any time and without duplication, the aggregate amount of the total Funded Debt of the Borrower and the Restricted Subsidiaries that is, as of such time (a) secured by a Lien on any asset or property of the Borrower or any of the Restricted Subsidiaries and (b) not expressly subordinated in right of payment and performance to the Obligations.
“Transactions” means collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the initial funding of the Loans hereunder, and (b) the payment of all fees, costs and expenses incurred or payable by the Borrower or any of the Restricted Subsidiaries in connection with the foregoing.
“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For the purposes hereof, the term “Rate” means the Base Rate or the Eurocurrency Rate.
“UK Financial Institutions” has the meaning assigned to such term in Section 9.18.
“UK Resolution Authority” has the meaning assigned to such term in Section 9.18.
“Unadjusted Benchmark Replacement” has the meaning assigned to such term in Section 2.08.
“Unfunded Loans” means (a) with respect to the Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made such Lender’s share of the applicable Borrowing available to the Agent as contemplated by Section 2.02(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Agent by the Borrower or made available to the Agent by any such Lender.
“Uniform Commercial Code” and “UCC” have the meanings assigned to the term “Uniform Commercial Code” in the Guarantee and Collateral Agreement.
“Unrestricted Cash” means, as of any date, unrestricted cash and Cash Equivalents (other than cash and Cash Equivalents restricted in favor of the Agent) owned by the Borrower and the Restricted Subsidiaries on such date.
“Unrestricted Subsidiary” means (i) any Subsidiary designated as such in accordance with Section 6.12 and (ii) any Subsidiary of such designated Subsidiary; provided that in order to continue to qualify as an Unrestricted Subsidiary, (A) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a guarantee, by operation of law or otherwise) against the Borrower or any Restricted Subsidiary in respect of any Indebtedness or other obligation of any such Subsidiary and (B) at no time shall the Borrower or any Restricted Subsidiary have any direct or indirect obligation to subscribe for additional Equity Interests of such Subsidiary.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f)(ii)(B)(iii).
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such a contingency.
“Warrant Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Hedge Agreement”.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Withholding Agent” means any Loan Party and the Agent.
“Write-Down and Conversion Powers” has the meaning assigned to such term in Section 9.18.
“Yearly Limit” means the meaning assigned to such term in Section 6.05(d).
“Yield Differential” has the meaning assigned to such term in Section 2.21(b).
Section 1.02.    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
Section 1.03.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”); provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements of the Borrower referred to in Section 4.06 (“Initial GAAP”) that is material in respect of the calculation of compliance with any financial ratio or financial test used herein, the Borrower shall give prompt notice of such change to the Agent and the Lenders, (b) if the Borrower notifies the Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then the Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided, however, that such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.
Section 1.04.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction under Sections 6.01, 6.05, 6.07, 6.08, 6.09(b), 6.11 and 6.13 or the definition of Permitted Lien (including, for the avoidance of doubt, with respect to the components of the Incremental Facility Amount), respectively, but may instead be permitted in part under any combination of categories available under the applicable covenant (or definition) (it being understood that compliance with each applicable section is separately required). For purposes of determining compliance at any time with Sections 6.01, 6.07, 6.08, 6.09(b), 6.11 and 6.13, in the event that any Indebtedness, Lien, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause (including any subclause) of such Sections 6.01, 6.07, 6.08, 6.09(b), 6.11 and 6.13 or the definition of Permitted Lien (including, for the avoidance of doubt, with respect to the components of the Incremental Facility Amount), the Borrower, in its sole discretion, may, from time to time, reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category, in each case to the extent compliant therewith at the time of such reclassification.
Section 1.05.    Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, Specified Refinancing Debt, Extended Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in immediately available funds”, “in Cash”, “in Dollars” or any other similar requirement.
Section 1.06.    Pro Forma Calculations, Etc. (a) Notwithstanding anything to the contrary herein, EBITDA, Total Assets, the Leverage Ratio and the Senior Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.06; provided that when calculating any such ratio for the purpose of any mandatory prepayment under Section 2.10(b)(ii), the events set forth in clauses (b), (c) and (d) below that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
(b)    For purposes of calculating the Leverage Ratio, the Senior Secured Leverage Ratio, EBITDA and Total Assets, and for purposes of determining whether any Restricted Subsidiary is an Immaterial Subsidiary, all Specified Transactions (and the incurrence or repayment of any Indebtedness by the Borrower or any of the Restricted Subsidiaries and the granting or terminating of any Liens in connection therewith) that have been consummated (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or substantially simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day (or in case of the determination of Total Assets, the last day) of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then such financial ratio or test (and EBITDA and Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.
(c)    If pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith based upon reasonable assumptions by a Financial Officer of the Borrower and include only those adjustments that are (i) directly attributable to the Specified Transactions with respect to which such adjustments are to be made, and (ii) factually supportable and reasonably identifiable (in the good faith determination of a Financial Officer of the Borrower) (and, for the avoidance of doubt, the adjustments referred to above (and subject to the requirements specified therein) may include adjustments that reflect cost savings, operating expense reductions, and synergies as described in clause (l) of the definition of “EBITDA”). For the avoidance of doubt, all pro forma adjustments shall be consistent with, and subject to, the caps and limits set forth in the applicable definitions herein.
(d)    In the event that the Borrower or any of the Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included directly or indirectly in the calculation of the Leverage Ratio or the Senior Secured Leverage Ratio (other than Indebtedness incurred or repaid under any revolving credit facility in the Ordinary Course of Business for working capital purposes) subsequent to the end of the applicable Test Period and prior to or substantially simultaneously with the event for which the calculation of any such ratio is made, then the Leverage Ratio and/or the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e)    Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any Leverage Ratio test, any Senior Secured Leverage Ratio test or the amount of Total Assets or the amount of EBITDA) or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the making of any Limited Condition Acquisition or incurrence of Indebtedness in connection therewith, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Limited Condition Acquisition or (y) the consummation of the Limited Condition Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a pro forma basis. If the Borrower has made such an election to test at the time of the execution of the definitive agreement with respect to such Limited Condition Acquisition, then, in connection with any subsequent calculation of any ratio or test on or following the relevant determination date, and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or test shall be calculated on (A) a pro forma basis assuming such Limited Condition Acquisition or any transactions in connection therewith (including any incurrence of Indebtedness, Liens and the use of proceeds thereof) has been consummated, and also on (B) a standalone basis without giving effect to such Limited Condition Acquisition and any such transactions in connection therewith. In addition, if the proceeds of an Incremental Term Commitment are to be used to finance a Limited Condition Acquisition, then at the option of the Borrower and subject to the agreement of the lenders providing such financing, the commitments in respect thereof may be subject to customary “SunGard” conditionality.
(f)    Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision (or a component of a provision, including a component of the definition of “Incremental Facility Amount”) of this Agreement that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any such amounts incurred or transactions entered into (or consummated) in reliance on a provision (or a component of a provision, including a component of the definition of “Incremental Facility Amount”) of this Agreement that requires compliance with a financial ratio (including any Senior Secured Leverage Ratio test or any Leverage Ratio test) (any such amounts, the “Ratio-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Ratio-Based Amounts within the same covenant or Section; provided that the foregoing shall not apply to Restricted Payments. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test, and with respect to any other determination that is made on the basis of Total Assets or any other financial measure, at all times prior to the first delivery of financial statements pursuant to Section 5.07(a) or (b), compliance shall be determined based on the consolidated financial statements of the Borrower as of the applicable date or covering the applicable period, in each case that have been filed with the SEC prior to the Closing Date.
(g)    For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amount, Ratio-Based Amount or financial ratio, test, covenant, calculation or measurement, such Fixed Amount, Ratio-Based Amount or financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.06(e)), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amount, Ratio-Based Amount or financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
Section 1.07.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurocurrency Rate Loan”) or by Class and Type (e.g., a “Eurocurrency Rate Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurocurrency Rate Borrowing”) or by Class and Type (e.g., a “Eurocurrency Rate Term Borrowing”).
Article II
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01.    The Loans.
(a)    Subject to the terms and conditions set forth herein, each Term Lender severally (and not jointly) agrees to make a single loan to the Borrower on the Closing Date in Dollars in an amount not to exceed such Lender’s Term Commitment. Amounts borrowed in respect of the Term Loans and repaid or prepaid may not be reborrowed. The initial Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective initial Term Commitments. Each Lender having an Incremental Term Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions set forth herein and in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.
Section 2.02.    Making the Loans . (a) Each Borrowing shall be made on notice, given not later than (x) noon (New York City time) on the third Business Day (or, in the case of the proposed Borrowing to be made on the Closing Date, noon (New York City time) one Business Day (or such shorter period as is approved by the Agent)) prior to the date of the proposed Borrowing or (y) noon (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by fax or e-mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or fax in substantially the form of Exhibit B hereto (or in such other form as may be acceptable to the Agent), specifying therein the requested, (i) date and Facility of such Borrowing, (ii) Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Loans, the initial Interest Period. Each Appropriate Lender shall (1) before noon (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Loans and (2) before 2:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Loans, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

(b)    Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurocurrency Rate Loans for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Loans shall then be suspended pursuant to Section 2.07 or 2.12, and (ii) the Eurocurrency Rate Loans may not be outstanding as part of more than six separate Term Borrowings.
(c)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Loans, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth herein, including any loss (including loss of margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.
(d)    Unless the Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to the Loans comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e)    The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.04(c) are several and not joint. The failure of any Appropriate Lender to make any Loan or to make any payment under Section 9.04(c) on any date required hereunder shall not relieve any other Appropriate Lender of its corresponding obligation to do so on such date and no Lender shall be responsible for the failure of any other Lender to make its Loan or to make its payment under Section 9.04(c).
Section 2.03.    Fees.
(a)    Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be separately agreed between the Borrower and the Agent.
(b)    Prepayment Premium. In the event that, on or prior to the date that is six months after the Closing Date, the Borrower shall (x) make a voluntary prepayment of the Term Loans pursuant to Section 2.10(a) or a mandatory prepayment of Term Loans pursuant to Section 2.10(b)(iii) with the proceeds of any Indebtedness in the form of syndicated or “club” secured term loans and such Indebtedness has an All-in Yield that is less than the All-in Yield of such Term Loans or (y) effect any amendment to this Agreement which reduces the All-in Yield of the Term Loans (other than, in the case of each of clauses (x) and (y), in connection with a Change in Control or a transformative acquisition referred to in the last sentence of this paragraph), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders and each Term Lender effecting a mandatory assignment of Term Loans pursuant to Section 2.18(b), (A) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans for which the All-in Yield has been reduced pursuant to such amendment; provided, however, that no such prepayment premium or fee shall be required unless the primary purpose of such incurrence of Indebtedness or amendment (as determined by the Borrower in good faith) is to reduce the All-in Yield applicable to the Term Loans. Such amounts shall be due and payable on the date of such prepayment or the effective date of such amendment, as the case may be. For purposes of this Section 2.03(b), a “transformative acquisition” is any acquisition or similar Investment by the Borrower or any Subsidiary that is either (i) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or similar Investment or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or Investment, would not provide the Borrower and the Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation (as determined by the Borrower in good faith).
Section 2.04.    Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused Term Commitments (if any) of the Lenders; provided that each partial reduction shall be in the aggregate amount of $1.0 million or an integral multiple of $1.0 million in excess thereof. Once terminated, a commitment may not be reinstated.
Section 2.05.    Repayment of Loans. The Borrower shall repay to the Agent for the ratable benefit of the Term Lenders on the last day of each April, July, October and January of each year (commencing on the last day of April 2021) an aggregate principal amount of the Term Loans outstanding on such dates in an amount (subject to (i) reduction, if applicable, as a result of the application of prepayments in the manner required by Section 2.10(b)(v) and (ii) increase, if applicable, as a result of any increase in the amount of Term Loans pursuant to Section 2.20) equal to 0.25% of the aggregate principal amount of the Term Loans made on the Closing Date (which is acknowledged as being $500.0 million); provided that all Term Loans outstanding on the Term Loan Maturity Date shall be payable in full on the Term Loan Maturity Date.
Section 2.06.    Interest on Loans. (a) Scheduled Interest. Subject to Section 2.06(b), the Borrower shall pay interest on the unpaid principal amount of each Loan owing to each applicable Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal to the sum of (x) the Base Rate in effect from time to time for such Loan plus (y) the Applicable Margin for such Loan, payable in arrears quarterly on the last day of each April, July, October and January during such periods and on the date such Base Rate Loan shall be Converted or paid in full.
(ii)    Eurocurrency Rate Loans. During such periods as such Loan is a Eurocurrency Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Eurocurrency Rate for such Interest Period for such Loan plus (y) the Applicable Margin for such Loan, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Loan shall be Converted or paid in full.
(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default under clause (a) or (f) under Section 7.01, including as a result of the acceleration of the Loans pursuant to Section 7.01, the Borrower shall be required to pay interest (“Default Interest”) on (i) the overdue and unpaid principal amount of each Loan, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) of this Section 2.06 and on the demand of the Agent, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i) or (a)(ii) of this Section 2.06, and (ii) to the fullest extent permitted by law, the amount of any interest, fee or any other amount payable hereunder that is not paid when due, from the date such amount was due until such amount shall be paid in full, payable in arrears on demand of the Agent, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on Base Rate Loans under the Term Facility pursuant to clause (a)(i) of this Section 2.06.
Section 2.07.    Interest Rate Determination.
(a)    The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or (ii).
(b)    If prior to the commencement of any Interest Period for a Eurocurrency Rate Borrowing of any Class, the Required Lenders notify the Agent that the Eurocurrency Rate for such Interest Period for such Borrowing will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurocurrency Rate Loans for such Interest Period, then the Agent shall forthwith so notify the Borrower and the Lenders of such Class by telephone, fax or electronic mail as promptly as practicable thereafter, whereupon, until the Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the Conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Rate Borrowing shall be ineffective, (B) any affected Eurocurrency Rate Borrowing that is requested to be continued shall be continued as a Base Rate Borrowing and (C) any Notice of Borrowing for an affected Eurocurrency Rate Borrowing shall be deemed a request for a Base Rate Borrowing.
(c)    Upon the occurrence and during the continuance of any Event of Default under Section 7.01, (i) each Eurocurrency Rate Loan will, upon request of the Required Lenders to the Agent, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Loans and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurocurrency Rate Loans shall, if so requested by the Required Lenders, be suspended.
Section 2.08.    Benchmark Replacement Setting.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Benchmark Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark

Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any such Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any Benchmark Replacement Date and the related Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (iv) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.08 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.08.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Rate Borrowing of, conversion to or continuation of Eurocurrency Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(f)    Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to the LIBOR Rate (or any other then-current Benchmark) or have the same volume or liquidity as did the LIBOR Rate (or any other then-current Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.08 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (c) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 2.08.
(g)    Certain Defined Terms. As used in this Section 2.08:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 2.08.
“Benchmark” means, initially, the LIBOR Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 2.08.
“Benchmark Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)     the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)     the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)     the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)     for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent: (a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Benchmark Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; or (b) the spread adjustment (which may be a positive or negative value or zero) as of the Benchmark Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)     for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities in the U.S.

syndicated loan market; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3)     in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Benchmark Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Benchmark Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such

Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.08 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.08.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is the LIBOR Rate, the occurrence of the following on or after December 31, 2020:
(1)     a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including

SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)     the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBOR Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Benchmark Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 2.09.    Optional Conversion of Loans. (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Eurocurrency Rate Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may, subject to Section 2.09(b), elect to Convert any such Borrowing to a different Type or continue such Borrowing and, in the case of a Eurocurrency Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.09. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section 2.09, the Borrower shall notify the Administrative Agent of such election by fax (or electronic transmission, if arrangements for doing so have been approved by the Administrative Agent) in a form approved by the Administrative Agent (an “Interest Election Request”) and signed by the Borrower (or by telephone confirmed promptly by hand delivery or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower) by the time that a Notice of Borrowing would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any other provision of this Section 2.09, the Borrower shall not be permitted to elect an Interest Period for Eurocurrency Loans that does not comply with the definition thereof.
(c)    Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be Base Rate Borrowing or a Eurocurrency Rate Borrowing; and
(iv)    if the resulting Borrowing is a Eurocurrency Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Rate Borrowing with an Interest Period of one (1) month.
Section 2.10.    Prepayments of Loans.
(a)    Optional. The Borrower may, upon notice not later than 11:00 a.m., New York City time, three (3) Business Days prior to the date of such prepayment, in the case of Eurocurrency Rate Loans, and not later than 11:00 a.m., New York City time, on the date of such prepayment, in the case of Base Rate Loans, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall (subject to the last sentence of this Section 2.10(a)), prepay the outstanding principal amount of the Loans made to it comprising part of the same

Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Loans shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Loan, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(f) (if applicable). Any prepayments pursuant to this Section 2.10(a) may be made with respect to one or more Facilities as may be determined by the Borrower and shall not be required to be made ratably across the Facilities. Any prepayment with respect to the Term Facility shall be applied to the remaining amortization payments thereunder as directed by the Borrower (or in the case of no direction, in direct order of maturity). Notwithstanding anything to the contrary contained in this Agreement, the Borrower may state that any notice of prepayment under this Section 2.10(a) is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Agent on or prior to the specified prepayment date) if such condition is not satisfied.
(b)    Mandatory.
(i)    Each prepayment of Loans made pursuant to this Section 2.10(b) shall be made together with any accrued and unpaid interest to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04.
(ii)    No later than five (5) Business Days after the date on which the financial statements with respect to each fiscal year are required to be delivered pursuant to Section 5.07(b) (commencing with the fiscal year of the Borrower ending on or about January 31, 2022), the Borrower shall (subject to Section 2.10(b)(viii) below) prepay outstanding Term Loans in accordance with Section 2.10(b)(v) in an aggregate principal amount equal to the excess, if any, of (A) the Excess Cash Flow Percentage of Excess Cash Flow for such fiscal year then ended minus (B) any voluntary prepayments, redemptions or repurchases of Term Loans, Incremental Term Loans, Extended Term Loans, Specified Refinancing Debt and Incremental Equivalent Debt (including purchases and redemptions of such Term Loans, Incremental Term Loans, Extended Term Loans, Specified Refinancing Debt and Incremental Equivalent Debt by the Borrower and its Subsidiaries below par in which case the amount of voluntary redemptions or repurchases of such Term Loans, Incremental Term Loans, Extended Term Loans, Specified Refinancing Debt and/or Incremental Equivalent Debt shall be deemed to be equal to the aggregate purchase price paid to purchase or redeem such Term Loans, Incremental Term Loans, Extended Term Loans, Specified Refinancing Debt and/or Incremental Equivalent Debt below par), in each case made during such fiscal year, or in the immediately following fiscal year but before the making of any prepayment required in respect of such fiscal year pursuant to this Section 2.10(b)(ii), but in each case only to the extent that (i) such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (ii) such prepayment was not previously applied to reduce the amount of any prepayment required by this Section 2.10(b)(ii) in respect of a prior fiscal year and (iii) such prepayments were not funded, directly or indirectly, from the proceeds of long-term Indebtedness. Notwithstanding the foregoing, any prepayments otherwise required to be made pursuant to the above provisions of this clause (ii) shall not be required to be made unless the applicable prepayment amount with respect to a given fiscal year exceeds $10.0 million (and only the excess above such amount required to be prepaid in accordance with this clause (ii)).
(iii)    In the event that the Borrower or any of the Restricted Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of (A) any Indebtedness for borrowed money of the Borrower or any of the Restricted Subsidiaries (other than any cash proceeds from the issuance or incurrence of Indebtedness for borrowed money permitted under this Agreement), the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or any such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.10(b)(v) or (B) any Refinancing Notes, any Specified Refinancing Debt or any Refinancing Junior Loans, the Borrower shall prepay an aggregate principal amount of the Class of Term Loans refinanced in such issuance or incurrence by an amount equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.
(iv)    Not later than the fifth Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale not made in the Ordinary Course of Business of the Borrower and its Subsidiaries, which proceeds are in excess of $5.0 million in a single transaction or series of related transactions, the Borrower shall (subject to Section 2.10(b)(viii) below) apply 100% of the Net Cash Proceeds received with respect thereto in excess of $5.0 million (the “Subject Proceeds”) to prepay outstanding Term Loans in accordance with Section 2.10(b)(v), and if, at the time that any such prepayment would be required hereunder, the Borrower or any of the Restricted Subsidiaries is required (pursuant to the terms of the documentation governing such other Indebtedness) to repay or repurchase any other Pari Passu Indebtedness that is secured pursuant to a Market Intercreditor Agreement (or to offer to repay or repurchase such Pari Passu Indebtedness) with the Subject Proceeds (such Indebtedness required to be so repaid or repurchased (or to be so offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; it being understood that (1) subject to the foregoing, the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.10(b)(iv) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof. Notwithstanding the foregoing, any prepayments otherwise required to be made pursuant to the above provisions of this clause (iv) shall not be required to be made in respect of the first $30.0 million of Net Cash Proceeds received by the Borrower in respect of Asset Sales after the Closing Date; provided that this sentence shall not apply with respect to any Net Cash Proceeds received by the Borrower in respect an Asset Sale if all or any portion thereof are applied to prepay or repurchase any Other Applicable Indebtedness.

(v)    Mandatory prepayments of outstanding Term Loans under this Section 2.10(b) shall be applied pro rata among the outstanding Term Loans and once so allocated shall be applied to reduce the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.05 in direct order of maturity.
(vi)    The Borrower shall deliver to the Agent, (i) at the time of each prepayment required under Sections 2.10(b)(ii), (iii) and (iv) above, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment (the “Prepayment Amount”) and (ii) at least three (3) Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date (the “Prepayment Date”), the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. The Agent shall promptly advise the Appropriate Lenders of any notice given (and the contents thereof) pursuant to this Section 2.10(b).
(vii)    With respect to any prepayment of Term Loans pursuant to Section 2.10(b)(ii) or (iv), any Appropriate Lender may decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Agent no later than one Business Day after the date of such Appropriate Lender’s receipt of notice from the Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Agent on or prior to such date informing the Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Agent by the Borrower and applied by the Agent in accordance with Section 2.10(b)(v) (other than Term Loans owing to Declining Lenders). Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders may, subject to the mandatory prepayment provisions set forth in the definitive documents governing other Indebtedness of the Borrower, be retained by the Borrower (such amounts, “Declined Amounts”).
(viii)    Notwithstanding any other provisions of this Section 2.10(b), to the extent that
(A)     any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) gives rise to a prepayment event pursuant to Section 2.10(b)(iv), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.10(b)(ii) (solely to the extent related to Excess Cash Flow generated by Foreign Subsidiaries), are or is prohibited, restricted or delayed by applicable local law (e.g., financial assistance, corporate benefit, restrictions on repatriating or upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Foreign Subsidiaries) from being repatriated to the United States, (1) the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.10(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (and the Borrower hereby agrees to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law to permit such repatriation), and if within one (1) year following the end of the relevant fiscal year or the event giving rise to the relevant prepayment, as applicable, such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or

Excess Cash Flow will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof and any costs and expenses incurred or payable by the Loan Parties or any of their respective subsidiaries, Affiliates or equity owners arising as a result of actions taken to permit such repatriation) to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent provided herein and (2) to the extent that the Borrower has determined in good faith (and after use of commercially reasonable efforts to mitigate any such material adverse tax cost consequences) that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition, or Excess Cash Flow (solely to the extent related to Excess Cash Flow generated by Foreign Subsidiaries) would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this subclause (2), to the extent that the repatriation of any such Net Cash Proceeds or Excess Cash Flow from the relevant Foreign Subsidiary would no longer have material adverse tax consequences within one (1) year following the end of the relevant fiscal year or the event giving rise to the relevant payment, as applicable, the Borrower shall apply an amount equal to such Net Cash Proceeds or Excess Cash Flow, as applicable, (less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated) to the repayment of Term Loans pursuant to this Section 2.10(b) to the extent provided herein; and
(B)    the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.10(b)(ii) or (iv) to the extent that the relevant Excess Cash Flow is generated by a non-wholly owned Subsidiary or the Net Cash Proceeds are generated by a Disposition by a non-wholly owned Subsidiary and the distribution of such funds to the Borrower would be prohibited under any material organizational documents (not entered into for the purpose of evading the requirements of Section 2.10(b)); it being understood that if the relevant prohibition ceases to exist within one (1) year following the end of the relevant fiscal year or the event giving rise to the relevant prepayment, as applicable, the relevant non-wholly owned Subsidiary will promptly distribute the relevant Excess Cash Flow or the Net Cash Proceeds, as the case may be, and the distributed Excess Cash Flow or Net Cash Proceeds, as the case may be, will be promptly (and in any event not later than five (5) Business Days after such distribution) applied (net of additional taxes payable or reserved against as a result thereof and any costs and expenses incurred or payable by the Loan Parties or any of their respective subsidiaries, Affiliates or equity owners arising as a result of actions taken to remove any such relevant prohibition) to the repayment of Term Loans pursuant to Section 2.10(b) as otherwise required above (without regard to this clause (viii)(B)).
Section 2.11.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection

Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s Parent Company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s Parent Company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s Parent Company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s Parent Company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its Parent Company as specified in paragraph (a) or (b) of this Section 2.11 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Additional Reserve Requirements. Without duplication of amounts paid pursuant to the definition of “Eurocurrency Rate Reserve Percentage”, the Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.
Section 2.12.    Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loan or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), at the Borrower’s option, prepay or convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (and the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 2.13.    Payments and Computations.
(a)    The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.03(a), 2.11, 2.14 or 9.04) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)     All computations of interest based on the Prime Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate, the Federal Funds Effective Rate or One Month LIBOR and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each applicable Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.14.    Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the calculation of the amount being requested, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(f)    Status of Recipients. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation by any Lender (other than such documentation set forth in Sections 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax or any other Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
The Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such a refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Interpretation. For the purposes of this Section 2.14, the term “applicable law” includes FATCA.
Section 2.15.    Sharing of Payments, Etc. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans, and accrued interest thereon or other such obligations greater than its applicable pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply), except for assignments to the Borrower made pursuant to Dutch auctions and open market purchases as provided in Section 9.07(b)(v).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 2.16.    Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender (or its registered assigns) in a principal amount up to the sum of the then-outstanding Commitment of such Lender and the applicable Loans owing to such Lender.

(b)    The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
(c)    Entries made in good faith by each Lender in its account or accounts pursuant to clause (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to such Lender under this Agreement, absent manifest error; provided, however, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement; and provided, further, that in the event of any conflict between the Register and the Lender’s account or accounts, the Register shall govern.
Section 2.17.    Use of Proceeds.
(a)    Subject to Section 5.08, the proceeds of the Term Loans made on the Closing Date shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes, including to fund repurchases of the Borrower’s common stock or payment of a dividend and to pay transaction costs and expenses in connection therewith and with the initial Term Facility.
Section 2.18.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If (1) any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.18(a), or (2) if any Lender is a Defaulting Lender or a Non-Approving Lender or refuses to make an Extension Election pursuant to Section 2.20, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan

Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(f)) from the assignee (and/or, with the prior consent of the Borrower and with respect to accrued interest and/or fees only, from the Borrower) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
(c)    A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(d)    Each party hereto agrees that an assignment and delegation required pursuant to clause (b) above may, at the Administrative Agent’s request and notwithstanding anything in Section 9.07 or elsewhere herein to the contrary, be effected pursuant to an Assignment and Assumption (or any other written instrument), in each case, in a form acceptable to the Administrative Agent, executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment and delegation need not be a party thereto, and in such case shall be deemed to have executed and delivered such Assignment and Assumption (or such other written instrument).
Section 2.19.    Specified Refinancing Debt.
(a)    The Borrower may, from time to time, add one or more new term loan facilities to this Agreement (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Agent and reasonably acceptable to the Borrower, to refinance all or any portion of any Class of Term Loans then outstanding under this Agreement; provided that such Specified Refinancing Debt:
(i)    shall rank pari passu in right of payment with the other Obligations hereunder;
(ii)    will not have obligors or contingent obligors that were not obligors or contingent obligors in respect of the other Obligations (unless any such Persons are concurrently added as obligors in respect of the other Obligations);

(iii)    will be (x) unsecured or (y) secured solely by the same Collateral securing the Obligations (and if secured by such Collateral on a junior lien basis to the Obligations, be subject to a Market Intercreditor Agreement that is reasonably satisfactory to the Agent);
(iv)    shall have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof (and for the avoidance of doubt, clause (vi) of the proviso to Section 2.21(b) shall not apply);
(v)    will have a maturity date that is not prior to the date that is the scheduled maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Loans being refinanced; provided that this clause (v) shall not apply to any Specified Refinancing Debt consisting of a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies this clause (v);
(vi)    shall (except as provided otherwise in Section 2.10(b)(iii)(B)) share ratably in any prepayments of Term Loans pursuant to Section 2.10(b) (or otherwise provide for more favorable prepayment treatment for the then outstanding Classes of Term Loans other than Specified Refinancing Debt);
(vii)    subject to clauses (iv), (v) and (vi) above, will have terms and conditions (other than pricing and optional prepayment and optional redemption terms) that are either (x) substantially similar to, or (when taken as a whole) no more favorable to the lenders providing such Specified Refinancing Debt than, those applicable to the Loans being refinanced or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions; provided that (A) such Specified Refinancing Debt may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the lenders thereof so long as such covenants or provisions are either (i) applicable only during periods after the Latest Maturity Date of any of the Loans that remain outstanding prior to giving effect to such Specified Refinancing Debt or (ii) also added for the benefit of the Lenders holding outstanding Loans prior to giving effect to such Specified Refinancing Debt and (B) a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five (5) Business Days prior to the incurrence of such Specified Refinancing Debt, together with a reasonably detailed description of material terms and conditions of such Specified Refinancing Debt or drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (vii) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and
(viii)    shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (plus accrued interest, fees (including original issue discount and upfront fees), discounts, premiums or expenses payable in connection therewith);
provided, further, that the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case pursuant to Section 2.10(b).

(b)    The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Agent specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Debt may be provided by existing Lenders (it being understood that existing Lenders have no obligation to provide such proposed Specified Refinancing Debt) or, subject to the approval of the Agent (which approval shall not be unreasonably withheld, conditioned or delayed), Eligible Assignees in such respective amounts as the Borrower may elect.
(c)    The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in clause (a) above and, to the extent reasonably requested by the Agent, receipt by the Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Security and Guarantee Documents providing for such Specified Refinancing Debt to be secured thereby, consistent, where applicable, with those delivered on the Closing Date under Section 3.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent). The Lenders hereby authorize the Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish any Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower in connection with the establishment of such Specified Refinancing Debt, in each case on terms consistent with and/or to effect the provisions of this Section 2.19.
Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate facilities hereunder and treated in a manner consistent with the Facility being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of or be consistent with this Section 2.19.
Section 2.20.    Extension of Term Loans.
(a)    Extension of Term Loans. The Borrower may, at any time and from time to time, request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.20. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical in all material respects to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments, if any, of all or a portion of any principal amount of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments, if any, of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Term Loans may be different from those for the Term Loans of such Existing Term Loan Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the item contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date of Term Loans that is in effect on the closing date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans) or which also added for the benefit of the Lenders holding outstanding Term Loans immediately prior to the establishment of such Extended Term Loans; and (iv) Extended Term Loans may have prepayment terms (including call protection and prepayment terms and premiums) as may be agreed by the Borrower and the Lenders thereof; provided that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the maturity date of the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (D) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.20 shall be in an aggregate principal amount that is not less than $10.0 million.
(b)    Extension Request. The Borrower shall provide the applicable Term Loan Extension Request at least five (5) Business Days (or such shorter period as the Agent may determine in its sole discretion) prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably to accomplish the purposes of this Section 2.20. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Term Loan Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Term Loan Extension Request amended into Extended Term Loans shall notify the Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Term Lenders shall have accepted the relevant Term Loan Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Term Loan Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.
(c)    Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in this Section 2.20 (but which shall not require the applicable consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth above, and, to the extent reasonably requested by the Agent, receipt by the Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, substantially consistent, where applicable, with those delivered on the Closing Date under Section 3.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent). The Lenders hereby authorize the Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to effect any Extension Amendment and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower in connection with the establishment of such Extension Amendment, in each case on terms consistent with and/or to effect the provisions of this Section 2.20. No amendment, conversion or exchange of Loans pursuant to any Extension Amendment in accordance with this Section 2.20 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
Section 2.21.    Incremental Facilities.
(a)    The Borrower may, by written notice to the Agent from time to time, request Incremental Term Commitments in an amount for all such Incremental Term Commitments not to exceed the Incremental Facility Amount at such time from one or more Incremental Lenders, which may include any existing Lender or any Eligible Assignee (each of which shall be entitled to agree or decline to participate in its sole discretion); provided that each Incremental Lender shall be subject to the approval of the Agent (which approval shall not be unreasonably withheld or delayed). Such notice shall set forth (x) the amount of the Incremental Term Commitments being requested (which shall be in a minimum amount of $10.0 million or such lesser amount equal to the remaining Incremental Facility Amount, as applicable), (y) the date on which such Incremental Term Commitments are requested to become effective and (z) whether such Incremental Term Commitments are (A) commitments to make additional Term Loans (which commitments shall only be permitted if such additional Term Loans are intended to be fungible for United States Federal income tax purposes with the existing Term Loans) or (B) commitments to make new term loans with terms different from the Term Loans (such loans in this clause (B), “Specified Incremental Term Loans” and such commitments “Specified Incremental Term Commitments”).
(b)    The Borrower and each applicable Incremental Lender shall execute and deliver to the Agent an Incremental Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Term Commitment of each Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of any Incremental Term Loans to be made thereunder; provided that:
(i)    the final maturity date of any Specified Incremental Term Loans shall be no earlier than the Term Loan Maturity Date; provided that this clause (i) shall not apply to any

Specified Incremental Term Loans consisting of a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies this clause (i);
(ii)    the Weighted Average Life to Maturity of any Specified Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans, in each case without giving effect to voluntary prepayments reducing scheduled amortization; provided that this clause (ii) shall not apply to any Specified Incremental Term Loans consisting of a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies this clause (ii);
(iii)    the sole borrower in respect of any Specified Incremental Term Loans shall be the Borrower;
(iv)    no Person shall be a guarantor with respect to any Specified Incremental Term Loans unless such Person is a Subsidiary Guarantor which shall have previously or substantially concurrently guaranteed the Obligations;
(v)    any Specified Incremental Term Loans will be (x) unsecured or (y) secured solely by Liens on the same Collateral as the Liens securing the Obligations on a pari passu or junior lien basis (and if secured by such Collateral on a junior lien basis to the Obligations, be subject to a Market Intercreditor Agreement that is reasonably satisfactory to the Agent);
(vi)    if the All-in Yield on any Specified Incremental Term Loans that constitute Pari Passu Indebtedness and is incurred on or prior to the date that is 12 months after the Closing Date exceeds the All-in Yield applicable to the initial Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for initial Term Loans shall automatically be increased by the Yield Differential, effective upon the making of such Specified Incremental Term Loans;
(vii)    subject to the foregoing clause (ii), the amortization schedule in respect of any Specified Incremental Term Facility shall be determined by the Borrower and the lenders thereunder;
(viii)    subject to the foregoing clause (vi), the pricing, interest rate margins, discounts, premiums, rate floors and fees in respect of any Specified Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; and
(ix)    to the extent that the terms of any Specified Incremental Term Loans (except as otherwise specifically addressed in any of the foregoing clauses (i) through (viii)) are not consistent with the terms of the existing Term Loans, such terms will be as agreed between the Borrower and the Incremental Lenders and either be (A) not materially more restrictive, taken as a whole, to the Loan Parties than the terms of the existing Term Loans (as reasonably determined by the Borrower) or (B) otherwise reasonably acceptable to the Agent (except, in each case, to the extent (1) the applicable terms only apply after the Latest Maturity Date of the then existing Term Loans, (2) such terms are less favorable to the Borrower than the terms of the existing Term Loans and such terms are conformed (or added) in the Loan Documents for the benefit of the existing Term Loans pursuant to an amendment thereto (subject solely to the reasonable satisfaction of the Agent) or (3) such terms and conditions reflect market terms and conditions at the time of such incurrence or issuance (as determined by the Borrower in good faith); provided that, in no event shall any Specified Incremental Term Loans be permitted to be mandatorily prepaid prior to the repayment in full of the existing Term Loans unless accompanied by at least a ratable payment of the Term Loans (except in connection with a mandatory prepayment arising as a result of a refinancing thereof).
(c)    Notwithstanding the foregoing, no Incremental Term Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, (1) the representations and warranties contained in Article IV are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, as though made on and as of such date except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date (provided that, in the case of any such Incremental Term Commitment used to finance Limited Condition Acquisition or other similar Investment permitted under Section 6.07 (to the extent the Incremental Lenders participating therein so agree), at the election of the Borrower, this clause (1) shall be deemed to have been satisfied so long as it is satisfied with respect to the Specified Representations) and (2) no Event of Default shall have occurred and be continuing (provided that, in the case of any such Incremental Term Commitment used to finance a Limited Condition Acquisition or other similar Investment permitted under Section 6.07 (to the extent the Incremental Lenders participating therein so agree), this clause (2) shall be deemed satisfied if no Event of Default shall have occurred and be continuing at the time of the execution of the definitive documents governing such Limited Condition Acquisition or other similar Investment) (and the Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower); (ii) all fees and expenses owing to the Agent and the Lenders in respect of such Incremental Term Commitment shall have been paid in full; (iii) the documentation in respect of the Incremental Term Loans shall be reasonably satisfactory to the Agent unless otherwise expressly permitted in this Section 2.21; and (iv) except as otherwise specified in the applicable Incremental Assumption Agreement, the Agent shall have received customary legal opinions, board resolutions and other closing certificates reasonably requested by the Agent and consistent with those delivered on the Closing Date.
(d)    Each of the parties hereto hereby agrees that the Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Specified Incremental Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by, among other things, requiring each outstanding Eurocurrency Rate Borrowing to be Converted into a Base Rate Borrowing on the date of such Incremental Term Loan, or by allocating a portion of such Incremental Term Loan to each outstanding Eurocurrency Rate Borrowing under the relevant Facility on a pro rata basis. Any Conversion of Eurocurrency Rate Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 9.04(f). If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurocurrency Rate Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement. In addition, to the extent any Incremental Term Loans are Term Loans, the scheduled amortization payments under Section 2.05 required to be made after the making of such Incremental Term Loans shall be increased in a substantially ratable manner to appropriately reflect the aggregate principal amount of such Incremental Term Loans as determined by the Agent in accordance with customary market convention. Notwithstanding the foregoing, Incremental Term Commitments to make Specified Incremental Term Loans may not be requested without the prior written consent of the Agent if, as a result of the Specified Incremental Term Loans to be made thereunder, there would be more than five classes of Term Loans and Specified Incremental Term Loans outstanding.
(e)    Notwithstanding any other provision of any Loan Document, each Loan Document may be modified, supplemented, amended and/or amended and restated by the Agent and the Borrower without the action or consent of any other party, if the Agent determines it to be necessary or advisable, to provide for terms applicable to any Incremental Term Loans permitted by or to otherwise give effect to this Section 2.21. Without limiting the generality of the foregoing, each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent necessary to reflect the existence and terms of the Incremental Term Commitments and the Incremental Term Loans evidenced thereby.
Article III
CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01.    Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligations of each Term Lender to fund its respective Loans on the Closing Date shall be subject to the satisfaction of the following conditions precedent (the first Business Day on which such conditions precedent are so satisfied, the “Closing Date”):
(a)    The Agent shall have received duly executed counterparts of this Agreement from the Borrower, each Lender as of the Closing Date and the Agent.
(b)    The Administrative Agent shall have received on or before the Closing Date the following, in form and substance reasonably satisfactory to the Agent:
(i)    A certificate of the Secretary, Assistant Secretary or other Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or comparable organizational document) of such Loan Party as in effect on the Closing Date and at all times since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or comparable governing body) of such Loan Party authorizing the execution and delivery of the Loan Documents to which such Loan Party is a party and the performance of its obligations thereunder including, in the case of the Borrower, the Borrowing under the Term Facility, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that attached thereto is a certified copy of the certificate or articles of incorporation (or comparable organizational document), including all amendments thereto, of such Loan Party as in effect on the Closing Date, certified as of a recent date by the Secretary of State (or comparable entity) of the jurisdiction of its incorporation or organization, as applicable, (D) that attached thereto is a certificate as to the good standing (where such concept is applicable) of such Loan Party as of a recent date, from the Secretary of State (or comparable authority) of the jurisdiction of its incorporation or organization, as applicable, and (E) as to the incumbency and specimen signature of each Responsible Officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.
(ii)    A certificate of another Responsible Officer (or in the event the applicable Loan Party only has one Responsible Officer, any other officer of such Loan Party) as to the incumbency and specimen signature of the Secretary, Assistant Secretary or Responsible Officer executing the certificate pursuant to clause (i) above.
(iii)    A favorable opinion of Latham & Watkins LLP, counsel for the Borrower and the other Loan Parties, dated as of the Closing Date, addressed to the Administrative Agent, the Collateral Agent and each Lender in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents and the Transactions as the Agent shall reasonably request.
(iv)    Any Notes, to the extent requested at least three (3) Business Days prior to the Closing Date by any Lender pursuant to Section 2.16.
(c)    The Administrative Agent shall have received a Notice of Borrowing as required under Section 2.02 and in the form attached hereto as Exhibit B.
(d)    The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower in the form attached hereto as Exhibit E.
(e)    All fees required to be paid by the Borrower hereunder or as separately agreed by the Borrower and any of the Arrangers or the Lenders, in each case on or prior to the Closing Date, and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, all invoiced expenses of the Agent and the Arrangers relating hereto (including those of counsel to the Agent and the Arrangers), shall have in each case been paid (which amounts may be offset against the proceeds of the Loans on the Closing Date).
(f)    The Agent and the Arrangers shall have received (i) audited Consolidated balance sheets and related statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit) and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal years ended January 31, 2020, January 31, 2019 and January 31, 2018 (and the Agent and the Arrangers hereby acknowledge receipt of such audited financial statements as of and for the fiscal years ended January 31, 2018, 2019 and 2020) and (ii) unaudited Consolidated balance sheets and related statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for each fiscal quarter (other than any fourth fiscal quarter) ended after January 31, 2020 and at least 45 days prior to the Closing Date (and the Agent and the Arrangers hereby acknowledge receipt of such unaudited financial statements as of and for the fiscal quarters ended June 5, 2020 and September 4, 2020).
(g)    The Agent and the Arrangers shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, which shall include, for the avoidance of doubt, a duly executed IRS Form W-9 or other applicable tax form and a certification regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation, to the extent requested in writing at least ten Business Days prior to the Closing Date by the Agent or the Arrangers.
(h)    The Collateral Agent shall have received a Perfection Certificate with respect to the Borrower and the Subsidiary Guarantors dated the Closing Date and duly executed by a Responsible Officer of the Borrower.

(i)    The Guarantee and Collateral Agreement shall have been duly executed by the Borrower and each Subsidiary Guarantor that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent, on behalf of the applicable Secured Parties, shall have a perfected first priority security interest in the Collateral (subject to applicable Liens permitted under Section 6.01 of this Agreement) described in the Guarantee and Collateral Agreement.
(j)    Each document (including any UCC financing statement) required by the Security and Guarantee Documents or under applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other person (subject to applicable Liens permitted under Section 6.01 of this Agreement), shall have been filed, registered or recorded or delivered to the Collateral Agent in proper form for filing, registration or recordation. On or prior to the Closing Date, the Collateral Agent shall have received all Pledged Collateral (as defined in the Guarantee and Collateral Agreement) required to be delivered to the Collateral Agent pursuant to the Guarantee and Collateral Agreement, together with undated proper instruments of assignment duly executed by the applicable Loan Party in blank and such other instruments or documents as the Collateral Agent may reasonably request.
(k)    Each IP Security Agreement (as defined in the Guarantee and Collateral Agreement) shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect.
(l)    The representations and warranties contained in Article IV and in each other Loan Document are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date, before and after giving effect to the Term Borrowing on the Closing Date and to the application of the proceeds therefrom, as though made on and as of such date except where such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date;
(m)    No event has occurred and is continuing, or would result from the Term Borrowing on the Closing Date and the application of proceeds therefrom, that constitutes or would constitute a Default; and
(n)    The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower certifying that the conditions specified in clauses (l) and (m) of this Section 3.01 have been satisfied.
Notwithstanding the foregoing, if, after the use by the Loan Parties of commercially reasonable efforts to cause the conditions relating to the collateral and guarantee matters set forth in Section 3.01(i) (other than the first sentence thereof), Section 3.01(j) and Section 3.01(k) above to be satisfied as of the Closing Date (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement), such conditions shall not be a condition precedent to the effectiveness of this Agreement on the Closing Date, but shall be accomplished as promptly as practicable after the Closing Date and in any event within any applicable period specified on Schedule 5.11.
Without limiting the generality of the provisions of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.
Article IV
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:
Section 4.01.    Organization; Authorization. Each of the Borrower and the Restricted Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority to carry on its business as now conducted, (c) is in good standing (where such concept is applicable) in its jurisdiction of organization or formation and (d) is qualified to do business in every other jurisdiction where such qualification is required, in each case of clauses (a) through (d) above (other than with respect to the Borrower in the case of clauses (a) and (b)), except where the failure thereof, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect .
Section 4.02.    Powers. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.
Section 4.03.    No Conflicts. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the Transactions and the other transactions contemplated hereby do not conflict with or contravene or result in any breach of (a) any applicable law, (b) such Loan Party’s charter, by-laws or other organizational documents, (c) any contractual restriction binding on or affecting such Loan Party or any of its subsidiaries or (d) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or any of its subsidiaries is subject (except, with respect to each of the foregoing clauses (a), (c) and (d), for such conflicts, contraventions or breaches that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect).
Section 4.04.    Government Approvals. No authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by any Loan Party of each Loan Document to which it is a party or otherwise in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages (if any) and (d) such as have been duly obtained, taken, given or made and are in full force and effect or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.
Section 4.05.    Execution; Enforceability. This Agreement has been, and each other Loan Document when delivered hereunder will be, duly executed and delivered by the Borrower and each other Loan Party that is a party thereto. This Agreement is, and each other Loan Document when executed and delivered hereunder will constitute, a legal, valid and binding obligation of the Borrower and each other Loan Party that is a party thereto, enforceable against the Borrower and each other Loan

Party that is a party thereto in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, capital impairment, recognition of judgments or other similar laws of general applicability from time to time in effect or other laws affecting the enforcement of creditors’ rights generally, (b) the effect of foreign laws, rules and regulations as they relate to the granting of security interests in assets of, pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries, (c) application of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law and (d) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (clauses (a) through (d), collectively, the “Enforceability Limitations”).
Section 4.06.    Financial Statements; No Material Adverse Effect.
(a)    The audited Consolidated balance sheet of the Borrower and the Subsidiaries, and the related Consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity and cash flows as of and for each of the fiscal years ended January 31, 2018, January 31, 2019 and January 31, 2020 (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (y) fairly present, in all material respects, the Consolidated financial condition of the Borrower as of the date thereof and the Consolidated results of operations for the period covered thereby.
(b)    Since January 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
Section 4.07.    Litigation. Except as set forth on Schedule 4.07, there is no action, suit, investigation or proceeding, including pursuant to any Environmental Law, pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of the Subsidiaries before any court, Governmental Authority or arbitrator that (a) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) challenges the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the Transactions.
Section 4.08.    Margin Securities. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, margin stock (within the meaning of Regulation U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any other purpose that entails a violation (including on the part of any Lender) of any regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.
Section 4.09.    Investment Company Act. None of the Loan Parties is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
Section 4.10.    Disclosure. As of the Closing Date, none of the Information Memorandum or any written reports, financial statements, certificates or other information furnished in writing by or on behalf of the Borrower or any of the Subsidiaries to the Agent in connection with the negotiation of this

Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the date on which this representation is made or deemed made) but in each case excluding information of a general economic or industry specific nature, projected financial information or other forward-looking information, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein or herein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions the Borrower believed to be reasonable at the time furnished, it being understood that such projected financial information are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized.
Section 4.11.    Solvency. As of the Closing Date, the Borrower and the Subsidiaries, on a Consolidated basis, are Solvent immediately after the consummation of the Transactions.
Section 4.12.    Taxes. The Borrower and the Restricted Subsidiaries have timely filed all material Tax returns and reports required to be filed, and have paid all material Taxes that are due and payable, except, with respect to payments, those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP (or, in the case of any Restricted Subsidiary organized in a non-U.S. jurisdiction, at its sole discretion, IFRS) and, in the case of returns and payments (without regard to materiality), other than those the failure of which as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
Section 4.13.    Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed on Schedule 4.13.
Section 4.14.    Environmental Matters. The facilities and operations of the Borrower and each of the Restricted Subsidiaries have complied in all respects with all Environmental Laws, except for such non-compliance, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and each of the Restricted Subsidiaries have obtained all Environmental Permits that are required under any Environmental Law necessary for its operations, all such Environmental Permits are in good standing, and the Borrower and each of the Restricted Subsidiaries have complied with all terms and conditions of such Environmental Permits, in each case, except where the failure to obtain or maintain such Environmental Permits or such non-compliance would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of the Restricted Subsidiaries is undertaking, either individually or together with other potentially responsible parties, or otherwise liable for any investigation or assessment or remedial or response action for any actual or threatened release, or any discharge, disposal or migration of Hazardous Materials at any location, either voluntarily or pursuant to any order by or any binding and enforceable agreement with any Governmental Authority or the requirements of any Environmental Law or Environmental Permit, or is otherwise subject to any liability pursuant to Environmental Law, in each case except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
Section 4.15.    Properties.
(a)    Title. The Borrower and each of the Restricted Subsidiaries have good title to, or valid leasehold interests in, all real property material to their businesses, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interest would not reasonably be expected to result in a Material Adverse Effect, free and clear of all Liens other than Liens permitted by Section 6.01.
(b)    Intellectual Property. (i) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business and (ii) the use thereof by the Borrower and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except in the case of each of the foregoing clauses (i) and (ii), as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.
Section 4.16.    Anti-Corruption Laws and Sanctions; Compliance with Laws.
(a)    Neither the Borrower nor any of the Subsidiaries nor to the knowledge of the Borrower any of their respective directors, officers, employees or agents, is, a Sanctioned Person.
(b)    Neither any Loan nor the proceeds from any Loan has been or will be used, directly or to the knowledge of the Borrower, indirectly, to lend, contribute, provide or has otherwise been made or will otherwise be made available in violation of any Anti-Corruption Laws, applicable anti-terrorism or anti-money laundering laws or Sanctions or for the purpose of funding any prohibited activity or business in any Sanctioned Country or for the purpose of funding any activity or business of or with any Sanctioned Person, absent valid and effective licenses and permits issued by the government of the United States or otherwise in accordance with applicable laws, or in any other manner that will result in any violation by any Lender or the Agent of any Sanctions.
(c)    The Borrower and the Restricted Subsidiaries are in compliance with (i) the Patriot Act and (ii) Anti-Corruption Laws and applicable anti-terrorism and anti-money laundering laws (other than the Patriot Act) and (iii) all applicable Sanctions, in the case of clauses (ii) and (iii) in all material respects.
(d)    The Borrower and the Restricted Subsidiaries are in compliance with all laws, regulations and orders and have all requisite governmental licenses, authorizations, consents and approvals to operate their respective business, except for any such non-compliance or failure to have which would not reasonably be likely to have a Material Adverse Effect.
Section 4.17.    ERISA
(a)    . (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.
Section 4.18.    Security Interest in Collateral. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (subject to the Enforceability Limitations) security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and subject to any applicable provisions set forth herein or in the Security and Guarantee Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein).
(b)    (1) When any Pledged Collateral (as defined in the Guarantee and Collateral Agreement), with respect to which a security interest may be perfected only by possession or control which possession or control shall be given to the Collateral Agent to the extent possession or control by Collateral is required by the Guarantee and Collateral Agreement, constituting “certificated securities” (as defined in the UCC) is delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01, and (2) when the financing statements in appropriate form describing the Collateral as “all assets” or using language of similar import or otherwise containing a reasonable description of the Collateral are filed in the offices specified in Section 3 of the Perfection Certificate and such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes) are taken by the Loan Parties, the Lien created under the Guarantee and Collateral Agreement in the Collateral that may be perfected by the filing of a financing statement in such office will constitute a perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01.
(c)    Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form referenced in Section 4.18(b) filed in the offices specified in Section 3 of the Perfection Certificate, the Lien created under the Guarantee and Collateral Agreement will constitute a perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the United States registered Intellectual Property (as defined in the Guarantee and Collateral Agreement) included in the Collateral to the extent a security interest may be perfected by recording a security interest with the United States Patent and Trademark Office or United States Copyright Office, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and issued patents, copyright, trademark and patent applications and registered copyrights acquired or filed by the Loan Parties after the date hereof).
(d)    Each Mortgage (if any) is in form sufficient to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) first priority Lien on all of the applicable Loan Party’s right, title and interest in and to the Mortgaged Property described therein and the proceeds thereof, and when such Mortgage is executed, delivered and filed in the offices specified in Perfection Certificate, such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of such Loan Party in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01.
(e)    Notwithstanding anything herein (including this Section 4.18) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agent or any Lender with respect thereto, in each case under foreign law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Security and Guarantee Documents or (C) on the Closing Date and until required pursuant to Section 5.10 or 5.11, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01 (taking into account the penultimate paragraph thereof).
Section 4.19.    Labor Matters. There are no strikes, lockouts or slowdowns against the Borrower or any of the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of each of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; and (b) all payments due from each of the Borrower and the Restricted Subsidiaries, or for which any claim may be made against the Borrower or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary in accordance with GAAP (or, in the case of any Restricted Subsidiary organized in a non-U.S. jurisdiction, at its sole discretion, IFRS).
Article V
AFFIRMATIVE COVENANTS OF THE LOAN PARTIES

So long as any Loan or any other Loan Document Obligation (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted), shall remain unpaid or unsatisfied, or any Lender shall have any Commitment hereunder, the Borrower will:
Section 5.01.    Compliance with Laws. (a) Comply, and cause each of its Restricted Subsidiaries (or solely in the case of Anti-Corruption Laws and Sanctions, each of its subsidiaries) to comply, with all applicable laws, rules, regulations and orders, such compliance to include compliance with ERISA, Environmental Laws, Anti-Corruption Laws, applicable anti-terrorism and anti-money laundering laws and Sanctions, except to the extent such non-compliance would not be reasonably expected to have a Material Adverse Effect.

(b)    Maintain, and cause each of its subsidiaries to maintain, policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws, applicable anti-terrorism and anti-money laundering laws and Sanctions.
Section 5.02.    Maintenance of Insurance. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect:
        (a)     Maintain, and cause each of the Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts (with no greater risk retention and after giving effect to any self-insurance plans reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries and which plans require adequate reserves for risks that are self-insured) and covering such risks as is usually carried by companies engaged in the same or similar businesses operating in the same or similar locations.
(b)    Within the time period specified on Schedule 5.11 (unless a later date is otherwise agreed to by the Agent in its sole discretion), cause all such policies covering any Collateral (excluding, for the avoidance of doubt, business interruption insurance (if any), director and officer insurance and worker’s compensation insurance) to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement or to name the Collateral Agent as an additional insured, as applicable, in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent and to contain such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; upon reasonable request, deliver copies of all such policies to the Collateral Agent.
(c)    If at any time the area in which the improvements with respect to any Mortgaged Property are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and flood insurance is available in the community in which the property is located, obtain flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws and otherwise reasonably acceptable to the Collateral Agent.
Section 5.03.    Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of the Restricted Subsidiaries to preserve and maintain, its legal existence and material rights (charter and statutory) and franchises; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction not prohibited under this Agreement; provided, further, that neither the Borrower nor any of the Restricted Subsidiaries shall be required to preserve any right or franchise if the Borrower or such Restricted Subsidiary shall determine that preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Restricted Subsidiary, as the case may be, and that the loss thereof could not reasonably be expected to result in a Material Adverse Effect.
Section 5.04.    Visitation Rights. At any reasonable time and from time to time, and with reasonable prior notice (but not more than once per calendar year unless there is a continuing Event of Default), permit the Agent (on its own behalf or acting on behalf of the Lenders) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of the Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of the Restricted Subsidiaries with any of their officers or directors and with their independent certified public accountants (subject to such accountants’ customary policies and procedures) all at such reasonable times during normal business hours (it being understood and agreed that, only the Agent on behalf of the Lenders may exercise rights of the Agent and the Lenders under this Section 5.04); provided that the Borrower may, if it chooses, be present at any such discussions; provided, further, that the foregoing shall not require the Borrower or any Restricted Subsidiary to permit inspection of any properties or financial or operating records (a) to an extent that would require the Borrower or any of the Restricted Subsidiaries to reveal any of its trade secrets, research data or proprietary information, (b) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.
Section 5.05.    Keeping of Books; Maintenance of Ratings. (a) Keep, and cause each of the Restricted Subsidiaries to keep, proper books of record and account, in which entries that are full and correct in all material respects shall be made of all financial transactions and the assets and business of the Borrower and each such Restricted Subsidiary in accordance with GAAP (or, in the case of any Restricted Subsidiary organized in a non-U.S. jurisdiction, at its sole discretion, IFRS) in effect from time to time, and (b) use commercially reasonable efforts to cause the Term Facility to be continuously and publicly rated (but not any specific rating) by S&P and Moody’s and use commercially reasonable efforts to maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case with respect to the Borrower and the Subsidiaries on a consolidated basis.
Section 5.06.    Maintenance of Properties, Etc. Maintain and preserve, and cause each of the Restricted Subsidiaries to maintain and preserve, all of its tangible properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear and, subject to casualty and condemnation Dispositions permitted pursuant to Section 6.11, casualty and condemnation excepted and except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or as otherwise not expressly prohibited by this Agreement.
Section 5.07.    Reporting Requirements. Furnish to the Agent for further distribution to the Lenders, including Public-Siders:
(a)    within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ended April 30, 2021, a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of operations, comprehensive income (loss) and cash flows of the Consolidated Group for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by a Financial Officer of the Borrower as having been prepared in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments), together with a customary management discussion and analysis (in form typically prepared by the Borrower) of the financial performance of the Consolidated Group, and a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit F hereto certifying as to (x) compliance with the terms of the Loan Documents and (y) the calculation of the Senior Secured Leverage Ratio as of the end of such quarter, the Available Amount as of the end of such quarter and the amount of Available Amount used during such quarter (the “Quarterly Compliance Certificate”);
(b)    within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ended January 31, 2021, (i) a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of operations, comprehensive income (loss), redeemable convertible preferred stock and stockholders’ equity and cash flows of the

Consolidated Group for such fiscal year prepared in accordance with GAAP, in each case audited and accompanied by a report and opinion by Ernst & Young LLP or other independent public accountants of recognized national standing (which report and opinion shall be without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of audit (other than a “going concern” qualification that is due to the maturity within twelve months of any Indebtedness)), together with a customary management discussion and analysis (in form typically prepared by the Borrower) of the financial performance of the Consolidated Group, and a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit F hereto certifying as to (x) compliance with the terms of the Loan Documents and (y) the calculation of the Senior Secured Leverage Ratio as of the end of such fiscal year, the Available Amount as of the end of such fiscal year, the amount of Available Amount used during such fiscal year, and beginning with the fiscal year ending January 31, 2022, Excess Cash Flow for such fiscal year and the related Excess Cash Flow Percentage (the “Annual Compliance Certificate”) and (ii) a certificate of a Financial Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.07(b);
(c)    as soon as possible and in any event within five Business Days after the Borrower or any Restricted Subsidiary has obtained knowledge of the occurrence of any Default, a statement of a Financial Officer of the Borrower setting forth details of each Default continuing on the date of such statement and the action that the Borrower has taken and proposes to take with respect thereto;
(d)    as promptly as practicable after a Responsible Officer of the Borrower has obtained knowledge thereof, notice of the commencement of all actions and proceedings before any court, Governmental Authority or arbitrator affecting the Consolidated Group of the type described in Section 4.07;
(e)    (A) such other information respecting the Consolidated Group, or compliance with the terms of the Loan Documents, as any Lender through the Agent may from time to time reasonably request and (B) all documentation and other information that any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, which may include, for the avoidance of doubt, a duly executed IRS Form W-9 or other applicable tax form and a certification regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation; and
(f)    as promptly as practicable after a Responsible Officer of the Borrower has obtained knowledge thereof, written notice of (A) any development that has resulted or would reasonably be expected to result in a Material Adverse Effect and (B) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.
Documents required to be delivered pursuant to Section 5.07(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that in the case of the foregoing clause (ii), the Borrower shall notify the Administrative Agent (by fax or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, at the reasonable written request of the Administrative Agent (or any Lender through the Administrative Agent), the Borrower shall thereafter promptly be required to provide paper copies of any documents required to be delivered pursuant to Section 5.07. The Administrative Agent shall have no obligation to request the delivery of or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of copies of such documents to it and maintaining its copies of such documents. Information required to be delivered pursuant to this Section 5.07 may also be delivered by electronic communications pursuant to procedures approved by the Agent.
In the event there are one or more Unrestricted Subsidiaries and the aggregate assets (excluding the proceeds of Escrow Debt) or revenues of all Unrestricted Subsidiaries, determined in accordance with GAAP, as of the end of or for any fiscal quarter or fiscal year of the Borrower, exceeds 2.5% of Total Assets or Consolidated revenues, respectively, of the Borrower and the Restricted Subsidiaries on a Consolidated basis as of the end of any fiscal quarter or fiscal year of the Borrower, the financial statements furnished pursuant to clauses (a) or (b) of this Section 5.07 with respect to such fiscal quarter or year, as applicable, shall be accompanied by reconciliation statements reasonably satisfactory to the Agent, certified by a Financial Officer of the Borrower, setting forth the adjustments required to remove the effects of the Unrestricted Subsidiaries from such financial statements.
The information required to be delivered by clauses (a) and (b) of this Section 5.07 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports or other reports containing such information, shall have been posted by the Agent on a Platform to which the Lenders have been granted access. Information required to be delivered pursuant to this Section 5.07 may also be delivered by electronic communications pursuant to procedures approved by the Agent.
Section 5.08.    Use of Proceeds. Use the proceeds of any Loans in accordance with Section 2.17 or any applicable Refinancing Amendment or Incremental Assumption Agreement, as applicable; provided that (x) no part of the proceeds of any Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock or for any other purposes that entails a violation (including on the part of any Lender) of any regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X, and (y) the Borrower will not request any Borrowing, and the Borrower shall not use, and the Borrower shall procure that its subsidiaries and their respective directors, officers, employees and agents shall not use, directly or knowingly indirectly, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person or otherwise in violation of any applicable Anti-Corruption Laws or applicable anti-terrorism or anti-money laundering laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.09.    Regulatory Approvals. Maintain, and cause each of the Restricted Subsidiaries to maintain, all licenses, permits, authorizations and regulatory approvals necessary to conduct its business and to comply with all applicable laws and regulations, in each case except for such non-maintenance or non-compliance as would not be reasonably expected to have a Material Adverse Effect.
Section 5.10.    Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, mortgages and deeds of trust and any applicable flood documentation) that may be required under applicable law, or that the Required Lenders or the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and, if applicable, in order to grant, preserve, protect and perfect the validity and first priority (subject to any Liens permitted under Section 6.01) of the security interests created or intended to be created by the Security and Guarantee Documents.
(b)    If, following the Closing Date, any Domestic Restricted Subsidiary (other than an Excluded Subsidiary) is acquired or organized by any Loan Party (including the formation of any such Domestic Restricted Subsidiary that is a Divided LLC), the Borrower shall promptly (and in any event within sixty (60) days (or such longer period as the Collateral Agent shall reasonably agree) of such event) (i) notify the Collateral Agent thereof, (ii) cause such Domestic Restricted Subsidiary to become a Subsidiary Guarantor by executing the Guarantee and Collateral Agreement (or a supplement thereto in the form specified therein), (iii) cause the Equity Interest of such Domestic Restricted Subsidiary and the Equity Interest of any Subsidiary owned directly by such Domestic Restricted Subsidiary (limited to, in the case of any Foreign Subsidiary or CFC Holdco directly owned by such Domestic Restricted Subsidiary, 65% of the voting and 100% of the non-voting Equity Interests of such Foreign Subsidiary or CFC Holdco (and none of the Equity Interests of any subsidiary thereof)), to be pledged to the Collateral Agent on a first priority basis and deliver to the Collateral Agent all certificates representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank to the extent required by the Security and Guarantee Documents, (iv) cause all documents and instruments, including UCC financing statements and Mortgages, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security and Guarantee Documents and perfect or record such Liens to the extent, and with the priority, required by the Security and Guarantee Documents, to be filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording, (v) cause each Subsidiary Guarantor to take all other action required under the Security and Guarantee Documents or reasonably requested by the Collateral Agent to perfect, register and/or record the Liens granted by it thereunder and (vi) cause to be delivered to the Collateral Agent all such instruments and documents (including legal opinions, Perfection Certificate, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.10.
(c)    If any fee owned real property is acquired by any Loan Party after the Closing Date or is held by any Person that becomes a Loan Party after the Closing Date, having a fair market value (as determined by the Borrower in good faith) in excess of $5.0 million the Borrower will notify the Collateral Agent thereof, and, if requested by the Collateral Agent or the Required Lenders, the Borrower will, no later than ninety (90) days after such acquisition (or such longer period as the Collateral Agent shall agree), cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be requested by the Collateral Agent to grant and perfect such Liens, including the satisfaction of the Real Estate Collateral Requirements, all at the expense of the Borrower.
(d)    Furnish to the Agent (x) prompt written notice of any change in (1) the jurisdiction of organization or formation of any Subsidiary Guarantor, (2) any Subsidiary Guarantor’s

identity or corporate structure or (3) any Subsidiary Guarantor’s chief executive office and (y) within 30 days (or such later date as may be agreed by the Agent) after the occurrence thereof, written notice of any change in (1) the exact legal name of any Subsidiary Guarantor or (2) any Subsidiary Guarantor’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in clause (x) of the preceding sentence unless it shall have provided the Collateral Agent with notice thereof (which notice may be concurrently given) in order for the Collateral Agent to make all necessary filings under the UCC or otherwise so that the Collateral Agent shall continue at all times following such change to have a valid, legal and perfected security interest, with the priority required by the Security and Guarantee Documents, in all the Collateral. The Borrower also agrees promptly to notify the Agent if any material portion of the Collateral is damaged or destroyed or the subject of any other casualty or condemnation event.
(e)    The Borrower will, as promptly as practicable, notify the Administrative Agent of the existence of any deposit account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to the Guarantee and Collateral Agreement.
(f)    Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:
(i)    no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement;
(ii)    no action shall be required to create or perfect any Lien with respect to Excluded Property;
(iii)    no Loan Party shall be required to perfect a security interest in any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable law;
(iv)    the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower (in consultation with the Administrative Agent);
(v)    no Loan Party shall be required to enter into any Security and Guarantee Document governed by the law of a non-U.S. Jurisdiction and no actions in any non-U.S. Jurisdiction or required by the laws of any non-U.S. Jurisdiction shall be required to be taken in order to grant or perfect a security interest in any of the Collateral;
(vi)    no Subsidiary that is an Excluded Subsidiary shall be required to be a Loan Party or to enter into any Security and Guarantee Document; and
(vii)    control agreements shall not be required with respect to any securities accounts, commodities accounts or Excluded Accounts.
Section 5.11.    Post-Closing Obligations

.
(a)    On or before the date that is ninety (90) days following the Closing Date (unless a later date is otherwise agreed to by the Agent in its sole discretion), the Agent shall have received, in respect of each Deposit Account that is not an Excluded Account, a Control Agreement executed and delivered by each applicable Loan Party, the Administrative Agent and the applicable bank at which each relevant Deposit Account is maintained.
(b)    The Borrower shall deliver or cause to be delivered all documents and perform or cause to be performed all actions, if any, set forth on Schedule 5.11 within the time periods specified on Schedule 5.11 (unless a later date is otherwise agreed to by the Agent in its sole discretion).
Section 5.12.    Lender Conference Calls. If requested by the Administrative Agent, following the end of each fiscal quarter and fiscal year for which financial statements have been delivered pursuant to Section 5.07(a) or (b), as applicable, hold a conference call (at a time mutually agreed upon by the Borrower and the Administrative Agent but, in any event, no later than 20 Business Days following the delivery of such financial statements) with all Lenders who choose to attend such conference call, at which conference call the financial results of the previous fiscal quarter or fiscal year, as applicable, and the financial condition of the Borrower and its Subsidiaries shall be reviewed; provided that notwithstanding the foregoing, the requirement set forth in this Section 5.12 may be satisfied with a public earnings call of the Borrower to the extent held no later than the deadline for such call set forth above.
Section 5.13.    Payment of Taxes. Pay, and cause each Restricted Subsidiary to pay, its Tax liabilities before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP (or, in the case of any Restricted Subsidiary organized in a non-U.S. jurisdiction, at its sole discretion, IFRS) or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Article VI
NEGATIVE COVENANTS OF THE LOAN PARTIES

So long as any Loan or any other Loan Document Obligation (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted) shall remain unpaid or unsatisfied or any Lender shall have any Commitment hereunder:
Section 6.01.    Liens. The Borrower will not create or suffer to exist, or permit any of the Restricted Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties or assets (including Equity Interests or other securities of any Person), whether now owned or hereafter acquired, or assign, or permit any of the Restricted Subsidiaries to assign, any right to receive income, other than:
(a)    (i) Liens pursuant to any Loan Document, (ii) Permitted Liens and (iii) Liens on property and assets constituting Collateral securing obligations incurred under Sections 6.08(a)(ii);

(b)    Liens to secure Indebtedness permitted under Sections 6.08(c) or (d) and any Permitted Refinancing thereof; provided that such Liens are created within 270 days of the acquisition, lease, construction or improvement of the property subject to such Liens, (ii) such Liens shall attach solely to the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits; and (iii) with respect to Finance Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Finance Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(c)    the Liens existing on the Closing Date and described on Schedule 6.01(c) hereto;
(d)    Liens existing on property at the time of its acquisition or existing on property of a Person at the time such Person is merged into or consolidated with the Borrower or any Restricted Subsidiary or becomes a Restricted Subsidiary or Liens to secure Indebtedness otherwise incurred pursuant to Section 6.08(f); provided that (i) such Liens were not created in contemplation of such acquisition, merger or consolidation, or becoming a Restricted Subsidiary and (ii) such Lien either (A) secured Indebtedness incurred pursuant to Section 6.08(f) or (B) does not extend to any assets other than those (x) of the Person so merged into or consolidated with the Borrower or such Restricted Subsidiary or (y) acquired by the Borrower or such Restricted Subsidiary (in each case, other than the proceeds or products thereof and after-acquired property of and Equity Interests in such acquired Restricted Subsidiary subjected to a Lien pursuant to the terms existing at the time of such acquisition);
(e)    other Liens securing Indebtedness or other obligations; provided that the aggregate principal amount of the Indebtedness or other obligations then outstanding and secured by the Liens referred to in this clause (e) shall not exceed the greater of $30.0 million and 25% of LTM EBITDA at any time; provided, further, that, to the extent any Liens are incurred under this clause (e) to secure any Indebtedness or other obligations with any of the Collateral, such Indebtedness shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Agent providing for such Indebtedness or other obligations to be secured with the applicable Obligations;
(f)    Liens encumbering customary initial deposits and margin deposits and other Liens in the Ordinary Course of Business of the Borrower and the Restricted Subsidiaries, in each case securing obligations under Hedge Agreements and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect from fluctuations in interest rates, currencies, equities or the price of commodities (other than Secured Hedging Obligations); provided, further, that the aggregate principal amount of the obligations secured by the Liens referred to in this clause (f) shall not exceed $25.0 million at any time outstanding;
(g)    licenses, sublicenses, leases or subleases (or other grants of rights to use or exploit) of IP Rights (i) existing on the date hereof, (ii) between or among the Borrower and the Restricted Subsidiaries or between or among the Restricted Subsidiaries, or (iii) granted to others in the Ordinary Course of Business and not interfering in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;
(h)    the replacement, extension, modification, restructuring, refinancing or renewal of any Lien permitted by clause (c) or (d) above; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefitted by such Liens, to the extent constituting Indebtedness, is permitted by Section 6.08;
(i)    Liens (i)(A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.07 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.11 (other than Section 6.11(b)(i)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition and (ii) on cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
(j)    Liens (i) on Equity Interests in joint ventures or Unrestricted Subsidiaries; provided that such Liens secure Indebtedness of such joint venture or Unrestricted Subsidiary, as applicable, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries and (iii) consisting of any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Equity Interests of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(k)    Liens on the Collateral securing Indebtedness incurred pursuant to Section 6.08(l) and any Permitted Refinancing in respect thereof;
(l)    Liens on assets of Restricted Subsidiaries that are not Loan Parties (including Equity Interests owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.08;
(m)    Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Borrower or any of the Restricted Subsidiaries to a seller after the consummation of a Permitted Acquisition;
(n)    Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness to the extent such defeasance, discharge or redemption is not prohibited by the Loan Documents;
(o)    (i) deposits of cash with the owner or lessor of premises leased or operated by the Borrower or any of the Restricted Subsidiaries and (ii) cash collateral on deposit with banks or other financial institutions issuing letters of credit (or backstopping such letters of credit) or other equivalent bank guarantees issued naming as beneficiaries the owners or lessors of premises leased or operated by the Borrower or any of the Restricted Subsidiaries, in each case in the Ordinary Course of Business of the Borrower and such Restricted Subsidiaries to secure the performance of the Borrower’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;
(p)    Liens (i) in favor of any Loan Party and (ii) in favor of a Restricted Subsidiary that is not a Loan Party on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 6.08;

(q)    Liens on the property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under Section 6.08; and
(r)    Liens on the proceeds of Escrow Debt and any interest thereof, securing the applicable Escrow Debt.
Section 6.02.    Change in Fiscal Year. The Borrower will not make or permit, or permit any of the Restricted Subsidiaries to make or permit, its fiscal year to end on a date other than January 31 in each year.
Section 6.03.    Change in Nature of Business. The Borrower will not make any material change in the nature of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, from the business as carried out by the Borrower and the Restricted Subsidiaries on the Closing Date; it being understood and agreed that this Section 6.03 shall not prohibit members of the Consolidated Group from conducting any business or business activities incidental or related to the business as carried out by the Borrower and the Restricted Subsidiaries on the Closing Date or any business or activity that is reasonably similar, related, ancillary or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto as determined by the Borrower in good faith (any such business, a “Related Business”).
Section 6.04.    Hedge Agreements. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual or potential exposure (other than those in respect of Equity Interests of the Borrower), except as may be related to convertible indebtedness, including to hedge or mitigate foreign currency and commodity price risks (including, for the avoidance of doubt, any net investment hedges), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of the Borrower or any Restricted Subsidiary, (c) Permitted Call Spread Hedge Agreements and (d) to the extent constituting a Hedge Agreement, any accelerated share repurchase contract, prepaid forward purchase contract or similar contract with respect to the purchase by the Borrower of its Equity Interest, which purchase is permitted by Section 6.05.
Section 6.05.    Restricted Payments. Except for transactions between or among Loan Parties, the Borrower will not (nor will it permit any of the Restricted Subsidiaries to) make any dividend payment or other distribution of assets, properties, cash, rights, or securities on account of any shares of any class of Equity Interests of the Borrower or any of the Restricted Subsidiaries, or purchase, redeem or otherwise acquire for value (or permit any of the Restricted Subsidiaries to do so) any shares of any class of Equity Interests of the Borrower or any of the Restricted Subsidiaries or any warrants, rights or options to acquire any such shares, now or hereafter outstanding (collectively, “Restricted Payments”), except that:
(a)    each Restricted Subsidiary may (i) make Restricted Payments to the Borrower and to Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any of its Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to the Borrower or a Restricted

Subsidiary) and (ii) declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;
(b)    to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into transactions expressly permitted by Sections 6.07 (other than Section 6.07(b)), 6.10 (other than Section 6.10(d)), 6.11 (other than Section 6.11(b)) and 6.13 (other than Sections 6.13(c) and (f));
(c)    the Borrower and the Restricted Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount as of such time that the Borrower elects to apply to this Section 6.05(c); provided that (i) before and after giving effect to any such Restricted Payment, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to any such Restricted Payment, the Leverage Ratio is equal to or less than 4.00 to 1.00 on a pro forma basis after giving effect to such Restricted Payment and the pro forma adjustments described in Section 1.06;
(d)    the Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of the Borrower or any of the Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing); provided that the aggregate amount of Restricted Payments made under this clause (d) in any fiscal year does not exceed (x) $25.0 million (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from the immediately preceding fiscal year (not including any fiscal year ending on or prior to January 31, 2021) which was not expended by the Borrower for Restricted Payments in such fiscal year (the “Carryover Amount” and in calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal year shall be deemed to have been utilized first by any Restricted Payments made under this clause (d) in such fiscal year) plus (z) the net cash proceeds received from key man life insurance policies received by the Borrower or any Restricted Subsidiary (less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance);
(e)    repurchases of Equity Interests of the Borrower or any Restricted Subsidiary upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Borrower or any Restricted Subsidiary accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Equity Interests;
(f)    the Borrower and any Restricted Subsidiary may pay cash payments in lieu of fractional shares in connection with (i) any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) or (ii) the exercise of warrants, options, conversion of any Permitted Convertible Notes or other securities convertible into or exchangeable for Equity Interests of the Borrower or any of the Subsidiaries;
(g)    payments made or expected to be made by Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by or with respect to any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases, in each case, in connection with the exercise of stock options or settlement of restricted stock units;

(h)    Restricted Payments made in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other permitted Investments;
(i)    the payment of any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such Restricted Payment would have complied with the provisions of this Agreement;
(j)    the Borrower and the Restricted Subsidiaries may make any additional Restricted Payments so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Leverage Ratio is equal to or less than 3.00 to 1.00 on a pro forma basis after giving effect to such Restricted Payment and the pro forma adjustments described in Section 1.06;
(k)    the Borrower and the Restricted Subsidiaries may make other Restricted Payments, so long as no Event of Default has occurred and is continuing or would result therefrom; provided that the aggregate amount of all Restricted Payments made pursuant to this clause (k) shall not exceed the greater of $100.0 million and 85.0 % of LTM EBITDA;
(l)    the Borrower may make repurchases of its Equity Interests so long as no Event of Default shall have occurred and be continuing or would result therefrom; provided that the aggregate amount of all Restricted Payments made pursuant to this clause (l) shall not exceed $1.0 billion; and
(m)    any Restricted Payments in connection with any Permitted Call Spread Hedge Agreements (including in connection with the exercise and/or early unwind or settlement thereof) (other than cash, in excess of any cash payable in respect of a concurrent settlement of a Bond Hedge Transaction, that is required to be paid under a Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Borrower (or its Affiliate)).
Section 6.06.    Negative Pledge. The Borrower will not enter into or suffer to exist, or permit any of the Restricted Subsidiaries to enter into or suffer to exist, any agreement (other than the Loan Documents) that prohibits or imposes any conditions upon the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent (or any agent or designee of the Collateral Agent) for the benefit of the Secured Parties securing any of the Obligations; provided that the foregoing shall not apply:
(a)    (x) to restrictions and conditions imposed by applicable law, rule, regulation or order or (y) to any customary or reasonable restrictions and conditions contained in any Loan Document or in any document governing any Swap Obligations, any Refinancing Notes, any Refinancing Junior Loan, any Incremental Equivalent Debt or any Permitted Refinancing in respect of any of the foregoing;
(b)    to customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.11 pending such Dispositions;
(c)    to customary provisions in leases, subleases, licenses and other contracts, restricting the assignment, subletting or other transfer thereof (including the granting of any Lien);

(d)    to restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the Ordinary Course of Business;
(e)    if such restrictions and conditions were binding on a Restricted Subsidiary or its assets at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or such assets were first acquired by such Restricted Subsidiary (other than a Restricted Subsidiary that was a Restricted Subsidiary on the Closing Date or assets owned by any Restricted Subsidiary on the Closing Date), so long as such restrictions or conditions were not entered into in contemplation of such Person becoming a Restricted Subsidiary or such assets being acquired;
(f)    to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, in each case not prohibited by this Agreement, that restrict the transfer of assets of, or ownership interests in the joint venture;
(g)    to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon;
(h)    to customary restrictions that arise in connection with any Lien permitted by Section 6.01 that relates to the asset or property subject to such Lien;
(i)    to restrictions and conditions that arise in connection with cash or other deposits permitted under Sections 6.01 and 6.07 and limited to such cash or deposit; and
(j)    to any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (i) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 6.07.    Investments. The Borrower will not (nor will it permit any of the Restricted Subsidiaries to) make, hold or acquire any Investments, except:
(a)    (i) Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 6.07(a); (ii) Investments by the Borrower and the Restricted Subsidiaries existing on the Closing Date in the Borrower or any Restricted Subsidiary; and (iii) additional Investments by the Borrower and the Restricted Subsidiaries in the Borrower or any Restricted Subsidiary and any modification, replacement, renewal or extension of the foregoing;
(b)    Investments in the form of cash, Cash Equivalents and Investments that were Cash Equivalents when such Investments were made;
(c)    Investments consisting of guarantees of Indebtedness of the Borrower or any Restricted Subsidiary permitted by Section 6.08 (other than Section 6.08(i)); provided that if the Indebtedness is subordinated, the guarantee of such Indebtedness is subordinated on the same terms;

(d)    Investments made by the Borrower to any of the Restricted Subsidiaries and made by any of the Restricted Subsidiaries to the Borrower or any other Restricted Subsidiary; provided that any such Investments made in the form of loans or advances made by a Loan Party shall not be evidenced by a promissory note or global intercompany note unless any such note is pledged to the Collateral Agent pursuant to the Security and Guarantee Documents;
(e)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers, suppliers or other Persons, in each case in the Ordinary Course of Business of the Borrower and the Restricted Subsidiaries;
(f)    notes, securities, and other non-cash consideration received as part of the purchase price of assets subject to a Disposition permitted by Section 6.11 (other than Sections 6.11(b)(ii) and (e));
(g)    advances or extensions of trade credit in the Ordinary Course of Business;
(h)    the Borrower and the Restricted Subsidiaries may make loans and advances in the Ordinary Course of Business to their respective future, present or former officers, directors, employees, members of management or consultants of the Borrower and the Restricted Subsidiaries so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5.0 million in any fiscal year;
(i)    the Borrower or any of the Restricted Subsidiaries may purchase, hold or acquire all or substantially all the assets of a Person or line of business of such Person, or at least a majority of the Equity Interests of a Person (including with respect to an Investment in a Restricted Subsidiary that serves to increase the Borrower’s or the Restricted Subsidiaries’ respective ownership of Equity Interests therein) (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a line of business reasonably similar, ancillary, incidental or reasonably related to or a reasonable expansion of or extension to the business of that of the Borrower and the Restricted Subsidiaries; (ii) no Event of Default shall have occurred and be continuing at the time the acquisition agreement for such Permitted Acquisition is entered into; and (iii) the Borrower shall comply with Section 5.10 to the extent applicable (each, a “Permitted Acquisition”);
(j)    the Borrower and the Restricted Subsidiaries may make other Investments, so long as no Event of Default has occurred and is continuing or would result therefrom; provided that the aggregate amount of all Investments made pursuant to this clause (j) shall not exceed the greater of $60.0 million and 50% of LTM EBITDA;
(k)    the Borrower and the Restricted Subsidiaries may make additional Investments so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Leverage Ratio is equal to or less than 3.50 to 1.00, in each case on a pro forma basis after giving effect to such Investment and the pro forma adjustments described in Section 1.06.
(l)    advances of payroll payments to employees in the Ordinary Course of Business;
(m)    guarantees by the Borrower and the Restricted Subsidiaries of leases of the Borrower and Restricted Subsidiaries (other than Finance Lease Obligations) or of other obligations not constituting Indebtedness, in each case entered into in the Ordinary Course of Business;

(n)    Investments (i) consisting of endorsements for collection or deposit, (ii) resulting from pledges and/or deposits permitted by Permitted Liens and (iii) consisting of the licensing, sublicensing or contribution of IP Rights pursuant to joint marketing arrangements, in each case, in the Ordinary Course of Business;
(o)    (i) intercompany receivables that arise solely from customary transfer pricing arrangements among the Borrower and its Restricted Subsidiaries in the Ordinary Course of Business and (ii) any Investments in any Restricted Subsidiary in connection with intercompany cash management arrangements or related activities arising in the Ordinary Course of Business; provided that any entity that serves to hold cash balances for the purposes of making such advances to Restricted Subsidiaries is a Loan Party;
(p)    any acquisition of assets (other than cash and Cash Equivalents) or Equity Interests solely in exchange for the substantially contemporaneous issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower;
(q)    endorsements of negotiable instruments and documents in the Ordinary Course of Business;
(r)    Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower and the Restricted Subsidiaries in connection with such plans;
(s)    the Borrower and the Restricted Subsidiaries may make Investments in an aggregate amount not to exceed the portion, if any, of the Available Amount as of such time that the Borrower elects to apply to this Section 6.07(s); provided that before and after giving effect to any such Investment, no Event of Default shall have occurred and be continuing or would result therefrom;
(t)     (i) Investments held by any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with the Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.07 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.07(t) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Article VI;
(u)    Investments consisting of transactions permitted under Section 6.10 (other than Section 6.10(a)(ii)(B)), Section 6.11 (other than Section 6.11(b)), Section 6.05 (other than Section 6.05(b)) and Section 6.09;
(v)    Investments in Hedge Agreements permitted by Section 6.04;
(w)    Investments made in the Ordinary Course of Business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the Ordinary Course of Business;

(x)    Investments constituting any part of a reorganization and other activities related to tax planning or tax reorganization that do not impair the security interests granted to the Collateral Agent for the benefit of the Secured Parties in any material respect and are otherwise not materially adverse to the Lenders;
(y)    Investments in joint ventures or non-wholly owned Subsidiaries in an aggregate amount not to exceed the greater of (x) $30.0 million and (y) 25% of LTM EBITDA; and
(z)    Investments in respect of the Borrower’s entry into (including any payments of premiums in connection therewith), and performance of obligations under, Permitted Call Spread Hedge Agreements in accordance with their terms.
For purposes of compliance with this Section 6.07, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but, except to the extent it would increase the Available Amount, giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment).
To the extent an Investment is permitted to be made by a Loan Party directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 6.07, such Investment may be made by advance, contribution or distribution by a Loan Party to a Restricted Subsidiary or the Borrower and further advanced or contributed to a Restricted Subsidiary for purposes of making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 6.07 (it being understood that such Investment must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 6.07 as if made by the applicable Loan Party directly to the Target Person).
Section 6.08.    Indebtedness. The Borrower will not (nor will it permit any of the Restricted Subsidiaries to) incur, create, assume or permit to exist any Indebtedness, except:
(a)    (i) Indebtedness created hereunder and under the other Loan Documents, and (ii) Indebtedness of the Loan Parties evidenced by Refinancing Notes or Refinancing Junior Loans, and any Permitted Refinancing in respect thereof;
(b)    intercompany Indebtedness of the Borrower and the Restricted Subsidiaries to the extent permitted by Section 6.07(d); provided that (x) any such Indebtedness shall not be evidenced by a promissory note or global intercompany note unless any such note is pledged to the Collateral Agent pursuant to the Security and Guarantee Documents, together with an appropriate allonge or note power and (y) any such Indebtedness owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations of the Loan Party pursuant to an affiliate subordination agreement reasonably satisfactory to the Agent;
(c)    Indebtedness of the Borrower or any of the Restricted Subsidiaries incurred to finance the acquisition, lease, construction or improvement of any fixed or capital assets, and extensions, renewals, repair, improvement and replacements of any such assets or other Investments permitted hereunder; provided that (i) such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition, lease or the completion of such construction or improvement and (ii) the aggregate principal amount at any time outstanding of Indebtedness permitted by this

Section 6.08(c), when combined with the aggregate principal amount of all Finance Lease Obligations incurred pursuant to Section 6.08(d), shall not exceed the greater of $15.0 million and 12.5% of LTM EBITDA at any time outstanding;
(d)    Finance Lease Obligations of the Borrower or any of the Restricted Subsidiaries in an aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.08(c), not exceeding the greater of (i) $15.0 million and (ii) 12.5% of LTM EBITDA, and any Permitted Refinancing thereof;
(e)    obligations in respect of workers compensation claims, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations or property, casualty or liability insurance and premiums related thereto, self-insurance obligations, obligations in respect of bids, tenders, trade contracts, governmental contracts and leases, statutory obligations, customs, surety, stay, appeal and performance bonds, and performance and completion guarantees and similar obligations incurred by the Borrower or any Restricted Subsidiary, in each case in the Ordinary Course of Business;
(f)    Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date or Indebtedness acquired or assumed by the Borrower or any of the Restricted Subsidiaries in connection with any Permitted Acquisition or other investment permitted under Section 6.07; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or such asset being acquired, (ii) immediately before and after such Person becomes a Restricted Subsidiary, no Event of Default shall have occurred and be continuing or would result therefrom and (iii) at the time such Indebtedness is acquired or assumed or such Person becomes a Restricted Subsidiary, after giving pro forma effect to the acquisition or assumption of such Indebtedness and the pro forma adjustments described in Section 1.06, the aggregate amount of such Indebtedness does not exceed (x) the greater of $15.0 million and 12.5% of LTM EBITDA, in each case determined at the time of incurrence thereof plus (y) an additional amount of Indebtedness so long as the Leverage Ratio is equal to or less than 5.00 to 1.00, and in each case, any Permitted Refinancing thereof;
(g)    unsecured Indebtedness of the Borrower and the Restricted Subsidiaries in an unlimited aggregate amount, so long as after giving pro forma effect to the incurrence of such Indebtedness (and the use of proceeds therefrom) and the pro forma adjustments described in Section 1.06, the Leverage Ratio is equal to or less than 5.00 to 1.00 and any Permitted Refinancing in respect thereof; provided that:
(A)    the terms of such Indebtedness are not, when taken as a whole, materially more favorable to the lenders providing such Indebtedness than those applicable to the Facilities or are otherwise on current market terms for such type of Indebtedness;
(B)    the final maturity date of such Indebtedness shall be no earlier than 91 days after the Latest Maturity Date of any of the Loans outstanding at the time of incurrence of such Indebtedness; provided that this clause (B) shall not apply to any such Indebtedness consisting of a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies this clause (B);

(C)    the aggregate amount of principal payments required to be made on such Indebtedness prior to the date that is 91 days after the Latest Maturity Date of any of the Loans outstanding at the time of incurrence of such Indebtedness shall not exceed 10% of the original principal amount of such Indebtedness;
(D)    on a pro forma basis after giving effect to the incurrence of such Indebtedness (and the use of proceeds therefrom), no Event of Default shall have occurred and be continuing or would result therefrom; and
(E)    the aggregate amount of all such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (g), when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.08(u) and (ii) Foreign Subsidiaries pursuant to Section 6.08(k), shall not exceed the greater of (1) $40.0 million and (2) 34% of LTM EBITDA;
(h)    Indebtedness outstanding as of the Closing Date, as set forth on Schedule 6.08(h) and any Permitted Refinancing thereof;
(i)    guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness otherwise permitted hereunder of the Borrower and the Restricted Subsidiaries (if directly incurred by such Person); provided that in the case of any guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.07 (other than Section 6.07(c));
(j)    Indebtedness consisting of obligations of the Borrower or any of the Restricted Subsidiaries under purchase price adjustments and other deferred consideration (e.g., earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with any Permitted Acquisition or other Investment permitted under Section 6.07 or any Dispositions permitted under Section 6.11;
(k)    Indebtedness of Foreign Subsidiaries in an aggregate amount outstanding which, when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.08(g) and (ii) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.08(u), shall not exceed the greater of (1) $40.0 million and (2) 34% of LTM EBITDA;
(l)    Indebtedness in respect of (i) one or more series of notes issued by the Borrower that are either (x) senior or subordinated and unsecured or (y) secured by Liens on the Collateral ranking junior to or pari passu with the Liens securing the Obligations, in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor), and (ii) term loans and revolving credit loans (including obligations in respect of letters of credit issued as part of the related revolving credit facility) made to the Borrower that are either (x) senior or subordinated and unsecured or (y) secured by Liens on Collateral ranking junior or pari passu to the Liens securing the Obligations (any such Indebtedness, “Incremental Equivalent Debt”) and any Permitted Refinancing in respect thereof; provided that
(A)    the aggregate principal amount of all Incremental Equivalent Debt shall not exceed the amount then permitted to be incurred under the Incremental Facility

Amount (it being understood and agreed that, solely for purposes of determining the Senior Secured Leverage Ratio or the Leverage Ratio, as applicable, under clause (ii) of the definition of “Incremental Facility Amount”, any Incremental Equivalent Debt consisting of revolving credit commitments shall be deemed to be fully drawn on the effective date thereof and to remain drawn for so long as such commitments are not terminated and the Agent shall have received a certificate demonstrating compliance with the Incremental Facility Amount dated the date of incurrence and executed by a Financial Officer of the Borrower);
(B)    in the case of Incremental Equivalent Debt that is secured, such Incremental Equivalent Debt shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Agent;
(C)    (x) the final maturity of any Incremental Equivalent Debt consisting of revolving credit loans shall be no earlier than the earlier of (i) five years from the effective date of such revolving credit commitments and (ii) the Latest Maturity Date of any Loans outstanding as of such effective date and (y) the final maturity of any other Incremental Equivalent Debt shall be no earlier than the Latest Maturity Date of any Loan outstanding at the time of the incurrence of such Indebtedness; provided that this clause (C) shall not apply to any Incremental Equivalent Debt consisting of a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies this clause (C);
(D)    the terms of any Incremental Equivalent Debt (other than revolving credit loans) that is secured on a pari passu basis with the Obligations shall have a Weighted Average Life to Maturity that is no shorter than the then longest remaining Weighted Average Life to Maturity of the then outstanding Loans at the time of incurrence; provided that this clause (D) shall not apply to any Incremental Equivalent Debt consisting of a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies this clause (D);
(E)    the terms of any such Incremental Equivalent Debt that constitutes revolving credit loans or are secured on a junior basis to the Obligations shall not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions and customary prepayment terms in the event revolving credit loans exceed the related revolving credit commitments or if a letter of credit is drawn upon and a customary acceleration right after an event of default);
(F)    such Incremental Equivalent Debt shall have pricing (including interest, fees and premiums), optional prepayment and optional redemption terms as may be agreed to by the Borrower and the lenders party thereto; provided that in the case of Incremental Equivalent Debt in the form of term loans that constitute Pari Passu Indebtedness that are incurred on or prior to the date that is 12 months after the Closing Date, the Applicable Margin for the Term Loans shall be subject to the adjustment provisions set forth in Section 2.21(b)(vi), determined for purposes of this clause (F) as if such Incremental Equivalent Debt were Specified Incremental Term Loans.

(G)    such Incremental Equivalent Debt may not have (x) obligors or contingent obligors that were not obligors or contingent obligors under the Facilities or (y) security in any case more extensive than that of the Facilities (including, for the avoidance of doubt, that such Incremental Equivalent Debt may not have security on any assets that do not constitute Collateral); provided that notwithstanding the foregoing clause (y), cash and Cash Equivalents may be pledged to secure reimbursement obligations in respect of letters of credit under any such Incremental Equivalent Debt consisting of a revolving credit facility;
(H)    the other terms and conditions applicable to such Incremental Equivalent Debt shall not be, when taken as a whole, materially more favorable (as determined in good faith by the Borrower), to the holders of such Indebtedness than those applicable under this Agreement (except for (i) financial maintenance covenants applicable to a revolving credit facility and (ii) covenants or other provisions applicable only to periods after the Latest Maturity Date or that are also incorporated into the Loan Documents for the benefit of all Lenders in respect of Loans and Commitments outstanding at the time such Incremental Equivalent Debt is incurred) or are otherwise on current market terms for such type of Indebtedness; provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five (5) Business Days prior to the incurrence of such Incremental Equivalent Debt, together with a reasonably detailed description of material terms and conditions of such Incremental Equivalent Debt or drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (H) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and
(I)    no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to the incurrence of such Incremental Equivalent Debt; provided that in the case of Incremental Equivalent Debt in the form of revolving credit loans this clause (I) shall be tested and apply only at the time of the effectiveness of the related revolving credit commitments.
(m)    to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the Ordinary Course of Business with respect to the real property of the Borrower or any Restricted Subsidiary;
(n)    to the extent constituting Indebtedness, (i) unfunded pension liabilities and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law and (ii) deferred compensation or similar arrangements payable to future, present or former directors, officers, employees, members of management or consultants of the Borrower and the Restricted Subsidiaries;
(o)    Indebtedness in respect of repurchase agreements constituting Cash Equivalents;

(p)    Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Borrower or any of the Subsidiaries or their respective estates, executors, administrators, heirs, family members, legatees, distributees, spouses or former spouses, domestic partners or former domestic partners to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.05;
(q)    cash management obligations and Indebtedness incurred by the Borrower or any Restricted Subsidiary in respect of netting services, overdraft protections, commercial credit cards, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate deposit network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management and similar arrangements, in each case entered into in the Ordinary Course of Business in connection with cash management, including among the Borrower and the Restricted Subsidiaries, and deposit accounts;
(r)    (i) Indebtedness consisting of the financing of insurance premiums and (ii) take-or-pay obligations constituting Indebtedness of the Borrower or any Restricted Subsidiary, in each case, entered into in the Ordinary Course of Business;
(s)    customer deposits and advance payments received in the Ordinary Course of Business from customers for goods and services purchased in the Ordinary Course of Business;
(t)    Indebtedness of a Receivables Subsidiary pursuant to any Permitted Receivables Facility;
(u)    other Indebtedness of the Borrower and the Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (u) shall not exceed the greater of $75.0 million and 65.0% of LTM EBITDA; provided, further that the aggregate amount of all such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (u), when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.08(g) and (ii) Foreign Subsidiaries pursuant to Section 6.08(k), shall not exceed the greater of (1) $40.0 million and (2) 34% of LTM EBITDA; and
(v)    Indebtedness in the form Permitted Convertible Notes that are issued in one or more underwritten public offerings in an aggregate principal amount at any time outstanding not exceeding $800.0 million.
The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.08. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.
For purposes of determining compliance with this Section 6.08, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in described in Section 6.08, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 6.08(a).
Section 6.09.    Other Indebtedness and Agreements. (a) The Borrower will not (nor will it permit any of the Restricted Subsidiaries to) effect (i) any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any Indebtedness that is expressly subordinated in right of payment to the obligations of the Loan Parties in respect of the Loan Documents or any Indebtedness that is secured by a junior-priority security interest in any Collateral securing the Loans (collectively, together with any Permitted Refinancing of the foregoing, “Junior Financing”), in each case, if the effect of such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect (as determined in good faith by the Borrower) or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect (as determined in good faith by the Borrower).
(b)    The Borrower will not (nor will it permit any of the Restricted Subsidiaries to) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Financing (it being understood and agreed that payments of regularly scheduled interest and principal, mandatory prepayments subject to the terms of any applicable intercreditor or subordination agreement, and “AHYDO” payments shall be permitted) or make any payment in violation of any subordination terms of any Junior Financing (each, a “Restricted Debt Payment”), except: (i) the refinancing of any Junior Financing with any Permitted Refinancing thereof; (ii) the conversion or exchange of any Junior Financing to any Equity Interests (other than Disqualified Equity Interests) of the Borrower, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, (iv) the prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing, so long as after giving pro forma effect thereto and the pro forma adjustments described in Section 1.06, (A) the Leverage Ratio is equal to or less than 3.00 to 1.00 and (B) no Event of Default shall have occurred and be continuing or would result therefrom; and (v) the prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing in an aggregate amount not to exceed the portion, if any, of the Available Amount as of such time that the Borrower elects to apply to this Section 6.09(b)(v); provided that, in the case of this Section 6.09(b)(v), (1) before and after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, no Event of Default shall have occurred and be continuing or would result therefrom and (2) after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, the Leverage Ratio is equal to or less than 4.00 to 1.00 on a pro forma basis after giving effect to such prepayment, redemption, purchase, defeasement or other satisfaction and the pro forma adjustments described in Section 1.06.
(c)    The Borrower will not (nor will it permit any of the Restricted Subsidiaries to) enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability of any of the Restricted Subsidiaries to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, except for (i) any agreement in effect on the Closing Date and described on Schedule 6.09, (ii) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (iii) any agreement representing Indebtedness of a Restricted

Subsidiary which is not a Loan Party which is permitted by Section 6.08, (iv) any agreement in connection with a Disposition permitted hereunder, (v) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements or other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person, (vi) customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business of the Borrower and the Restricted Subsidiaries, (vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (viii) customary restrictions contained in Indebtedness permitted under this Agreement to the extent no more restrictive, taken as a whole, to the Borrower and the Restricted Subsidiaries in any material respect than the covenants contained in this Agreement (as reasonably determined by the Borrower), (ix) restrictions regarding licenses or sublicenses by the Borrower and the Restricted Subsidiaries of IP Rights in the Ordinary Course of Business of the Borrower and the Restricted Subsidiaries (in which case such restriction shall relate only to such IP Rights), (x) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis to the holders thereof, (xi) restrictions imposed by applicable law and (xii) any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (xi) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 6.10.    Fundamental Changes. The Borrower will not (nor will it permit any of the Restricted Subsidiaries to) merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)    any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States of America); provided that the Borrower shall be the continuing or surviving Person or the surviving Person shall be a Domestic Restricted Subsidiary and shall expressly assume all Obligations of the Borrower pursuant to documents reasonably acceptable to the Agent or (ii) any other Restricted Subsidiary; provided that when any Subsidiary Guarantor is merging, amalgamating or consolidating with another Subsidiary (A) the Subsidiary Guarantor shall be the continuing, resulting or surviving Person or the surviving Person shall substantially concurrently become a Subsidiary Guarantor, (B) to the extent constituting an Investment (including in each case where a non-Loan Party is the continuing, resulting or surviving Person), such Investment must be a permitted Investment in accordance with Section 6.07 (other than Section 6.07(u)) and (C) to the extent constituting a Disposition, such Disposition must be permitted hereunder;
(b)    (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such action is in the best interest of the Borrower and the Restricted Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood and agreed that, in the case of any dissolution of any Subsidiary that is a Subsidiary Guarantor, such Subsidiary Guarantor shall at or before the time of such dissolution transfer its assets to another Loan Party unless such Disposition of assets is otherwise permitted hereunder);
(c)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to (x) if such Restricted Subsidiary is a Loan Party, a Loan Party and (y) if such Restricted Subsidiary is not a Loan Party, the Borrower or any Restricted Subsidiary;
(d)    any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate or consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 6.11 (other than Section 6.11(b)(i)) or a Restricted Payment permitted pursuant to Section 6.05 (other than Section 6.05(b)); and
(e)    any Investment permitted by Section 6.07 may be structured as a merger, consolidation or amalgamation.
Section 6.11.    Dispositions. The Borrower will not (nor will it permit any of the Restricted Subsidiaries to) make any Disposition, except:
(a)    (i) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business of the Borrower and the Restricted Subsidiaries and (ii) Dispositions of property no longer used or useful in or economically practicable to maintain in the conduct of the business of the Borrower or any Restricted Subsidiary;
(b)    (i) Dispositions permitted by Section 6.10 (other than Section 6.10(d)), (ii) Investments permitted by Section 6.07 (other than Section 6.07(f) or 6.07(u)), (iii) Restricted Payments permitted by Section 6.05 (other than Section 6.05(b)) and (iv) Liens permitted by Section 6.01 (other than Section 6.01(i));
(c)    Dispositions of inventory (including on an intercompany basis), cash and Cash Equivalents in the Ordinary Course of Business;
(d)    licenses, sublicenses, leases or subleases (or other grants of rights to use or exploit) of IP Rights (i) existing on the date hereof, (ii) between or among the Borrower and the Restricted Subsidiaries or between or among the Restricted Subsidiaries or (iii) granted to others in the Ordinary Course of Business not interfering in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;
(e)    Disposition of property (i) between Loan Parties, (ii) between Restricted Subsidiaries (other than Loan Parties), (iii) by Restricted Subsidiaries that are not Loan Parties to any Loan Party or (iv) by Loan Parties to any Subsidiary that is not a Loan Party; provided that with respect to the foregoing clause (iv), (A) the portion (if any) of any such Disposition made for less than fair market value and (B) any noncash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Subsidiary (and such Disposition shall be permitted only if such Investment is permitted by Section 6.07 (other than Section 6.07(f));
(f)    Dispositions in the Ordinary Course of Business consisting of (i) the termination of leasehold or other non-fee interests in real property and (ii) leases, subleases, licenses or sublicenses of property or other grants in real property permitted pursuant to clause (e) of the definition of Permitted Liens;

(g)    transfers of equipment, fixed assets or real property (including any improvements thereon) subject to any event that gives rise to the receipt by the Borrower and the Restricted Subsidiaries of any casualty insurance proceeds or condemnation awards in respect thereof to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property;
(h)    any other Dispositions of assets for fair market value; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default has occurred and is continuing or would result therefrom), no Event of Default shall have occurred and be continuing or would result therefrom, (ii) at least 75% of the total consideration received by the Borrower and the Restricted Subsidiaries for any such Disposition with a fair market value in excess of $5.0 million is in the form of (x) cash (provided, however, that for the purposes of this clause (ii)(x), any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash), (y) Cash Equivalents or (z) Designated Non-Cash Consideration; provided, however, that the fair market value of such Designated Non-Cash Consideration shall not, when taken together with all other Designated Non-Cash Consideration outstanding at the time of such Disposition, exceed the greater of $10.0 million and 10% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (ii) the requirements of Section 2.10(b), to the extent applicable, are complied with in connection therewith;
(i)    Dispositions of non-core assets (which may include real property) acquired in connection with any Permitted Acquisition or other Investment permitted by Section 6.07 (other than Section 6.07(f)) within 365 days after the consummation of such Permitted Acquisition or other Investment; provided that (i) the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business and (ii) each such sale is on an arms’-length transaction and the Borrower or the respective Restricted Subsidiary receives at least fair market value in exchange therefor;
(j)    any individual Disposition or series of related Dispositions in the Ordinary Course of Business of the Borrower and the Restricted Subsidiaries having a fair market value not in excess of $10.0 million; provided that the aggregate amount of Dispositions pursuant to this clause (j) shall not exceed $20.0 million;
(k)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;
(l)    Dispositions of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities or settlement of restricted stock units if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise or settlement;

(m)    sales of receivables pursuant to any Permitted Receivables Facility;
(n)    Asset Swaps; provided that the Leverage Ratio is equal to or less than 3.00 to 1.00 on a pro forma basis after giving effect to such Asset Swap and the pro forma adjustments described in Section 1.06;
(o)    (i) Dispositions of Investments and accounts receivable in connection with the collection, settlement or compromise thereof in the Ordinary Course of Business or (ii) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(p)    Dispositions in the Ordinary Course of Business consisting of (i) IP Rights (including the lapse or abandonment of IP Rights) which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and the Subsidiaries, (ii) licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property or general intangibles of the Borrower or the Subsidiaries and (iii) the termination of any licenses, sublicenses, leases or subleases;
(q)    terminations, unwinding or settlement of any Hedge Agreement or Permitted Call Spread Hedge Agreement;
(r)    Dispositions of the Equity Interests of, or the assets or securities of, Unrestricted Subsidiaries; and
(s)    Dispositions constituting any part of a reorganization and other activities related to tax planning or tax reorganization that do not impair the security interests granted to the Collateral Agent for the benefit of the Secured Parties and are otherwise not materially adverse to the Lenders and after giving effect to such Investment, reorganization or other activity, the Borrower and the Restricted Subsidiaries comply with Section 5.10.
Section 6.12.    Designation of Subsidiaries. The Borrower will not (nor will it permit any of the Restricted Subsidiaries to) designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary, except that the Borrower may designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would result therefrom; (b) the Leverage Ratio shall be equal to or less than 4.00 to 1.00 on a pro forma basis after giving effect to such designation and the pro forma adjustments described in Section 1.06; (c) no Subsidiary may be designated as an Unrestricted Subsidiary for purposes of this Agreement if it is a “Restricted Subsidiary” for the purpose of any Incremental Equivalent Debt, Refinancing Notes, any Refinancing Junior Loans or any Permitted Refinancing of any of the foregoing, unless such Subsidiary is substantially contemporaneously also designated as an “Unrestricted Subsidiary” under the applicable Indebtedness; (d) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower in such Subsidiary at the date of designation in an amount equal to the fair market value of the Borrower’s and the Restricted Subsidiaries’ Investments therein (as reasonably determined by the Borrower in good faith); and (e) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed a new incurrence at the time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries, in

each case in an amount equal to the fair market value as determined in good faith by the Borrower at the date of such designation of the Borrower’s or its respective Subsidiary’s Investment in such Subsidiary.
Section 6.13.    Transactions with Affiliates. The Borrower will not, nor will they permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments, for any such transaction or series of related transactions, in excess of $5.0 million, except:
(a)    transactions (i) that are at fair and reasonable prices and on fair and reasonable terms and conditions not materially less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (ii) for which the Borrower has delivered to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair from a financial point of view;
(b)    transactions between or among the Borrower and Restricted Subsidiaries not involving any other Affiliate (including any entity that becomes a Restricted Subsidiary as a result of such transaction);
(c)    any Restricted Payment permitted by Section 6.05;
(d)    the payment of reasonable and customary fees and expenses, and the provision of customary indemnification to directors, officers, employees, members of management and consultants of the Borrower and the Subsidiaries;
(e)    sales or issuances of Equity Interests (other than Disqualified Equity Interests) of the Borrower that are otherwise permitted or not restricted by the Loan Documents;
(f)    loans and other transactions by and among the Borrower and/or the Restricted Subsidiaries to the extent permitted under this Article VI;
(g)    employment and severance arrangements (including options to purchase Equity Interests of the Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans) between the Borrower and any Restricted Subsidiary and their directors, officers, employees, members of management and consultants in the ordinary course of business;
(h)    the existence of, and the performance of obligations of the Borrower or any of the Restricted Subsidiaries under the terms of any agreement in existence or contemplated as of the Closing Date and identified on Schedule 6.13, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension, renewal or other modification entered into after the Closing Date will be permitted to the extent that its terms are not more disadvantageous in any material respect, taken as a whole, to the Lenders than the terms of the agreements on the Closing Date;
(i)    any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Borrower or the Restricted Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of the Borrower when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger);
(j)    the entering into of any Tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 6.05;
(k)    any contribution to the capital of the Borrower or any of the Restricted Subsidiaries otherwise permitted by Section 6.07;
(l)    the formation and maintenance of any consolidated group or subgroup for Tax, accounting or cash pooling or management purposes in the Ordinary Course of Business;
(m)    transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated Tax efficiency of the Borrower and the Subsidiaries and not for the purpose of (i) circumventing any covenant set forth in this Agreement or (ii) permitting the release of any Collateral or the guarantee of any Subsidiary Guarantor; and
(n)    any other transaction with an Affiliate that is approved by a majority of disinterested members of the board of directors of the Borrower in good faith.
Article VII
EVENTS OF DEFAULT

Section 7.01.    Events of Default. If any of the following events (such events, “Events of Default”) shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Loan on the date the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan or make any other payment of interest, fees or any other amounts payable under this Agreement or any other Loan Document within five (5) Business Days after the same becomes due and payable; or
(b)    any representation or warranty or certification made or deemed made by any Loan Party in any Loan Document or by such Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect (or if qualified by materiality or Material Adverse Effect, in any respect) when made or deemed made; or
(c)    (i) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 5.03 (with respect to the Borrower only), 5.07(c), 5.08 or Article VI; or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document on its part to be performed or observed if (solely for purposes of this clause (ii)) such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or
(d)    the Borrower or any Restricted Subsidiary shall fail to pay any principal of or premium or interest on any Material Indebtedness (but excluding Indebtedness outstanding hereunder) of the Borrower or any Restricted Subsidiary, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption, or, with respect to any secured Material Indebtedness, resulting from a disposition, condemnation, insured loss or similar event relating to the property securing such Material Indebtedness), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided that any failure, event, condition or Event of Default described under this clause (d) remains unremedied and is not waived by the holders of such Material Indebtedness prior to any acceleration of the outstanding Loans pursuant to this Article VII; provided further that this clause (d) shall not apply to (i) any redemption, repurchase, exchange, conversion or settlement with respect to any Permitted Convertible Notes, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms unless such redemption, repurchase, exchange, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (ii) any early payment requirement or unwinding or termination with respect to any Hedge Agreements or Permitted Call Spread Hedge Agreement, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof where neither the Borrower nor any of its Subsidiaries is the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Call Spread Hedge Agreement; or
(e)    the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally;
(f)    the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or
(g)    one or more final judgments or orders for the payment of money in excess of $100.0 million in the aggregate shall be rendered against the Borrower or any Restricted Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of sixty (60) consecutive days during which any such judgment or order remains unpaid, undischarged, unvacated, unbonded or unstayed; provided, however, that any such judgment or order shall not be an Event of Default under this Section 7.01(g) if and for so long as (i) (x) the amount of such final judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (y) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order or (ii) the amount of such final judgment or order is covered by an enforceable indemnity to the extent that the Borrower or such Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim; or
(h)    a Change in Control shall occur; or
(i)    the Borrower or any of its ERISA Affiliates shall incur liability as a result of the occurrence of any ERISA Events that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or
(j)    any guarantee provided by a Subsidiary Guarantor under any applicable Loan Document or any material provision of this Agreement or any other Loan Document shall for any reason be declared by a court of competent jurisdiction to not be in full force and effect except as expressly permitted hereunder or thereunder, or the Borrower or any Loan Party shall so state in writing, in each case other than in connection with a release of any guarantee in accordance with the terms of this Agreement; or
(k)    any security interest over any material portion of the Collateral shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected security interest in the asset or property intended to be covered thereby, with the priority required by the Security and Guarantee Documents, except (A) to the extent that perfection or priority is not required pursuant to the Guarantee and Collateral Agreement or Section 5.10(f), (B) in connection with a release of such Collateral in accordance with the terms of this Agreement or (C) as a result of the Collateral Agent’s failure to (1) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security and Guarantee Documents or (2) take any other actions required by it under the Loan Documents, including the filing of Uniform Commercial Code continuation statements;
then, and in any such event, the Agent (a) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, (b) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all the Loans, all interest on such Loans and all other amounts payable under this Agreement to be forthwith due and payable, whereupon all such Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any other Loan Party under any Debtor Relief Law, (i) the obligation of each Lender to make Loans and (ii) the Loans, all such interest thereon and all such other amounts so payable shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, and (c) shall be entitled to exercise on behalf of itself, the Lenders and the other Secured Parties all rights and remedies available to it, the Lenders and the other Secured Parties under the Loan Documents, in equity and/or under applicable law.
Section 7.02.    Application of Funds. After the exercise of any remedies provided for in Section 7.01 (or after an actual or deemed entry of an order for relief with respect to the Borrower or any other Loan Party under any Debtor Relief Law), any amounts received on account of the Obligations (including, for the avoidance of doubt, any proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including Collateral consisting of cash) shall be applied by the Agent in the following order:
(a)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 9.04) payable to the Agent in its capacity as such, including any costs and expenses incurred by the Agent in its capacity as such in connection with the collection, sale, foreclosure or realization or otherwise of Collateral in connection with this Agreement or any other Loan Document or any of the Obligations, the repayment of advances made by the Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with exercise of any right or remedy hereunder or under any other Loan Document;
(b)    second, to payment in full of Unfunded Loans;
(c)    third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 9.04) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (c) held by them;
(d)    fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, and obligations of the Loan Parties then arising under Secured Hedging Obligations and Secured Cash Management Obligations;
(e)    fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Agent, the Lenders and the other holders or beneficiaries thereof, ratably based upon the respective aggregate amounts of all such Obligations then owing to all of them; and
(f)    last, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
Article VIII
THE AGENT

Section 8.01.    Authorization and Authority. (a) Each of the Lenders hereby irrevocably appoints, designates and authorizes Citibank, N.A. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Section 8.06, the provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Loan Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    The Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in each such Lender’s capacity as a potential Cash Management Bank and/or Hedge Bank) hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security and Guarantee Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Article VIII and of paragraphs (a), (b) and (c) of Section 9.04 (as though such agent, co-agents, sub-agents and attorneys-in-fact were the Agent under the Loan Documents) as if set forth in full herein with respect thereto. Anything contained in any of the Loan Documents to the contrary notwithstanding, but without limiting the rights of any Lender or any of its Affiliates under Section 9.05, each Loan Party, the Agent and each Lender hereby agree that no Lender, in its capacity as such, shall have any right individually to realize upon any collateral subject to any Security and Guarantee Documents, it being understood and agreed that all powers, rights and remedies hereunder or thereunder may be exercised solely by the Agent, on behalf of the Lenders, in accordance with the terms hereof or thereof, as applicable.
Section 8.02.    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03.    Duties of Agent; Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
(b)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower or a Lender.
(c)    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
Section 8.04.    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Closing Date or the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the occurrence of the Closing Date or the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05.    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of any Facility as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 8.06.    Resignation of Agent.

(a)    The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s prior written consent shall not be required if an Event of Default under Section 7.01(a) or, solely with respect to the Borrower, Section 7.01(f) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Borrower (unless an Event of Default under Section 7.01(a) or under Section 7.01(f) solely with respect to the Borrower has occurred and is continuing)) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)     With effect from the Resignation Effective Date, (i) the resigning Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders hereunder, the resigning Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the resigning Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning Agent (other than any rights to indemnity payments owed to the resigning Agent), and the resigning Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06). The annual administrative fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the resigning Agent’s resignation hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such resigning Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the resigning Agent was acting as Agent.
(c)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (vi) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default under Section 7.01(a) or, solely with respect to the Borrower, Section 7.01(f) has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”) then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
Section 8.07.    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.
Section 8.09.    Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.03 and 9.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its respective agents and counsel, and any other amounts due the Agent under Sections 2.03 and 9.04.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 8.10.    Collateral and Guaranty Matters. Each of the Lenders (including in each such Lender’s capacity as a potential Cash Management Bank or Hedge Bank) (and each other Secured Party by accepting the benefits of the Collateral) irrevocably authorizes the Agent to enter into the Security and Guarantee Documents for the benefit of such Persons and to hold and enforce the Liens on the Collateral on behalf of such Persons. The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security and Guarantee Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security and Guarantee Documents. The Agent shall have no obligation whatsoever to the Lenders, the other Secured Parties or any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Agent pursuant to the applicable Security and Guarantee Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in Section 8.01 or in this Section 8.10 or in any of the Security and Guarantee Documents, it being understood and agreed that in respect of the Collateral or any part thereof, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral or any part thereof and that the Agent shall have no duty or liability whatsoever to the Lenders or the other Secured Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Notwithstanding anything to the contrary herein, the Agent shall:
(a)    release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Loan Document Obligations (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted), (ii) that is sold or distributed or to be sold or distributed as part of or in connection with any transaction permitted hereunder or under any other Loan Document, (iii) if approved, authorized or ratified in writing by the Required Lenders (unless approval by a greater number or percentage of Lenders is expressly provided for in any Loan Document), (iv) if the property subject to such Lien is owned by any Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations hereunder, (v) constituting Equity Interests in or property of any Unrestricted Subsidiary or (vi) as otherwise may be provided herein or in the relevant Security and Guarantee Documents;
(b)    consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by the Borrower with respect to leases entered into by the Borrower or its Restricted Subsidiaries, to the extent requested by the Borrower and not materially adverse to the interests of the Lenders (including, without limitation, with respect to any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.01(b) and (d); and
(c)    release any Subsidiary Guarantor from its obligations under the Security and Guarantee Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in the Collateral, or to release any Subsidiary Guarantor from its obligations under the Security and Guarantee Documents pursuant to this Section 8.10. In each case as specified in this Section 8.10, the Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to effectuate and evidence the release of such item of collateral from the assignment and security interest granted under the Security and Guarantee Documents, any such subordination or the release of such Loan Party from its obligations under the Security and Guarantee Documents, in each case in accordance with the terms of the Loan Documents and this Section 8.10; provided that the Borrower shall have delivered to the Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.
Section 8.11.    Cash Management Banks and Hedge Banks. No Cash Management Bank or Hedge Bank that obtains the benefits of any guarantee or any collateral by virtue of the provisions hereof or of any Security and Guarantee Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any collateral (including the release or impairment of any collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Secured Cash Management Obligations or Secured Hedging Obligations unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as applicable.
Section 8.12.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
            (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
            (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
            (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

            (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
Article IX

MISCELLANEOUS
Section 9.01.    Amendments, Etc. (a) Without limiting Section 8.10 and except as otherwise provided below in this Section 9.01 and in Section 2.08, no amendment or waiver of any provision of any Loan Document or the Notes, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower or the applicable Loan Party, as the case may be, and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
(i)    no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (v) change Section 2.15 or Section 7.02 in a manner that would alter the pro rata sharing of payments or proceeds, as applicable, required thereby, (w) waive any of the conditions specified in Section 3.01, (x) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (y) release all or substantially all of the value of the Collateral or of the guarantees of the Subsidiary Guarantors (in each case except as otherwise permitted by the Loan Documents) or (z) amend this Section 9.01 as it relates to amendments, waivers or consents requiring the consent of all Lenders;
(ii)    no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby (but not, for the avoidance of doubt, the consent of the Required Lenders, except in the case of clause (u) below in connection with Commitment increases that are not expressly permitted hereunder without the approval of the Required Lenders), do any of the following: (u) increase the Commitments of such Lender or non-pro rata reductions in the Commitments of such Lender (it being understood that the waiver of any Default, Event of Default or mandatory prepayment shall not be an increase of a Commitment of any Lender), (v) reduce the principal of, or interest on, the Loans (other than any Default Interest or a waiver thereof) or any fees or other amounts payable to such Lender, (w) postpone any date fixed for any payment of principal of, or interest on, the Loans (other than any Default Interest or a waiver thereof) or any fees or other amounts payable to such Lender hereunder, (x) change Section 9.07 in a manner that would impose additional restrictions on such Lender’s ability to assign or otherwise transfer its rights and obligations hereunder or (y) amend this Section 9.01 as it relates to amendments, waivers or consents requiring the consent of such Lender; and
(iii)    no amendment, waiver or consent shall change the provisions of any Loan Document in a manner that by its terms adversely affects Lenders holding Loans of one Class in respect of the rights to payments or security interest in Collateral, in each case, in a manner different than such amendment, waiver or consent affects the rights of any other Class in respect of rights to payments or security interests in Collateral without, in addition to the Lenders required above to take such action, the prior written consent of Lenders holding a majority of the outstanding Loans and unused Commitments of each Class so adversely affected;
provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document.
(b)    Notwithstanding anything to the contrary contained in this Section 9.01:
(i)    the Borrower, the Agent and each lender agreeing pursuant to the terms thereof to (A) make any Incremental Term Loans in accordance with the provisions of Section 2.21 may enter into an Incremental Assumption Agreement without the consent of any other Person (and in connection therewith, if any such Incremental Term Loans contains terms that are less favorable to the Borrower than the terms of the Loan Documents, the Agent shall be authorized to enter into any amendment or supplement to any Loan Document that conforms (or adds) any such terms in the applicable Loan Document for the benefit of the Lenders) and (B) extend the maturity date applicable to any Term Loans in accordance with the provisions of Section 2.20 may enter into an Extension Amendment without the consent of any other Person; provided that after execution and delivery thereof (and except as expressly provided otherwise therein), such Incremental Assumption Agreement or Extension Amendment, as applicable, may thereafter only be modified in accordance with the requirements of Section 9.01(a);
(ii)    the Security and Guarantee Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended, modified, supplemented and waived by the Agent and the Borrower (and the Borrower or any other Loan Party and the Agent may enter into any new agreement or instrument) without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (i) to comply with local law (including any foreign law or regulatory requirement) or advice of local counsel, (ii) to cure any ambiguity, inconsistency, obvious error or mistake or any error, mistake or omission of a technical or immaterial nature jointly identified by the Agent and the Borrower or (iii) to cause such Security and Guarantee Document or other document to be consistent with this Agreement and the other Loan Documents;
(iii)    if the Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Security and Guarantee Documents), or if the Agent and the Borrower shall have jointly identified any provisions in any Loan Documents (other than the Security and Guarantee Documents) for which an amendment is reasonably necessary or advisable in order to comply with local law (including any foreign law or regulatory requirement) or advice of local counsel, then the Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other Person if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof;
(iv)    any amendment, modification or waiver of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.01 if such Class of Lenders were the only Class of Lenders hereunder at the time;
(v)    the Borrower, the Agent and each Lender agreeing pursuant to the terms thereof to provide any Specified Refinancing Debt in accordance with the provisions of Section 2.19 may enter into a Refinancing Amendment without the consent of any other Person; provided that after execution and delivery thereof (and except as expressly provided otherwise therein), such Refinancing Amendment may thereafter only be modified in accordance with the requirements of Section 9.01(a); and
(vi)    no Lender consent is required to effect any amendment or supplement to any intercreditor agreement referred to in Section 9.20 (A) that is for the purpose of, in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Section 6.01 of this Agreement, (x) adding the holders thereof (or a representative with respect thereto) as parties thereto, as expressly contemplated by the terms of any such intercreditor agreement or other arrangement permitted under this Agreement, as applicable, and/or (y) causing such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents) (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement or other arrangement as, in the good faith determination of the Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (B) that is expressly contemplated by any such intercreditor agreement or other intercreditor agreement permitted under this Agreement; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent.
Section 9.02.    Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to the Borrower or any other Loan Party, to the Borrower at:
Cloudera, Inc.
5470 Great America Parkway
Santa Clara, CA 95054
Attention: Chief Financial Officer

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Tad Freese
Email: tad.freese@lw.com

and

Latham & Watkins LLP
505 Montgomery Street #2000
San Francisco, CA 94111
Attention: Haim Zaltzman
Email: haim.zaltzman@lw.com

(ii)    if to the Administrative Agent or the Collateral Agent, to:
Citibank Delaware
One Penn’s Way
OPS II
New Castle, DE 19720
Attn: Agency Operations
Phone: (302) 894-6010
Fax: (646) 274-5080
Borrower inquiries only: AgencyABTFSupport@citi.com
Borrower notifications: GlAgentOfficeOps@citi.com
(iii)    if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Communications through the Platform, except to the extent of damages caused by the gross negligence, bad faith or willful misconduct of any Agent Party hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Restricted Subsidiary pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic transmission systems pursuant to this Section 9.02, including through the Platform.
Section 9.03.    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 9.04.    Costs and Expenses. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Agent and its Affiliates (including the reasonable and documented fees, disbursements and other charges of outside counsel (limited to one primary counsel and one local counsel in each material jurisdiction, as necessary, for the

Agent and its Affiliates taken as a whole), in connection with the syndication of any Facility, the Transactions, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Agent or any Lender (including the reasonable and documented fees, disbursements and other charges of outside counsel (limited to one primary counsel for all such Persons taken as a whole, and one local counsel for all such Persons taken as a whole in each material jurisdiction, as necessary (and, in the case of an actual or perceived conflict of interest where such Persons affected by such conflict informs you and retains their own counsel, of one additional counsel for all such affected Persons taken as a whole)), in connection with the enforcement or protection of its rights and remedies in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.04.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof), each Arranger, each Lender, and each Related Party of any of the foregoing Persons and their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including shareholder actions), damages, liabilities and reasonable and documented related expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel for such Persons, and one local counsel for such Persons in each material jurisdiction, as necessary (and, in the case of an actual or perceived conflict of interest where the Indemnitees affected by such conflict informs you and retains their own counsel, of one additional counsel for all such affected Indemnitees taken as a whole)), incurred by any Indemnitee or asserted or awarded against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Transactions, (iii) any Loan or the use or proposed use of the proceeds therefrom, (iv) the presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any violation of, or obligation or liability under, any Environmental Law of or related to the Borrower or any Subsidiary, or (v) any actual or prospective claim, litigation, investigation or proceeding or the preparation of a defense in connection therewith relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Subsidiaries or any Affiliate, securityholder or creditor of the foregoing or an Indemnitee, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or a Related Party of such Indemnitee), (x) result from a claim brought by the Borrower against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) result from a proceeding that is not the result of an act or omission by the Borrower, the Subsidiaries or any of their Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against any Arranger, Agent, or any other agent in its capacity or in fulfilling its role as an Arranger or agent hereunder) or (z) arising from settlements effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with Borrower’s written consent, or if there is a judgment in any such proceeding, the Borrower shall indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.04 to be paid by it to the Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate principal amount of the Loans) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(e).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing contained in this paragraph shall limit the indemnity and reimbursement obligations of the Borrower for such damages awarded to third parties to the extent set forth in paragraphs (a) and (b) above. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Platform) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent of damages caused by the gross negligence, bad faith or willful misconduct of any Indemnitee hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section 9.04 shall be payable not later than 30 days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date, all amounts due under paragraph (a) above shall be paid on the Closing Date solely to the extent invoiced to the Borrower within two (2) Business Days of the Closing Date.
(f)    Breakage. If any payment of principal of, or Conversion of, any Eurocurrency Rate Loan is made by the Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Loan, as a result of a prepayment or payment or Conversion pursuant to Section 2.07, 2.10 or 2.12, acceleration of the maturity pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 2.18 or (ii) as a result of a prepayment or payment or Conversion pursuant to Section 2.07, 2.10 or 2.12, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.
(g)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
Section 9.05.    Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Loans owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Section 9.06.    Binding Effect. This Agreement shall become effective on and as of the Closing Date and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, each Lender and each Indemnitee and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).
Section 9.07.    Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 9.07, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 9.07 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section 9.07 (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 9.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (in each case with respect to any Facility) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section 9.07 in the aggregate or, in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (b)(i)(A) of this Section 9.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1.0 million unless each of the Agent and the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 9.07 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under clause (a) or (f) of Section 7.01 has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that if consent of the Borrower is required, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received written notice thereof; and
(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments unless such assignment is an assignment of Term Loans to a Person who is a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that in the case of contemporaneous assignments by any Lender to one or more Related Funds, only a single processing and recordation fee shall be payable for such assignments. The assignee, if it is not a

Lender, shall deliver to the Agent any tax forms required by Section 2.14(f) and an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any Affiliate of the Borrower (other than to the Borrower pursuant to clause (vi) below), (B) any Defaulting Lender, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural Person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.
(vi)    Assignments to the Borrower. Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans to the Borrower; provided that:
(A)    (x) such assignment is made pursuant to a “Dutch auction” open to all Lenders holding Term Loans on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Agent or (y) such assignment is made as an open market purchase on a non-pro rata basis;
(B)    no Event of Default has occurred and is continuing or would result therefrom; and
(C)    any Term Loans assigned to the Borrower in accordance with this Section 9.07(b)(vi) shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to clause (c) of this Section 9.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 9.04 and remain liable under Section 9.04(e) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 9.07.
(c)    Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may, at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or the Borrower or any of the Borrower’s Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the first proviso to Section 9.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 9.04(f) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood and agreed that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.07; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under clause (b) of this Section 9.07; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.08.    Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that such Person shall, to the extent permitted by law, use its commercially reasonable efforts to promptly inform the Borrower of such disclosure and to ensure that such Information is accorded confidential treatment; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, in each case who agree to comply with the provisions of this Section 9.08 (or provisions substantially similar to this Section 9.08); (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the Subsidiaries or any Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; (i) in syndication or other marketing materials relating to any Facility, (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.08 or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (k) to market data collectors and similar service providers to the lending industry (provided that such information is limited to the existence of the Facilities and the terms of the Facilities customarily provided to such persons).
For purposes of this Section 9.08, “Information” means all information received from the Borrower or any of the Restricted Subsidiaries relating to the Borrower or any of the Restricted

Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of the Restricted Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 9.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.09.    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
Section 9.10.    Execution in Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax or email shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “execute”, “signed,” “signature” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent (and, for the avoidance of doubt, electronic signatures utilizing the DocuSign platform shall be deemed approved), or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.11.    Jurisdiction, Etc. (a) Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof over all claims arising out of this Agreement or any other Loan Document or the transactions relating hereto or thereto, and agrees that all such claims in respect of any such action, litigation or proceeding shall (except as permitted below) be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any enforcement action or proceeding relating to this Agreement or any other Loan Document (including any such action or proceeding in connection with the exercise of remedies with respect to the Collateral) against the Borrower, any other Loan Party or their respective properties in the courts of any jurisdiction.
(b)    Waiver of Venue. Each party thereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (a) of this Section 9.11. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
Section 9.12.    Certain Notices. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation.
Section 9.13.    Other Relationships; No Fiduciary Duty. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Agent and each Lender to enter into or maintain business relationships with the Borrower or any Affiliate thereof beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its subsidiaries and its Affiliates, on the one hand, and the Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any advisory, equitable or fiduciary duties on the part of the Agent, any Lender or any of their respective Affiliates, and no such duties will be deemed to have arisen in connection with any such transactions or communications. The Borrower also hereby agrees that none of the Agent, any Lender or any of their respective Affiliates has advised and is advising the Borrower or any of its subsidiaries or Affiliates as to any legal, accounting, regulatory or tax matters, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.
Section 9.14.    Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications in this Section 9.14.
Section 9.15.    Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a)

characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Document Obligations hereunder.
Section 9.16.    Material Non-Public Information.
(a)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.08 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 9.17.    Authorization To Distribute Certain Materials to Public-Siders.
(a)    The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Borrower’s securities while in possession of the Loan Documents.
(b)    The Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the United States federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time material non-public information within the meaning of the United States federal and state securities laws after the date hereof, the Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.
Section 9.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto or to any other Loan Document, each party hereto acknowledges that any liability of any Affected Financial Institution (as defined below) arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write Down and Conversion Powers (as defined below) of the applicable Resolution Authority (as defined below) and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action (as defined below) on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
The following terms shall for purposes of this Section 9.18 have the meanings set forth below:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means, as to any Affected Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of such Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 9.19.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.20.    Intercreditor Agreements. Each of the Lenders and the other Secured Parties (a) authorizes and instructs the Agent to enter into intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Section 6.01 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)) as collateral agent and on behalf of such Person, and by its acceptance of the benefits of the Security and Guarantee Documents, hereby acknowledges that any such intercreditor agreement is or will be, as applicable, binding upon it and (b) agrees that it will be bound by and will take no actions contrary to the provisions of such intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Section 6.01 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 9.21.    Acknowledgment Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CLOUDERA, INC., as Borrower
By:	/s/ Jim Frankola
Name: Jim Frankola
Title: Chief Financial Officer

[Signature Page to Cloudera Credit Agreement]

CITIBANK, N.A., as Administrative Agent, Collateral Agent and Lender
By:	/s/Michael V. Moore
Name: Michael V. Moore
Title: Director & Vice President

[Signature Page to Cloudera Credit Agreement]
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